As filed with the Securities and Exchange Commission on September 25, 1996
                                                 Registration No. 333-_________
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        MIAMI COMPUTER SUPPLY CORPORATION
    (Exact name of registrant as specified in its articles of incorporation)

           Ohio                                        5110                                         31-1001529
(State or other jurisdiction of                  (Primary Standard                                (I.R.S. Employer
 incorporation or organization)          Industrial Classification Code Number)                  Identification No.)


                             3884 Indian Ripple Road
                               Dayton, Ohio 45440
                                 (937) 429-5211
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Albert L. Schwarz
                                    President
                        Miami Computer Supply Corporation
                             3884 Indian Ripple Road
                               Dayton, Ohio 45440
                                 (937) 429-5211
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

 Timothy B. Matz, Esq.                        George O'Sullivan, Esq.
 Jeffrey A. Koeppel, Esq.                     O'Sullivan, Graev & Karabell, LLP
 Elias, Matz, Tiernan & Herrick L.L.P.        30 Rockefeller Plaza
 734 15th Street, N.W., 12th Floor            New York, New York  10112
 Washington, D.C.  20005


     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================================================================
                                                                                               Proposed
                                                                             Proposed          Maximum
                                                          Amount              Maximum         Aggregate          Amount of
              Title of each Class of                       to be          Offering Price       Offering        Registration
            Securities to be Registered                 Registered         Per Share(1)        Price(1)             Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share                 1,150,000 shares          $9.00         $10,350,000          $3,569.00
================================================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
 ===========================================================================

                        MIAMI COMPUTER SUPPLY CORPORATION

Cross Reference Sheet Showing Location in the Prospectus of Information Required by Items of Form S-1


                Registration Statement Item and Caption                                Prospectus Headings
- --------------------------------------------------------------------      -----------------------------------------

1.    Forepart of the Registration Statement and Outside Front            Outside Front Cover Page; Cross
      Cover Page of Prospectus                                            Reference Sheet

2.    Inside Front and Outside Back Cover Page of the                     Inside Front and Outside Back Cover
      Prospectus                                                          Pages of the Prospectus

3.    Summary Information, Risk Factors and Ratio of Earnings             Prospectus Summary; Risk Factors
      to Fixed Charges

4.    Use of Proceeds                                                     Use of Proceeds

5.    Determination of Offering Price                                     Underwriting

6.    Dilution                                                            Dilution

7.    Selling Security Holders                                            Not applicable

8.    Plan of Distribution                                                Outside Front Cover Page of the
                                                                          Prospectus; Underwriting

9.    Description of Securities to be Registered                          Description of Capital Stock

10.   Interests of Named Experts and Counsel                              Legal Matters

11.   Information with Respect to the Registrant                          Outside Front Cover Page; Summary;
                                                                          Risk Factors; Dividend Policy;
                                                                          Capitalization; Selected Consolidated
                                                                          Financial and Operating Data;
                                                                          Management's Discussion and
                                                                          Analysis of Financial Condition and
                                                                          Results of Operations; Business;
                                                                          Management; Certain Transactions;
                                                                          Principal Stockholders; Description of
                                                                          Capital Stock; Restrictions on
                                                                          Acquisition of the Company;
                                                                          Consolidated Financial Statements

12.   Disclosure of Commission Position on                                Certain Transactions
      Indemnification for Securities Act Liabilities

PROSPECTUS
                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1996

                                1,000,000 Shares

                        Miami Computer Supply Corporation

                                  Common Stock


      All of the shares of Common Stock, without par value (the "Common Stock"), offered hereby are being offered by Miami Computer Supply Corporation (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has submitted an application for the Common Stock to be quoted and traded on the Nasdaq National Market under the symbol "MCSC."

      This Offering involves a high degree of risk. See "Risk Factors" beginning on page 10.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------------------------------
                                           Price                                                         Proceeds
                                             to                        Underwriting                         to
                                           Public                      Discounts(1)                     Company(2)
- -----------------------------------------------------------------------------------------------------------------------------
Per Share....................                $                               $                              $
Total(3).....................                $                               $                              $
- -----------------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."

(2)   Before deducting estimated expenses of $360,000.00 payable by the Company.

(3) The Company has granted the Underwriter a 30-day over-allotment option to purchase up to 150,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriter, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $____, $____ and $____, respectively. See "Underwriting."

                              ---------------------

      The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to withdraw, modify, correct and reject orders in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia or in book entry form through the book entry facilities of the Depository Trust Company on or about ________, 1996.



                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

              The date of this Prospectus is _______________, 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                     [IN THE PRINTED VERSION THERE APPEARS A
                              PHOTO OF A NUMBER OF
                             THE DIFFERENT PRODUCTS
                              SOLD BY THE COMPANY]








IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

      [The Company claims a service mark in, and [has filed] an application for, federal registration of the name "Miami Computer Supply International(SM)" and the symbol "MCSI(SM)" on __________, 1996. The service mark application is currently pending at the U.S. Patent and Trademark Office.] All other trademarks or registered trademarks or service marks appearing in this Prospectus are trademarks or registered trademarks or service marks of the respective companies that utilize them.

                              ---------------------

      The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent accountants, together with an opinion thereon expressed by such accountants, and quarterly reports containing unaudited interim consolidated financial statements for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated herein, the information in this Prospectus: (i) has been adjusted to reflect the recapitalization (the "Recapitalization") of the Company's common equity from no par voting and no par non-voting common stock to a single class of Common Stock; (ii) has been adjusted to reflect the increase in the number of shares of authorized capital stock, from 12,000 shares of voting and non-voting common stock to 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, without par value (the "Preferred Stock");
(iii) has been adjusted to reflect a 200-for-1 stock split (the "Stock Split");
(iv) assumes an initial public offering price of $8.00 per share, the mid-point of the range set forth on the cover page of this Prospectus; and (v) assumes no exercise of the Underwriter's overallotment option. The Recapitalization and the Stock Split were effected on September 25, 1996. See "Description of Capital Stock." Unless the context otherwise requires, references to Miami Computer Supply Corporation include its wholly owned subsidiaries.

                                   The Company

      Miami Computer Supply Corporation (the "Company") is a distributor of computer and office automation supplies and accessories, including a line of computer projection presentation products, principally in the midwest and northeast regions of the United States and in certain foreign countries. The Company distributes over 1,800 different core products primarily to middle market and smaller companies and to governmental, educational and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. The Company's net sales increased from $19.6 million in fiscal year 1991 to $43.3 million in fiscal year 1995, a compound annual growth rate of 22%, while operating income has increased from $.5 million to $1.6 million over the same period, a compound annual growth rate of 34%.

      The Company's growth in sales is due primarily to the acquisition of four computer and office automation supply companies over the past five years as well as the high level of customer satisfaction which the Company attributes to the following factors: personal service using a highly knowledgeable and motivated sales force; fulfillment of customer orders on an overnight basis; use of the most economic and expeditious shipping routes; and automated procedures for inventory control, order picking and billing which are supported by the Company's proprietary computer software applications. The Company plans to continue to focus on achieving a high level of customer satisfaction and intends to emphasize the acquisition of other end-user computer and office automation supply companies to increase its sales growth and expand its presence in other markets.

      The Company believes that it has a lower selling and administrative expense structure due to its ability to sell without the use of retail locations and its ability to limit its product line solely to computer and office automation supplies and projection presentation products. The Company believes that its lower selling and expense structure afford it a competitive advantage over traditional contract stationers and large office suppliers. Management believes that the Company is the largest independent end-user computer and office automation supply distributor in the country.

      The Company sells primarily nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard Company ("Hewlett-Packard"), Lexmark International, Inc. ("Lexmark") and Imation Corp. ("Imation") (formerly a division of 3M Corporation) for computer supplies, and by Proxima Corporation ("Proxima"), Epson America, Inc. ("Epson") and LightWare, Inc. ("LightWare") for projection presentation products. The Company's products include consumable supplies such as laser toner, copier toner, facsimile machine supplies, ink jet cartridges, printer ribbons, diskettes, computer tape cartridges and accessories, including cleaning kits and media storage files, as well as computer projection presentation hardware which permits the large-scale, high resolution projection of computer generated slides for presentation at meetings, seminars, lectures, training rooms and other similar multiple person gatherings. The Company's products are used in, or in conjunction with, a broad range of computer and office automation products such as mainframes, intranets, mini, personal, laptop and notebook computers, laser and ink jet printers, photocopiers, fax machines and data storage products.

      The Company operates one centralized distribution center in Dayton, Ohio and three smaller regional distribution centers in Rochester, New York, Louisville, Kentucky and Ann Arbor, Michigan. Each of the Company's other 15 sales offices also maintain a limited inventory of frequently ordered products in order to facilitate same day delivery.

      The Company estimates that the U.S. computer and office automation supply market totaled approximately $25.1 billion (at retail) in 1995 and that the U.S. market for projection presentation products totaled approximately $3.0 billion in 1995. Industry sources indicate that the U.S. computer supply market will grow at a compound annual rate of approximately 6.8% over the next three years. The Company believes that the current size of the industry and its potential for future growth can be attributed, in part, to the increasing automation of the workplace and the corresponding increase in the demand for computer and office automation supplies. In addition, newer laser and ink jet printing technologies, particularly color printers, require significantly more consumable supplies than older, impact printing technologies.

      Unlike the computer hardware or office equipment industry, the Company believes that the computer and office automation supplies industry is not generally subject to the risk of rapid technological advances and subsequent product obsolescence. The demand for consumable goods is not dependent on the level or type of computer hardware or office equipment sales in any particular year, but rather reflects the amount and type of equipment already in use. As a result, the consumable needs for any particular computer or item of office equipment will often continue for an extended period of time, even after the manufacture of such computer or office equipment is discontinued. Moreover, computer hardware is relatively homogeneous, except for different power sources; computer printers sold in the U.S. are substantially similar to, and use the same supplies as, printers sold elsewhere in the world. Thus, the Company's products typically may be sold transnationally without modification.

      The Company's business strategy is to increase sales and earnings growth by:

      o Acquiring other computer supply companies in the U.S. and internationally. With more than 15 years of experience serving the large and expanding niche computer and office automation supply market, the Company has garnered specific knowledge regarding the customer base, its competitors and its suppliers. Accordingly, the Company believes that the domestic and certain foreign computer supply markets are highly fragmented and consist primarily of relatively smaller companies which typically sell within limited geographical areas. The Company has acquired four smaller regional computer and office automation supply companies including Diversified Data Products, Inc. ("DDP"), since 1991, which companies accounted for $7.8 million of the Company's $43.3 million in revenues for the year ended December 31, 1995 and for $4.9 million of the Company's $26.2 million in revenues for the six months ended June 30, 1996. The Company believes that there is a significant consolidation opportunity within the industry and, thus, intends to aggressively pursue acquisitions of other end-user computer and office automation supply companies in the future. The Company has identified potential acquisition candidates and has had preliminary discussions with several of such candidates. There are, however, as of the date of this Prospectus, no understandings, agreements or arrangements between the Company and any other entity with respect to such an acquisition.

      Although other larger, better financed companies are currently engaged in a rapid consolidation of the office supply industry, and to a lesser extent, computer supply distributors, the Company believes that it can effectively compete for acquisitions due to its niche market strategy, its knowledge of, and existing relationships with, many of the potential acquisition targets and its ability to offer such targets growth potential and a management philosophy which is clearly different from the large contract stationer consolidators. The Company believes that it is currently the only company focusing strictly on acquiring computer and office automation supply distribution companies. In addition, the Company believes that it will be able to integrate acquired companies into its business by, among other things, retaining existing senior management whenever possible while expanding the Company's revenue base and centralizing administrative functions, purchasing and information systems to achieve economies of scale. See "Risk Factors - Integration of Acquisitions," "Risk Factors - Ability to Manage Growth" and "Business - Business Strategy - Acquisition Strategy."

      o Increasing revenues by initiating relationships with new customers, increasing international sales, emphasizing sales of additional products to existing customers and selling higher margin, state-of-the-art liquid crystal display ("LCD") projection presentation products.

      o Improving operating efficiencies with its in-house computer programming staff through the use of its advanced computerized inventory system, electronic data interchange ("EDI") and continued management information system ("MIS") enhancements to its order processing and financial management systems.

      o Adding value to its customer relationships by providing personal customer contact with its direct sales force and customer service representatives, special priority and customized service to its very important customers, precise picking and packaging of customer orders, prompt next-day delivery with reputable couriers at the most economical price, EDI, order tracking and free technical advice from its highly trained and knowledgeable sales force and customer service representatives.

      o Strengthening its relationships with manufacturers by increasing sales and related product offerings which, to date, has resulted, and is expected to result, in larger discounts and rebates and more cooperative advertising support.

      The stockholders of the Company sold 70.0% of the issued and outstanding common stock of the Company to an investor group, which includes three directors and one officer of the Company, a general partnership composed of certain members of the Company's special counsel and an affiliate of the Underwriter, on May 30, 1996. See "Business - Overview."

      The Company's principal executive offices are currently located at 3884 Indian Ripple Road, Dayton, Ohio 45440, and its telephone number is (937) 429-5211. The Company anticipates that it will complete the relocation of its principal executive offices in the fourth quarter of 1996 to 4750 Hempstead Station, Dayton, Ohio, 45429 and its new telephone number will be (937) 291-8282.

                                  The Offering

Common Stock offered................................... 1,000,000 shares
Common Stock to be outstanding after the
  Offering(1)(2)....................................... 3,388,000 shares
Use of proceeds........................................ To repay indebtedness, for working capital and general corporate purposes and to
                                                        finance the expansion of the Company's
                                                        business, including acquisitions.
Nasdaq National Market symbol.......................... "MCSC"


- ------------------------------

(1) Excludes 150,000 shares of Common Stock that may be issued pursuant to the Underwriter's over-allotment option. See "Underwriting."

(2) Based on shares outstanding as of June 30, 1996. Excludes 350,000 shares of Common Stock reserved for future issuance under the Company's stock option plans. See "Management - Executive Compensation - Employee Benefit Plans - Stock Plans."

                      Summary Financial And Operating Data

      The summary historical consolidated financial and operating data set forth below for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 have been derived from consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants whose report is included elsewhere in this Prospectus. The summary historical consolidated financial and operating data set forth for the years ended December 31, 1991 and 1992 and the six months ended June 30, 1995 have been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be obtained for the full fiscal year. The summary historical consolidated and unaudited pro forma financial data set forth below should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and accompanying notes thereto included elsewhere in this Prospectus.


                                                                  Year Ended December 31,
                                                                                                           Pro Forma
                                     1991           1992         1993        1994             1995           1995(1)
                                     ----           ----         ----        ----             ----          --------

                                                                      (Dollars in thousands, except per share data)

Statement of Operations Data:
  Net sales......................    $19,567       $23,982      $29,045      $35,690         $43,321          $56,678
  Cost of sales..................     15,401        19,128       23,308       28,250          34,642           46,781
                                      ------        ------       ------       ------          ------           ------
  Gross profit...................      4,166         4,854        5,737        7,440           8,679            9,897
  Selling, general and
    administrative expenses......      3,683         4,231        5,221        6,219           7,125            8,141
  Non-cash compensation expense..         --            --           --           --              --              280
                                      ------        ------        -----       ------          ------           ------
  Operating income...............        483           623          516        1,221           1,554            1,476
  Interest expense...............        138           101          141          204             274               --
  Other income...................         11             6           12           11              22               27
                                      ------        ------        -----       ------          ------           ------
  Income before income taxes.....        356           528          387        1,028           1,302            1,503
  Provision for income taxes.....        145           243          165          418             509              594
                                      ------        ------       ------       ------          ------           ------
  Net income.....................    $   211       $   285      $   222      $   610         $   793          $   909
                                      ======        ======       ======       ======          ======           ======
  Earnings per share
   of common stock...............    $  0.09       $  0.12      $  0.09      $  0.26         $  0.33
  Weighted average
   number of common stock
   outstanding...................  2,400,000     2,400,000    2,356,000    2,320,000       2,388,000
  Pro forma earnings per share
   of common stock(4)............                                                                             $  0.27

  Pro forma weighted average
    number of shares of common
    stock outstanding(4).........                                                                           3,388,000


Operating Data:
  Sales per employee(5)..........     $264.4        $307.5       $299.4       $336.7          $401.1           $480.3
  Selling, general and
    administrative expenses as a
    percentage of net sales......       18.8%         17.6%        18.0%        17.4%           16.4%            14.4%




                                                      Six Months
                                                     Ended June 30,
                                                                        Pro Forma
                                         1995           1996(2)           1996(3)
                                        ------         ---------         --------


Statement of Operations Data:
  Net sales......................        $21,377          $26,247          $31,465
  Cost of sales..................         16,941           21,162           25,978
                                          ------           ------           ------
  Gross profit...................          4,436            5,085            5,487
  Selling, general and
    administrative expenses......          3,655            4,033            4,368
  Non-cash compensation expense..             --               --               --
                                          ------           ------           ------
  Operating income...............            781            1,052            1,119
  Interest expense...............            142              142               --
  Other income...................              5               11               11
                                          ------           ------           ------
  Income before income taxes.....            644              921            1,130
  Provision for income taxes.....            270              382              473
                                          ------           ------           ------
  Net income.....................        $   374          $   539          $   657
                                          ======           ======           ======
  Earnings per share
   of common stock...............        $  0.16          $  0.23
  Weighted average
   number of common shares
   outstanding...................      2,388,000        2,388,000
  Pro forma earnings per share
   of common stock(4)............                                           $ 0.19

  Pro forma weighted average
    number of shares of common
    stock outstanding(4).........                                        3,388,000


Operating Data:
  Sales per employee(5)..........         $197.9           $222.4           $266.7
  Selling, general and
    administrative expenses as a
    percentage of net sales......           17.1%            15.4%            13.9%





                                           (Table continued on following page)

(Table continued from prior page)





                                                                                       December 31,

                                                              1991            1992           1993            1994           1995
                                                              ----            ----           ----            ----           ----

                                                                         (Dollars in thousands, except per share data)

Balance Sheet Data (at end of period):
  Working capital ..................................      $  404,712      $  660,085      $  621,053      $  943,945      $1,510,277
  Total assets .....................................       4,311,247       5,051,644       6,100,416       8,782,314       9,544,136
  Long-term debt ...................................            --           124,076          72,413           5,890             477
  Total debt .......................................       1,761,081       1,828,182       2,830,946       3,005,136       3,537,357
  Stockholders' equity .............................         737,545       1,022,545       1,174,180       1,838,915       2,631,788



                                                            June 30, 1996

                                                                           As
                                                       Actual(2)       Adjusted(6)
                                                       ---------       -----------


Balance Sheet Data (at end of period):
  Working capital...........................           $1,904,277        $ 8,904,277
  Total assets..............................           13,020,886         13,277,701
  Long-term debt............................                   --                 --
  Total debt................................            5,309,252                 --
  Stockholders' equity......................            3,170,421         10,170,421



- ---------------------

(1)   Gives pro forma effect to (i) the acquisition of DDP by the Company, and
      (ii) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such events had occurred on January 1, 1995. The pro forma data do not purport to represent what the Company's results of operations actually would have been if the foregoing transactions had actually occurred as of such date or what such results will be for any future periods. See "Unaudited Pro Forma Financial Data."

(2)   Gives effect to the acquisition of DDP by the Company on May 30, 1996.

(3)   Gives pro forma effect to (i) the acquisition of DDP by the Company, and
      (ii) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred on January 1, 1995. See "Unaudited Pro Forma Financial Data."

(4) Gives pro forma effect to the sale by the Company of 1,000,000 shares of Common Stock pursuant to the Offering as if such transaction had occurred at the beginning of the fiscal period.

(5)   Sales per employee are based on 74, 78, 97, 106, 108, 118, 108, 118 and
      118 employees for the years ending 1991, 1992, 1993, 1994, 1995, pro forma 1995, for the six months ended June 30, 1995 and 1996, and for the pro forma six months ended June 30, 1996, respectively.

(6) Gives pro forma effect to the sale by the Company of 1,000,000 shares of Common Stock pursuant to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred on such date. See "Unaudited Pro Forma Financial Data."

                                  RISK FACTORS

      In addition to other information in this Prospectus, the following factors should be considered carefully by prospective investors before purchasing any of the Common Stock offered by this Prospectus.

      Financing for Acquisitions; Additional Dilution

      If acquisitions are funded by the issuance of additional Common Stock, such issuance will be without stockholder approval and will dilute current stockholders and stockholders who purchase shares of Common Stock in this Offering. Stockholders have no preemptive rights and, therefore, no stockholder has the right to acquire additional Common Stock in such a circumstance in order to prevent such dilution. The Company presently intends to register an additional 6,000,000 shares of its Common Stock with the Securities and Exchange Commission (the "Commission") under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), as soon as possible after the completion of this Offering for use by the Company as all or a portion of the consideration to be paid in future acquisitions. These shares will generally be freely tradeable after their issuance, unless the sale thereof is contractually restricted. There can be no assurance that holders of the Common Stock will not be significantly diluted by future issuances of Common Stock as a result of the Company's acquisition strategy. Moreover, the issuance of additional shares of Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Common Stock.

      Financing for Acquisitions; Leverage

      If acquisitions are consummated for cash, it is likely that the Company will borrow the necessary funds and, accordingly, the Company may become highly leveraged as a result thereof. If it becomes highly leveraged, the Company may be more vulnerable to extended economic downturns and its flexibility in responding to changing economic and industry conditions may be limited. The degree to which the Company is leveraged could have important consequences to purchasers of the Common Stock, including the impairment of the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes. The Company's ability to make principal and interest payments on its current and future indebtedness and to repay its current and future indebtedness at maturity will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are beyond the Company's control, and may be dependent on the availability of borrowings under the Credit Facility (defined below) or other financings. A substantial portion of the Company's current borrowing capacity under the Credit Facility could be consumed by increased working capital needs, including future acquisitions.

      Possible Need for Additional Financing to Implement Acquisition Strategy

      A substantial portion of the net proceeds of the Offering will be used by the Company to repay its indebtedness under the Credit Facility, leaving approximately $1.7 million for working capital to finance inventory and receivables and for general corporate purposes. See "Use of Proceeds." No portion of this amount has been set aside for the specific purpose of funding future acquisitions and, therefore, the Company may require additional funds to implement its acquisition strategy. While the Company's Credit Facility may be utilized to finance acquisitions, the amount which may be drawn upon by the Company may be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Credit Facility." Accordingly, the Company may require additional debt or equity financing for future acquisitions. There can be no assurance that the Company will be able to obtain additional debt or equity financing on terms favorable to the Company, or at all, or if obtained, there can be no assurance that such debt or equity financing will be sufficient for the financing needs of the Company.

      Restrictions Imposed by Debt Arrangements

      The Company's outstanding indebtedness consists primarily of borrowings under the $15.0 million secured revolving credit facility (the "Credit Facility") provided by National City Bank of Dayton (the "Bank"). The Credit Facility contains restrictive covenants which may have an adverse effect on the Company's operations in the future. These covenants include, among other restrictions: (i) the maintenance of certain financial ratios; (ii) prior notice to the Bank with respect to (a) the purchase or sale of assets; (b) any merger, sale or consolidation activity; (c) the creation or acquisition of any subsidiary or the investment in any equity securities; (d) the entering into any partnership or joint venture; or (e) the issuance of any equity securities; and
(iii) certain limitations on the incurrence of other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Credit Facility." These provisions may constrain the Company's acquisition strategy, may delay, deter, or prevent a takeover attempt that a shareholder might consider in its best interests and may have an adverse effect on the market price of the Company's Common Stock. In addition, the Credit Facility restricts the payment of dividends to no more than 50.0% of the net income of the Company in the year that the dividend is to be paid. See "Dividend Policy."

      Failure to Implement Acquisition Strategy

      Competition for desirable new acquisitions in attractive major metropolitan markets is expected to increase. No assurance can be given that the Company will be able to find attractive acquisition candidates or that such acquisitions can be effected at reasonable prices or in a timely manner, or that once acquired, the Company will be able to profitably manage such companies. The failure to complete acquisitions and continue the Company's expansion could have a material adverse effect on its financial performance.

      Risks Relating to International Acquisitions

      Expansion into international markets may involve additional risks relating to such things as currency exchange rates, new and different legal and regulatory requirements, political and economic risks relating to the stability of foreign governments and their trading relationship with the United States, difficulties in staffing and managing foreign operations, differences in financial reporting, differences in the manner in which different cultures do business, operating difficulties and other factors.

      Integration of Acquisitions

      The Company has acquired four computer and office automation supply businesses in the past five years and intends to actively pursue additional acquisitions. No assurance can be given that the Company will be able to successfully integrate its future acquisitions with the Company's existing systems and operations. The integration of acquired businesses may also lead to the resignation of key employees of the acquired companies and diversion of management attention from other ongoing business concerns. The costs of integration could have an adverse effect on short-term operating results. Any or all of these factors could have a material adverse effect on the Company's operations in the future.

      Ability to Manage Growth

      The Company expects to experience rapid growth that will likely result in new and increased responsibilities for management personnel and which will challenge the Company's management, operating and financial systems and resources. To compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and internal controls on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train motivate or manage employees could have a material adverse effect on the Company's operating results and financial condition. See "Business."

      Dependence on Key Personnel

      The Company relies on certain key executives, including its President and other senior management, with whom it has entered into employment agreements containing non-competition provisions. The agreements with the President and Chief Financial Officer entitles such individuals to receive a cash bonus based on the Company's annual income before taxes, limited, however, beginning in 1997, to no more than 100.0% of their respective base salaries, assuming that pre-tax profit goals are met. The loss of services of one or more of the Company's key executives could disrupt and have a material adverse effect on the operations of the Company. As the Company continues to grow, it will continue to hire, appoint or otherwise retain and/or change senior managers and other key executives. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future. In addition, the success of certain of the Company's acquisitions may depend, in part, on the Company's ability to retain management personnel of the acquired companies. The loss of services of senior executive officers could have a material adverse effect upon the Company's business.

      Exchange Rate Fluctuations

      Although the Company's operations are not currently subject to material operational risks associated with fluctuations in exchange rates, because the Company intends to expand the size and scope of its international operations, its exposure to fluctuations in exchange rates will be increased. Accordingly, no assurance can be given that the Company's results of operations will not be adversely affected in the future by fluctuations in foreign currency exchange rates.

      Dependence on Certain Key Suppliers

      Although the Company regularly carries products and accessories manufactured by approximately 500 original equipment manufacturers, 59.6% of the Company's net sales in fiscal year 1995 were derived from products supplied by the Company's ten largest suppliers, with the sale of products supplied by Hewlett-Packard, Lexmark and Imation accounting for approximately 19.3%, 11.1% and 7.3% of total net sales, respectively, for the year ended December 31, 1995. In addition, the Company's business is dependent upon terms provided by its key suppliers, including pricing and related provisions, product availability and dealer authorizations. While the Company considers its relationships with its key suppliers, including Hewlett-Packard, Lexmark and Imation to be good, there can be no assurance that these relationships will not be terminated or that such relationships will continue as presently in effect. In addition, changes by one or more of such key suppliers of their policies regarding distributors or volume discount schedules or other marketing programs applicable to the Company may have a material adverse effect on the Company's business. Certain distribution agreements require the Company to make minimum annual purchases. Under its distribution agreements with Hewlett-Packard, Lexmark and Imation, the Company is required to make minimum annual purchases of $5.0 million, $250,000 and $50,000, respectively. See "Business - Suppliers."

      Highly Competitive Industry

      The computer and office automation product supply industry is highly competitive. The Company competes with major full-service office products distributors, other national and regional computer supply distributors, office products superstores, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of the Company's competitors, such as office products superstores and major full-service office products distributors, are larger and have substantially greater financial and other resources and purchasing power than the Company. The Company believes that the computer supply industry will become more consolidated in the future and consequently more competitive. Increasing competition will result in greater price discounting which will continue to have a negative impact on the industry's gross margins. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Competition."

      Control of Existing Management and Certain Stockholders

      Upon completion of the Offering, management of the Company will own 672,520 shares of Common Stock representing approximately 19.9% of the outstanding shares of Common Stock and Pittsburgh Investment Group LLC ("LLC") will own 1,613,480 shares of Common Stock representing approximately 47.6% of the outstanding shares of Common Stock. Consequently, management or LLC, acting together or independently, will be in a position to exert significant influence over all matters relating to the Company's business, including decisions regarding the election of the Company's Board of Directors, the acquisition or disposition of assets (in the ordinary course of the Company's business or otherwise), future issuances of Common Stock or other securities of the Company, and the declaration and payment of dividends on the Common Stock. Management or LLC, acting together or independently, also may be able to delay, make more difficult or prevent any business combination involving the Company not approved by them. See "Principal Stockholders" and "Restrictions on Acquisition of the Company."

      Dependence on Computer Systems

      The Company's operations are generally dependent on its proprietary software applications. Modifications to the Company's computer systems and applications software will be necessary as the Company executes its expansion plans and responds to customer needs, technological developments, electronic commerce requirements and other factors. Such modifications may cause disruptions in the operations of the Company, delay the schedule for implementing the integration of newly acquired companies, or cost more to design, implement or operate than currently budgeted. Such disruptions, delays or costs could have a material adverse effect on the Company's operations and financial performance.

      The Company does not currently have redundant computer systems or redundant dedicated communication lines linking its computers to its warehouses, although all data is stored on two separate hard drives on a continual basis. The Company has taken precautions to protect itself from events that could interrupt its operations, including back-up power supplies that allow the Company's computer system to function in the event of a power outage, off-site storage of back-up data, fire protection, physical security systems and an early warning detection and fire extinguishing system. The occurrence of any of these events could have a material adverse effect on the Company's operations and financial performance. See "Business - Management Information Systems."

      Potential Volatility of Stock Price

      Stock prices of many growth companies fluctuate widely, often for reasons that are unrelated to their actual operating performance. Announcement of new acquisitions by the Company or its competitors, variations in quarterly operating results, litigation involving the Company, general conditions affecting all participants in the computer supply industry, regulatory developments, and economic or other external factors, may have a significant impact on the market price and liquidity of the Common Stock. See
"Underwriting."

      Immediate and Substantial Dilution to New Investors

      New investors in the Common Stock in this Offering will experience immediate dilution in the net tangible book value of their shares. At the initial public offering price of $8.00 per share, dilution to new investors will be $5.06 per share. In the Offering, new investors will purchase 29.5% of the total outstanding shares and will contribute 99.7% of the total consideration therefore. See "Dilution." Additional dilution will occur as a result of future acquisitions by the Company of other computer supply businesses in exchange for the Common Stock. See "- Financing for Acquisitions; Additional Dilution."

      No Dividends

      The Company has never paid a dividend on its capital stock and currently expects to retain its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any such cash dividends in the foreseeable future. See "Dividend Policy."

      Availability of Common Stock and Preferred Stock for Issuance

      The Company's Board of Directors has the authority to issue up to 5,000,000 shares of the Preferred Stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights of the Preferred Stock, without any further vote or action by the Company's stockholders. The voting and other rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Company's Board may similarly issue additional shares of Common Stock without any further vote or action by stockholders. Such an issuance could occur in the context of another public or private offering of shares of Common Stock or Preferred Stock or in a situation where the Common Stock or Preferred Stock is used to acquire the assets or stock of another company. The issuance of Common Stock or Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plans to issue any shares of Common Stock or Preferred Stock other than as described herein. See "Description of Capital Stock."

      Antitakeover Provisions

      The Amended and Restated Articles of Incorporation ("Articles") and Amended and Restated Code of Regulations ("Code of Regulations") of the Company contain certain provisions which, among other things, permit the establishment of a "staggered" Board of Directors, limit the personal liability of, and provide indemnification for, the directors of the Company, require that stockholders comply with certain requirements before they can nominate someone for director or submit a proposal before a meeting of stockholders, limit the ability of stockholders to act by written consent and require a supermajority vote of stockholders in the event that a "related person" (as defined) attempts to engage in a business combination with the Company. The Ohio General Corporation Law, which is applicable to the Company, has certain other provisions which may be deemed to have antitakeover effects, including statutes which deal with control share acquisitions, transactions involving interested stockholders, control bids and the disgorgement of trading profits. See "Restrictions on Acquisition of the Company."

      Impact of Shares Eligible for Future Sale

      Future sales by existing stockholders could adversely affect the prevailing market price of the Common Stock. Upon completion of the Offering, the Company will have 3,388,000 shares of Common Stock outstanding. All of the 1,000,000 shares offered hereby will be freely tradeable by persons other than "affiliates" of the Company, as that term is defined in the Securities Act. Upon expiration of a lock-up agreement between the Company, its officers, directors and stockholders, and the Underwriter, beginning 270 days after the date of this Prospectus, or earlier if the Underwriter consents, approximately 716,000 of additional shares will be eligible for immediate sale in the public market, subject to compliance with Rule 144.

      No Prior Trading Market for Common Stock

      Prior to this Offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations between the Company and the Underwriter based on several factors and may not be indicative of the market price of the Common Stock after this Offering. The Company has submitted an application for the Common Stock to be quoted and traded on the Nasdaq National Market. The approval of such application is conditioned upon the Company's demonstration of full compliance with all Nasdaq criteria for initial listing at the closing of the Offering. See "Underwriting."

                                 USE OF PROCEEDS

      The net proceeds to the Company from the Offering after deducting estimated Offering expenses and underwriting discounts are estimated to be approximately $7.0 million, (or approximately $8.1 million if the Underwriter's over-allotment option is exercised in full). The Company intends to use the net proceeds to repay amounts outstanding indebtedness under the Company's Credit Facility with the Bank which, at June 30, 1996, approximated $5.3 million, and for working capital, in the amount of approximately $1.7 million, to finance inventory and receivables and for general corporate purposes. The proceeds held for general corporate purposes may be used, in whole or in part, to finance the expansion of the Company's business, including possible future acquisitions. Pending such uses, the net proceeds will be invested in short-term, interest-bearing investment grade securities.

      The Company continues to evaluate potential acquisitions and to identify and have preliminary discussions with potential acquisition candidates, although there are, as of the date of this Prospectus, no agreements, arrangements or understandings between the Company and any other party relating thereto. There can be no assurance that any acquisition can or will be consummated on terms favorable to the Company, or at all.


                                 DIVIDEND POLICY

      The Company has never paid a cash dividend on its Common Stock. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, general business conditions, contractual restrictions with respect to the payment of dividends and other relevant factors. The Credit Facility provides that the payment of dividends is an event of default unless the dividend is payable solely in cash, no other event of default is existing and, after giving effect to the proposed dividend, the aggregate of all dividends paid during any fiscal year of the Company would not exceed 50.0% of the net income (as defined in the Credit Facility) of the Company for that fiscal year to the date of such dividend.

                                    DILUTION

      At June 30, 1996, the net tangible book value of the Company was $2.9 million or $1.23 per share of Common Stock outstanding. The net tangible book value per share represents the amount of total assets (excluding intangible assets) less total liabilities, divided by the total number of shares of Common Stock outstanding. At June 30, 1996, after giving effect to the sale of the 1,000,000 shares of the Common Stock in the Offering at an assumed initial public offering price of $8.00 per share and after deduction of estimated underwriting discounts and Offering expenses payable by the Company and the application of the net proceeds therefrom as described under "Use of Proceeds," the Company would have had 3,388,000 shares of Common Stock outstanding (3,538,000 shares if the Underwriter's over-allotment option is exercised in full), and the pro forma net tangible book value would have been $9.9 million ($11.0 million if the Underwriter's over-allotment option is exercised in full) or $2.94 per share ($3.12 per share if the Underwriter's over-allotment option is exercised in full). This represents an immediate increase in net tangible book value of $1.71 per share to existing stockholders and an immediate dilution in net tangible book value of $5.06 per share to the new investors purchasing shares of Common Stock in this Offering. The following table illustrates this per share dilution:


Assumed initial public offering price per share.........                 $8.00
  Net tangible book value per share before
    Offering(1)......................................... $1.23
  Increase in net tangible book value
    per share attributable to new investors.............  1.71
                                                          ----
Pro forma net tangible book value per share
  after the Offering....................................                  2.94
                                                                          ----
Dilution per share to new investors.....................                 $5.06
                                                                          ====


- ------------------

(1) Based upon 2,388,000 shares of Common Stock outstanding as of June 30, 1996. Does not include 350,000 shares of Common Stock reserved for future issuance under the Company's Stock Option Plans. See "Management - Executive Compensation - Employee Benefit Plans - Stock Plans."

      The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased by existing stockholders, the total consideration paid for such shares and the average price per share paid for such shares by such persons and by the new investors purchasing shares of Common Stock in this Offering (based on an assumed initial public offering price of $8.00 per share and before deduction of estimated underwriting discounts and Offering expenses payable by the Company):




                                             Shares Purchased                    Total Consideration
                                    -----------------------------        -----------------------------           Average Price
                                        Number           Percent(1)          Amount           Percent               Per Share
                                    ------------      --------------     ------------      --------------     ----------------------

Existing stockholders............     2,388,000             70.5%          $   25,225            00.3%                 $0.01
New investors....................     1,000,000             29.5            8,000,000            99.7                  $8.00
                                      ---------            -----           ----------           -----
Total............................     3,388,000            100.0%          $8,025,225           100.0%
                                      =========            =====           ==========           =====

- ----------------------

(1) Assumes no exercise of stock options after June 30, 1996. As of the date of the consummation of this Offering, there will be outstanding options to purchase 111,000 shares of Common Stock with an exercise price equal to the initial public offering price, which options will vest at the rate of 37,000 shares upon the closing of this Offering and 37,000 shares per year in 1997 and 1998. It is also anticipated that options to purchase 45,000 shares will be issued to non-employee directors immediately after the Company's 1997 annual meeting of stockholders. To the extent that any shares reserved for future issuance under the Company's stock option plans are issued, there will be further dilution to new investors. See "Management - Executive Compensation - Employee Benefit Plans - Stock Plans."

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company, at June 30, 1996, on an actual basis (after giving effect to the Recapitalization and the Stock Split) and as adjusted to give effect to the Offering (assuming an initial public offering price of $8.00 per share, the mid-point of the price range as set forth on the cover page of this Prospectus) and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes related thereto included elsewhere in this Prospectus.



                                                                                               June 30, 1996
                                                                                    -------------------------------

                                                                                                             As
                                                                                        Actual            Adjusted
                                                                                    ------------     -----------------


Short-term debt:
  Credit Facility................................................................       $5,300,000      $           --
  Current portion of long-term debt..............................................            9,252                  --
                                                                                        ----------      --------------
  Total short-term debt..........................................................       $5,309,252      $           --
                                                                                         =========      ==============
Stockholders' equity:
  Preferred Stock, no par value, 5,000,000 shares authorized; none outstanding actual; 5,000,000 shares authorized; none
   outstanding as adjusted.......................................................       $      --       $           --
  Common stock, no par value, 30,000,000 shares
   authorized; 2,388,000 shares issued and outstanding
   actual; 30,000,000 shares authorized; 3,388,000 shares
   issued and outstanding as adjusted(1).........................................               --                  --
  Additional paid-in capital.....................................................          304,951           7,304,951
  Retained earnings..............................................................        3,160,196           2,880,470
  Unearned compensation..........................................................         (279,726)                 --
  Less: Treasury stock...........................................................          (15,000)            (15,000)
                                                                                       ----------          -----------
     Total stockholders' equity..................................................        3,170,421          10,170,421
                                                                                         ---------          ----------
       Total capitalization......................................................       $8,479,673         $10,170,421
                                                                                         =========          ==========

- -----------------

(1) Excludes 350,000 shares of Common Stock reserved for future issuance under the Company's stock option plans. See "Management - Executive Compensation
      - Employee Benefit Plans - Stock Option Plans."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      The selected historical consolidated financial and operating data set forth below for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 have been derived from consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants whose report is included elsewhere in this Prospectus. The selected historical consolidated financial and operating data set forth for the years ended December 31, 1991 and 1992 and the six months ended June 30, 1995 have been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be obtained for the full fiscal year. The selected consolidated and unaudited pro forma financial data set forth below should be read in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, and accompanying notes thereto included elsewhere in this Prospectus.



                                                                          Year Ended December 31,
                                           --------------------------------------------------------------------


                                                                                                                        Pro
                                                                                                                       Forma
                                                1991             1992           1993         1994          1995       1995(1)
                                           ------------      -----------     --------     ---------     --------    ----------

                                                               (Dollars in thousands, except per share data)

Statement of Operations Data:
  Net sales.............................        $19,567         $23,982        $29,045       $35,690      $43,321     $56,678
  Cost of sales.........................         15,401          19,128         23,308        28,250       34,642      46,781
                                                 ------          ------         ------        ------       ------      ------
    Gross profit........................          4,166           4,854          5,737         7,440        8,679       9,897
  Selling, general and administrative
     expenses...........................          3,683           4,231          5,221         6,219        7,125       8,141
  Non-cash compensation expense.........             --              --             --            --           --         280
                                                 ------          ------          -----         -----        -----       -----
     Operating income...................            483             623            516         1,221        1,554       1,476
  Interest expense......................            138             101            141           204          274          --
  Other income..........................             11               6             12            11           22          27
                                                 ------          ------          -----         -----        -----       -----
     Income before income taxes.........            356             528            387         1,028        1,302       1,503
  Provision for income taxes............            145             243            165           418          509         594
                                                 ------          ------          -----         -----        -----       -----
      Net income........................         $  211          $  285         $  222        $  610       $  793      $  909
                                                  =====           =====          =====         =====        =====       =====
  Earnings per share of
   common stock.........................         $ 0.09          $ 0.12         $ 0.09        $ 0.26       $ 0.33
  Weighted average number
   of shares of common stock outstanding      2,400,000       2,400,000      2,356,000     2,320,000    2,388,000
  Pro forma earnings per share of
   common stock(4)......................                                                                              $  0.27
  Pro forma weighted average
   number of shares of common stock
   outstanding(4).......................                                                                            3,388,000

Operating Data:
  Sales per employee(5).................         $264.4          $307.5         $299.4        $336.7       $401.1      $480.3
  Selling, general and administrative
    expenses as a percentage of net
    sales...............................           18.8%           17.6%          18.0%         17.4%        16.4%       14.4%




                                                                   Six Months
                                                                 Ended June 30,
                                                   ----------------------------------------------
                                                                                     Pro Forma
                                                     1995           1996(2)           1996(3)
                                                   --------       ------------     --------------



Statement of Operations Data:
  Net sales.............................            $21,377          $26,247            $31,465
  Cost of sales.........................             16,941           21,162             25,978
                                                     ------           ------             ------
    Gross profit........................              4,436            5,085              5,487
  Selling, general and administrative
     expenses...........................              3,655            4,033              4,368
  Non-cash compensation expense.........                 --               --                 --
                                                     ------           ------             ------
     Operating income...................                781            1,052              1,119
  Interest expense......................                142              142                 --
  Other income..........................                  5               11                 11
                                                     ------           ------             ------
     Income before income taxes.........                644              921              1,130
  Provision for income taxes............                270              382                473
                                                     ------           ------             ------
      Net income........................            $   374          $   539            $   657
                                                     ======           ======             ======
  Earnings per share of
   common stock.........................            $  0.16          $  0.23
  Weighted average number
   of shares of common stock outstanding          2,388,000        2,388,000
  Pro forma earnings per share of
   common stock(4)......................                                                $  0.19
  Pro forma weighted average
   number of shares of common stock
   outstanding(4).......................                                              3,388,000

Operating Data:
  Sales per employee(5).................             $197.9           $222.4             $266.7
  Selling, general and administrative
    expenses as a percentage of net
    sales...............................               17.1%            15.4%              13.9%



                                         (Table continued on following page)

(Table continued from prior page)


                                                                                   December 31,
                                                ----------------------------------------------------------------------------------


                                                          1991               1992               1993                1994
                                                          ----               ----               ----                ----
Balance Sheet Data (at end of period):
  Working capital............................          $  404,712         $  660,085          $  621,053          $  943,945
  Total assets...............................           4,311,247          5,051,644           6,100,416           8,782,314
  Long-term debt.............................                  --            124,076              72,413               5,890
  Total debt.................................           1,761,081          1,828,182           2,830,946           3,005,136
  Stockholders' equity.......................             737,545          1,022,545           1,174,180           1,838,915



                                                            June 30, 1996
                                                      --------------------------

                                                                                   As
                                                  1995         Actual(2)        Adjusted(6)
                                                  ----         ---------        -----------

Balance Sheet Data (at end of period):
  Working capital............................  $1,510,277   $ 1,904,277         $ 8,904,277
  Total assets...............................   9,544,136    13,020,886          13,277,701
  Long-term debt.............................         477            --                  --
  Total debt.................................   3,537,357     5,309,252                  --
  Stockholders' equity.......................   2,631,788     3,170,421          10,170,421

- --------------------

(1)   Gives pro forma effect to (i) the acquisition of DDP by the Company, and
      (ii) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such events had occurred on January 1, 1995. The pro forma data do not purport to represent what the Company's results of operations actually would have been if the foregoing transactions had actually occurred as of such date or what such results will be for any future periods. See "Unaudited Pro Forma Financial Data."

(2)   Gives effect to the acquisition of DDP by the Company on May 30, 1996.

(3)   Gives pro forma effect to (i) the acquisition of DDP by the Company, and
      (ii) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred on January 1, 1995. See "Unaudited Pro Forma Financial Data."

(4) Gives pro forma effect to the sale by the Company of 1,000,000 shares of Common Stock pursuant to the Offering as if such transaction had occurred at the beginning of the fiscal period.

(5)   Sales per employee are based on 74, 78, 97, 106, 108, 118, 108, 118 and
      118 employees for the years ending 1991, 1992, 1993, 1994, 1995, pro forma 1995, for the six months ended June 30, 1995 and 1996, and for the pro forma six months ended June 30, 1996, respectively.

(6) Gives pro forma effect to the sale by the Company of 1,000,000 shares of Common Stock pursuant to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred on such date. See "Unaudited Pro Forma Financial Data."

                       UNAUDITED PRO FORMA FINANCIAL DATA

      The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 gives effect to (i) the acquisition of DDP by the Company, and (ii) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred on January 1, 1995. The Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1996 gives effect to (i) the acquisition of DDP by the Company, and (ii) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred on January 1, 1995. The unaudited pro forma financial data are based on the historical financial statements of the Company and DDP and the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Consolidated Statements of Operations do not purport to represent what the Company's results of operations actually would have been if the foregoing transactions occurred as of the dates indicated or what such results will be for any future periods.

      The Unaudited Pro Forma Consolidated Balance Sheet at June 30, 1996 gives effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if it had occurred on June 30, 1996.

      The unaudited pro forma financial statements are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements of the Company and the accompanying notes thereto included elsewhere in this Prospectus.

            Unaudited Pro Forma Consolidated Statement Of Operations
                          Year Ended December 31, 1995


                                                                                                   Transactions           The
                                                           The                Historical            and Other           Company
                                                          Company                 DDP               Adjustments        Pro Forma
                                                          --------            ----------           -------------      -----------
                                                                   (Dollars in thousands, except per share amounts)

Net sales.....................................              $43,321              $13,357               $  --          $   56,678
Cost of sales.................................               34,642               12,139                  --              46,781
                                                            -------              -------               -----          ----------
  Gross profit................................                8,679                1,218                                   9,897
Selling, general and
 administrative expenses......................                7,125                1,016                  --               8,141
Non-cash compensation expense.................                   --                   --                 280(4)              280
                                                            -------              -------               -----          ----------
Operating income..............................                1,554                  202                 280               1,476
Interest expense..............................                  274                  167                (441)(1)              --
Other income..................................                   22                    5                  --                  27
                                                            -------              -------               -----          ----------
Income before income taxes....................                1,302                   40                 161               1,503
Provision for income taxes....................                  509                   21                  64(2)              594
                                                            -------              -------               -----          ----------
  Net income..................................              $   793              $    19               $  97          $      909
                                                            =======              =======               =====          ==========

Pro forma net earnings per
  share of common stock(3)....................                                                                             $0.27
                                                                                                                           =====

Pro forma weighted average
  number of shares of
  common stock outstanding(3).................                                                                         3,388,000
                                                                                                                       =========

- ------------------

(1) Represents the elimination of interest expense due to the use of the proceeds from the Offering to repay the Company's indebtedness.

(2) Represents the increase in the provision for income taxes required as a result of increased pro forma income before taxes as a result of the above adjustment.

(3) Pro forma net earnings per share has been computed using the weighted average number of common shares outstanding during the period presented, adjusted for the Offering.

(4) Represents the non-cash compensation expense related to the stock awards granted by LLC to certain employees which vest immediately upon the Offering. See "Business - Overview."

            Unaudited Pro Forma Consolidated Statement Of Operations
                         Six Months Ended June 30, 1996



                                                                             Historical
                                                                                DDP
                                                                            for the period
                                                                              January 1,            Transactions           The
                                                        The                    1996 to               and Other           Company
                                                       Company(1)            May 30, 1996            Adjustments         Pro Forma
                                                      -----------           --------------         --------------       -----------
                                                                    (Dollars in thousands, except per share amounts)

Net sales..................................              $26,247                 $ 5,363                $(145)(2)           $31,465
Cost of sales..............................               21,162                   4,934                 (118)(2)            25,978
                                                         -------                 -------                ------              -------
  Gross profit.............................                5,085                     429                  (27)                5,487
Selling, general and
 administrative expenses...................                4,033                     335                    --                4,368
                                                         -------                 -------                ------              -------
Operating income...........................                1,052                      94                  (27)                1,119
Interest expense...........................                  142                      63                 (205)(3)                --
                                                                                                                            -------
Other income...............................                   11                      --                    --                   11
                                                         -------                 -------                ------              -------
Income before income taxes.................                  921                      31                   178                1,130
Provision for income taxes.................                  382                      16                    75(4)               473
                                                         -------                 -------                ------              -------
Net income.................................              $   539                 $    15                $  103              $   657
                                                         =======                 =======                ======              =======

Pro forma net earnings per
 share of common stock(5)..................                                                                                 $  0.19
                                                                                                                            =======

Pro forma weighted average
 number of shares of common
 stock outstanding(5)......................                                                                               3,388,000
                                                                                                                          =========

- --------------------------------

(1) Includes the results of operations of DDP from the date of acquisition, May 30, 1996.

(2) Represents the elimination of net sales and cost of sales activity between the Company and DDP for the period January 1, 1996 to May 30, 1996.

(3) Represents the elimination of interest expense due to the use of the proceeds from the Offering to repay the Company's indebtedness.

(4) Represents the increase in the provision for income taxes required as a result of increased pro forma income before taxes as a result of the above adjustments.

(5) Pro forma net earnings per share has been computed using the weighted average number of common shares outstanding during the period presented, adjusted for the Offering.

                  Unaudited Pro Forma As Adjusted Balance Sheet


                                                                                               June 30, 1996
                                                                       ------------------------------------------------------------

                                                                                                                          The
                                                                              The               Transaction             Company
                                                                            Company             Adjustments            Pro Forma
                                                                          ------------         -------------         --------------
ASSETS

Current assets:
  Cash ...........................................................        $     17,074         $  1,690,748(1)         $  1,707,822
  Accounts receivable-net ........................................           7,403,110                 --                 7,403,110
  Inventories ....................................................           4,004,950                 --                 4,004,950
  Prepaid expenses ...............................................              91,067                 --                    91,067
  Deferred tax assets ............................................              70,752                 --                    70,752
                                                                          ------------         ------------            ------------
   Total current assets ..........................................          11,586,953            1,690,748              13,277,701

Property and equipment - net of accumulated
  depreciation ...................................................             577,890                                      577,890

Other assets:
  Deposits .......................................................             204,181                 --                   204,181
  Cash surrender value officers' life insurance ..................             426,582                 --                   426,582
  Intangible assets ..............................................             225,280                 --                   225,280
                                                                          ------------         ------------            ------------

     Total .......................................................        $ 13,020,886         $  1,690,748            $ 14,711,634
                                                                          ============         ============            ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit .................................................        $  5,300,000         $ (5,300,000)(1)        $       --
  Accounts payable - trade .......................................           3,522,609                 --                 3,522,609
  Accrued expenses, payroll taxes and withholdings ...............             850,815                 --                   850,815
  Accrued income taxes ...........................................                --                   --                      --
  Current portion of long-term debt ..............................               9,252               (9,252)(1)                --
                                                                          ------------         ------------            ------------
     Total current liabilities ...................................           9,682,676           (5,309,252)              4,373,424


Long-term debt ...................................................                --                   --                      --
Other long-term liabilities ......................................             103,400                 --                   103,400
Deferred taxes ...................................................              64,389                 --                    64,389
                                                                          ------------         ------------            ------------
     Total liabilities ...........................................           9,850,465           (5,309,252)              4,541,213


Stockholders' equity:
  Common stock ...................................................                --                   --                      --
  Additional paid-in capital .....................................             304,951            7,000,000 (2)           7,304,951
  Retained earnings ..............................................           3,160,196             (279,726)(3)           2,880,470
  Unearned compensation ..........................................            (279,726)             279,726 (3)                --
                                                                          ------------         ------------            ------------

Treasury common stock ............................................             (15,000)                --                   (15,000)
                                                                          ------------         ------------            ------------
    Total stockholders' equity ...................................           3,170,421            7,000,000              10,170,421
                                                                          ------------         ------------            ------------

    Total liabilities and stockholders' equity ...................        $ 13,020,886         $  1,690,748            $ 14,711,634
                                                                          ============         ============            ============


- -----------------------------------

(1) Represents the repayment of the Company's indebtedness and excess cash resulting from the use of the proceeds from the Offering.

(2) Represents the estimated net proceeds from the Offering to the Company of $7.0 million. See "Use of Proceeds."

(3) Represents the non-cash compensation expense related to the stock awards granted by LLC to certain employees which vest immediately upon the offering. See "Business - Overview."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.

Overview

      The Company's past sales growth has been due, in part, to the acquisition of four computer and office automation supply companies over the past five years. The acquisition of DDP in May 1996 is expected to contribute to an increase in the Company's net sales for the second half of 1996. The Company intends to significantly increase the scope of its operations through additional acquisitions. The Company continues to evaluate potential acquisitions and to identify and have preliminary discussions with potential acquisition candidates, although there are, as of the date of this Prospectus, no agreements, arrangements or understandings between the Company and any other party relating thereto. There can be no assurance that any acquisition can or will be consummated on terms favorable to the Company, or at all.

      Further competition in the non-impact printing supplies and projection presentation products markets is expected to continue to have a negative effect on the Company's gross profit percentage. While overall gross profit is expected to increase as a result of the DDP acquisition, the Company's gross profit percentage is expected to be lower as a result of increased competition and the fact that DDP's profit margins are anticipated to be lower than the Company's other core products.

      LLC agreed to provide the three selling stockholders of DDP a stock incentive so long as such stockholders remain employees of the Company. However, all shares of common stock of the Company to be issued by LLC in connection with this incentive will become immediately vested upon an initial public offering of the Company's common stock. Accordingly, operating income will be negatively affected by a non-cash compensation charge of $.3 million associated with such awards at the closing of the Offering.

      In the second half of 1996, the Company's interest expense is expected to be reduced as a result of the reduction in outstanding debt from the use of the proceeds of the Offering. However, the Company's debt levels are expected to increase to the extent the Company borrows funds to finance future growth, particularly through acquisitions.

Results of Operations

         As an aid to understanding the Company's operations on a comparative basis, the following table has been prepared to set forth certain statement of operations and other data for 1993, 1994 and 1995 and for the six months ended June 30, 1995 and June 30, 1996.


                                                               Year Ended December 31,
                                       ---------------------------------------------------------------------

                                              1993                    1994                       1995
                                       ------------------       ------------------        ------------------

                                       Amount     Percent       Amount     Percent        Amount     Percent
                                       ------     -------       ------     -------        ------     -------
                                                           (Dollars in thousands)
Net sales........................      $29,045     100.0%       $35,690      100.0%        $43,321     100.0%
Cost of sales....................       23,308      80.2         28,250       79.2          34,642      80.0
                                        ------     -----         ------      -----          ------     -----
     Gross profit................        5,737      19.8          7,440       20.8           8,679      20.0
Selling, general and
  administrative expenses........        5,221      18.0          6,219       17.4           7,125      16.4
                                        ------     -----         ------      -----          ------     -----
     Operating income............          516       1.8          1,221        3.4           1,554       3.6
Interest expense.................          141        .5            204         .5             274        .6
Other income.....................           12        --             11         --              22        --
                                        ------     -----         ------      -----          ------     -----
     Income before income
       taxes.....................          387       1.3          1,028        2.9           1,302       3.0
Provision for income taxes.......          165        .5            418        1.2             509       1.2
                                        ------     -----         ------      -----          ------     -----
     Net income..................      $   222       .8%        $   610        1.7%         $  793       1.8%
                                        ======    =====          ======      =====          ======     =====





                                                             Six Months
                                                           Ended June 30,
                                             -----------------------------------------

                                                  1995                    1996(1)
                                            -----------------         -----------------

                                            Amount     Percent        Amount    Percent
                                            ------     -------        ------    -------

Net sales........................           $21,377     100.0%        $26,247     100.0%
Cost of sales....................            16,941      79.2          21,162      80.6
                                             ------     -----          ------     -----
     Gross profit................             4,436      20.8           5,085      19.4
Selling, general and
  administrative expenses........             3,655      17.1           4,033      15.4
                                             ------     -----          ------     -----
     Operating income............               781       3.7           1,052       4.0
Interest expense.................               142        .7             142        .5
Other income.....................                 5        --              11        --
                                             ------     -----          ------     -----
     Income before income
       taxes.....................               644       3.0             921       3.5
Provision for income taxes.......               270       1.3             382       1.4
                                             ------     -----          ------     -----
     Net income..................           $   374       1.7%        $   539       2.1%
                                             ======     =====          ======     =====

- ------------------

(1) Includes the results of operations of DDP from the date of acquisition, May 30, 1996.

Six Months Ended June 30, 1996 and 1995

      Net sales. Net sales for the six months ended June 30, 1996 increased by $4.9 million, or 22.8%, to $26.2 million from $21.4 million for the six months ended June 30, 1995. This increase is primarily due to increased penetration at existing customers as the sales force continues to strengthen relationships with the Company's customer base, increased sales of presentation products and the acquisition of DDP on May 30, 1996.

      Gross profit. Gross profit for the six months ended June 30, 1996 increased by $0.6 million, or 14.6%, to $5.1 million from $4.4 million for the six months ended June 30, 1995. Gross profit as a percentage of net sales for the six months ended June 30, 1996 was 19.4% compared to 20.8% for the six months ended June 30, 1995. The decrease in the gross profit percentage is due primarily to increased sales of lower margin non-impact supplies (laser and ink jet supplies), increased price competition for presentation products and lower overall gross margins achieved by DDP as compared to the Company.

      Selling, general and administrative expenses. Selling, general and administrative expenses for the six months ended June 30, 1996 increased by $0.4 million, or 10.3%, to $4.0 million from $3.7 million for the six months ended June 30, 1995. As a percentage of net sales, selling, general and administrative expenses was 15.4% for the six months ended June 30, 1996 compared to 17.1% for the six months ended June 30, 1995. This decrease as a percentage of sales reflects the Company's ability to support increased sales volumes without a significant increase in its overhead structure.

      Operating income. Operating income from operations for the six months ended June 30, 1996 increased by $0.3 million to $1.1 million from $0.8 million for the six months ended June 30, 1995 for the reasons stated above.

      Other income. Other income for the six months ended June 30, 1996 increased by $5,628 to $11,114 from $5,486 for the six months ended June 30, 1995. This increase is due primarily to a gain on the disposal of a fixed asset.

      Interest Expense. Interest expense for the six months ended June 30, 1996 increased by $785 or .6% to $142,587 from $141,802 for the six months ended June 30, 1995.

      Provision for income taxes. The provision for income taxes for the six months ended June 30, 1996 increased $0.1 million to $0.4 million from $0.3 million for the six months ended June 30, 1995. The Company's effective tax rate was 41.5% for the six months ended June 30, 1996 as compared to 41.9% for the corresponding period of the prior year.

Years Ended December 31, 1995 Compared to Year Ended December 31, 1994

      Net sales. Net sales for the year ended December 31, 1995 increased by $7.6 million, or 21.4%, to $43.3 million from $35.7 million for the year ended December 31, 1994. Of this net sales increase, $2.4 million or 31.6% of the increase was attributable to the Company's acquisition of Paper Rolls in June 1994. The remaining increase was primarily a result of increased sales penetration and product offerings to existing customers.

      Gross profit. Gross profit for the year ended December 31, 1995 increased by $1.2 million, or 16.7%, to $8.7 million from $7.4 million for the year ended December 31, 1994. Gross profit as a percentage of net sales for the year ended December 31, 1995 was 20.0% compared to 20.8% for the year ended December 31, 1994. The decrease in the gross profit percentage was due primarily to increased sales of non-impact printer supplies (laser and ink jet supplies) which have lower gross margins.

      Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1995 increased by $0.9 million, or 14.6%, to $7.1 million from $6.2 million for the year ended December 31, 1994. This increase was primarily a result of increased commissions due to the Company's increased sales volume. As a percentage of net sales, selling, general and administrative expenses was $16.4% for the year ended December 31, 1995 compared to 17.4% for the year ended December 31, 1994. This decrease as a percentage of sales reflects the Company's ability to support increased sales volumes without a significant increase in its overhead structure.

      Operating income. Operating income for the year ended December 31, 1995 increased by $0.3 million to $1.6 million from $1.2 million for the year ended December 31, 1994 for the reasons stated above.

      Other income. Other income for the year ended December 31, 1995 increased to $21,722 from $10,767 in 1994. This increase is due primarily to interest income.

      Interest expense. Interest expense for the year ended December 31, 1995 increased by $0.1 million, or 34.3%, to $0.3 million from $0.2 million for the year ended December 31, 1994. This increase was due primarily to an increase in the interest rate associated with the Company's short-term line of credit and to a lesser extent an increase in amounts outstanding under the line of credit.

      Provision for income taxes. The provision for income taxes for the year ended December 31, 1995 increased $0.1 million to $0.5 million from $0.4 million for the year ended December 31, 1994. The Company's effective tax rate was 39.1% for the year ended December 31, 1995 compared to 40.7% for the year ended December 31, 1994.

Years Ended December 31, 1994 Compared to Year Ended December 31, 1993

      Net sales. Net sales for the year ended December 31, 1994 increased by $6.6 million, or 22.9%, to $35.7 million from $29.0 million for the year ended December 31, 1993. Of this net sales increase, $1.6 million or 24.2% of this increase was attributable to the acquisition of Paper Rolls and Computer Supplies, Inc. ("Paper Rolls") in June 1994 and $1.1 million or 16.7% of this increase was related to the acquisition of Datron Computer Products, Inc., Rochester, New York ("Datron") in May 1993. The remaining increase was related primarily to increased sales to the Company's current customer base for both existing products and new product offerings.

      Gross profit. Gross profit for the year ended December 31, 1994 increased by $1.7 million, or 29.7%, to $7.4 million from $5.7 million for the year ended December 31, 1993. Gross profit as a percentage of net sales for the year ended December 31, 1994 was 20.8% compared to 19.8% for the year ended December 31, 1993. The increase in gross profit was attributable primarily to the acquisitions of Paper Rolls and Datron and the additional products that the Company was able to offer, as well as an increase in the sale of presentation products.

      Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1994 increased by $1.0 million, or 19.1%, to $6.2 million from $5.2 million for the year ended December 31, 1993. The increase in selling, general and administrative expenses was due primarily to increased sales commissions and higher salaries related to the increased number of employees resulting from the acquisition of Paper Rolls and Datron. As a percentage of net sales, selling, general and administrative expenses were 17.4% for the year ended December 31, 1994 compared to 18.0% for the year ended December 31, 1993. This decrease as a percentage of net sales was due primarily to improvements made to the Company's information systems which allowed the Company to support its increased sales activity with existing staffing levels.

      Operating income. Operating income for the year ended December 31, 1994 increased by $0.7 million to $1.2 million from $0.5 million for the year ended December 31, 1993.

      Other income. Other income for the year ended December 31, 1994 decreased $973 or 8.3% to $10,767 from $11,740 for the year ended December 31, 1993.

      Interest expense. Interest expense for the year ended December 31, 1995 increased 44.7% to $0.2 million from $0.1 million in 1993. The increase was attributable primarily to increased amounts outstanding under the Company's short-term line of credit and to a lesser extent to an increase in the related interest rate.

      Provision for income taxes. Income tax expense for the year ended December 31, 1994 increased $0.3 million to $0.4 million from $0.2 million for the year ended December 31,

1993. The Company's effective tax rate was 40.7% for the year ended December 31, 1994 compared to 42.6% for the year ended December 31, 1993.

Liquidity and Capital Resources

      Net cash used in operating activities for the six months ended June 30, 1996 was $0.2 million and was primarily due to an increase in accounts receivable, partially offset by a decrease in inventories and an increase in accounts payable excluding the effects of the DDP acquisition.

      Net cash used in operating activities for the year ended December 31, 1995 was $0.1 million compared to cash provided by operating activities for the year ended December 31, 1994 of $0.7 million. The net cash used in operating activities for the year ended December 31, 1995 resulted primarily from an increase in inventories and accounts receivable and a decrease in accounts payable. The net cash provided by operating activities for the year ended December 31, 1994 resulted primarily from an increase in accounts payable, offset by an increase in accounts receivable and inventories. The use of cash in operating activities for the year ended December 31, 1993 resulted from an increase in accounts receivable and a decrease in accounts payable.

      Cash provided by investing activities for the six months ended June 30, 1996 was $.04 million due primarily to cash obtained in connection with the acquisition of DDP. Cash used in investing activities for the years ended December 31, 1993, 1994 and 1995 was $0.3 million, $0.7 million and $0.4 million, respectively. The use of cash for the years December 31, 1993 and 1994 was due primarily to the acquisition of Datron and Paper Rolls, respectively. The use of cash for the year ended December 31, 1995 was due to capital expenditures and investments in officer life insurance policies.

      Cash provided by financing activities for the six months ended June 30, 1996 was $0.2 million and was $0.7 million, $0.1 million and $0.4 million for the years ended December 31, 1993, 1994 and 1995, respectively. Cash provided by financing activities for such periods resulted primarily from borrowings under the Company's line of credit.

      For fiscal 1996, the Company expects capital expenditures of approximately $0.3 million (comprised of approximately $0.1 million to be used for upgrading and enhancing the Company's MIS and approximately $0.2 million for maintenance capital items). Actual capital expenditures for fiscal 1996 may be greater than budgeted amounts depending on the level of acquisition activity and other factors.

      The Company believes that its cash on hand, borrowing capacity under the Credit Facility, capital resources, cash flows and the proceeds from the Offering will be sufficient to fund its ongoing operations and budgeted capital expenditures for the remainder of 1996 and 1997, although actual capital needs may change, particularly in connection with acquisitions which the Company may make in the future. The Company's long-term requirements including capital expenditures and acquisitions, are expected to be financed by a combination of internally generated funds, additional borrowings and other sources of external financing as needed.

Credit Facility

      In September 1996, the Company increased its line of credit with the Bank from $6.5 million to $15.0 million in order to facilitate the planned expansion of the Company's business activities, including acquisitions. The Credit Facility matures on September 11, 1998.

      The amount of the Credit Facility that will be available to the Company may not exceed the lesser of $15.0 million or an amount equal to the sum of:
(i) 85.0% of the net book value of all eligible receivables (i.e., those receivables less than 90 days old, except that all receivables from any particular customer will be ineligible if more than 15.0% of the total due from such customer are aged 90 days or more) plus (ii) an amount equal to the lesser of either 50.0% of the then value of all inventory, not to exceed 45.0% of the aggregate unpaid principal balance less the amount secured by inventory acquired by the Company from Hewlett-Packard and not yet paid for, or if advances are made against foreign account receivables, not to exceed $2.0 million (the "Borrowing Base").

      The Borrowing Base may be changed by the Bank, in its sole discretion, from time to time. Borrowings under the Credit Facility bear interest, at the Company's option, (i) on amounts in excess of $500,000, at the applicable London Interbank Offered Rate ("LIBOR") per annum determined by the Bank plus 2.0%, adjustable at the end of each contract period (one, two, three, four or six months), as defined in the Credit Facility, or (ii) at the Bank's applicable prime rate (as defined in the Credit Facility). Interest on the Credit Facility is payable in arrears on the last day of each month and at maturity, except that interest on loans bearing interest utilizing the LIBOR option is payable on the last day of the contract period and at maturity, unless the contract period is longer than 90 days in which case interest is payable every three months.

      The Company's ability to utilize the LIBOR option is subject to certain conditions set forth in the Credit Facility, including the condition that the LIBOR option must adequately compensate the Bank for making such loan. If the interest option selected by the Company is deemed ineffective by the Bank, the Company will be required to pay the Bank interest at the prime rate until an effective LIBOR election is made. Amounts under the Credit Facility are available for borrowings and stand-by letters of credit to finance the Company's working capital requirements and acquisitions. The Company believes that the amount currently available for borrowing by the Company is $10.2 million, which the Company believes to be sufficient to fund its current operations. Under the terms of the Credit Facility, the Company must pay the Bank a quarterly commitment fee of .25% of the daily difference between $15.0 million and the aggregate unpaid principal outstanding balance under the Credit Facility.

      The principal amount of the Credit Facility may be prepaid without premium or penalty unless the amount prepaid is subject to the LIBOR option, in which event the Company would be obligated to pay to the Bank accrued interest, if any, and a premium based on the principal amount paid and computed for the period from the date of the last day of the contract period for the amount subject to the LIBOR option at a rate equal to the excess, if any, of the LIBOR rate over the bond equivalent yield for U.S. Treasury debt securities for a term similar to the contract period. Moreover, if, in the Bank's opinion, any event has occurred which increases the cost of funding or maintaining the LIBOR option or reduces the amount of any payment to be made to the Bank in respect thereof, the Company will be obligated to pay to the Bank an amount equal to such cost increase or reduced payment, as the case may be, and the Company must also pay to the Bank any amount which reduces the Bank's rate of return and requires the Bank to increase its capital.

      The indebtedness under the Credit Facility is secured by substantially all of the assets of the Company, including accounts receivable, equipment and inventory. In addition, the Credit Facility requires that the Company maintain a tangible net worth of $2.7 million until December 31, 1996, increasing to $3.2 million and thereafter increasing by an amount equal to 50.0% of the Company's net income annually thereafter, maintain a debt to tangible net worth ratio of 450.0% and annual pre-tax interest coverage (net income plus interest expense plus income tax) of 150.0% or more of the Company's annual interest expense. The Company was, at June 30, 1996, and is as of the date hereof, in compliance with these financial covenants.

      Events of default under the Credit Facility include, among other things, the failure to pay interest and/or principal when due, the failure of the representations or warranties of the Company to be true and correct, the failure or repudiation of the performance of the Credit Facility by the Company, any default of the Company on any other indebtedness where such creditor has the right to accelerate the maturity of such indebtedness, the entry of any judgment against the Company, the failure of the Company to provide information to the Bank, the use of the proceeds of the Credit Facility for any purpose not in the ordinary course of the Company's business or the occurrence of any event which, in the Bank's judgment, is likely to have a material adverse effect on the financial condition, properties or business operations of the Company, or if the Bank believes that the prospect of payment or the performance of any obligation evidenced by the Credit Facility is impaired. The occurrence of an event of default will give the Bank the right to immediately terminate the Credit Facility and declare any indebtedness outstanding thereunder immediately due and payable.

      The Credit Facility further states that it will be an event of default if the Company, without first providing to the Bank prior written notice: (i) uses advances under the Credit Facility to acquire less than a majority interest in any company or venture; (ii) becomes a party to any merger or consolidation, purchases all of the assets or business of any corporation or business enterprise, creates or acquires any subsidiary or makes any investment in any stock or other equity securities of any kind; or (iii) becomes a party to any joint venture or partnership, sells or transfers any equity interest in any subsidiary, or issues any equity interest. Moreover, the Company may not, except in connection with certain acquisition transactions, without the Bank's prior consent, make loans or advances to others or borrow any money unless it is subordinated to borrowings under the Credit Facility, or become a guarantor of any kind.

Inflation

      Certain of the Company's product offerings, particularly paper products, have been and are expected to continue to be subject to significant price fluctuations due to inflationary and other market conditions. The Company is generally able to pass such increased costs on to its customers through price increases, although the Company may not be able to adjust its prices immediately. In general, the Company does not believe that inflation has had a material effect on its results of operations in recent years, and the Company believes that technological advances have caused its prices on certain products to decrease.

Inventory Management

      The Company manages its inventory by maintaining sufficient quantities of the most frequently ordered products to achieve high order fill rates while at the same time attempting to maximize inventory turnover rates. The Company does not maintain any inventory of certain items, which items, when ordered from the Company are drop-shipped (i.e., shipped from the manufacturer's loading dock) directly to the Company's customers. While the Company sells more than 12,900 stock keeping units ("SKUs") or items of merchandise, approximately 1,800 SKUs account for approximately 70.0% of the Company's revenues. Consequently, the Company is continually attempting to identify slow moving inventory by use of its computer software applications and delete those SKUs whenever possible in order to maximize inventory turns. Inventory balances will fluctuate as the Company adds new product lines, when it makes large purchases from suppliers to take advantage of attractive terms and when certain inventory items are deleted.

      The Company permits its customers to return defective products (most of which are then returned by the Company to the manufacturer) and incorrect shipments for credit against other purchases. During the last three years and for the six months ended June 30, 1996, the Company's net expense for returns of the Company's consumable supply products has not been material. To reduce the risk of loss to the Company due to manufacturer price reductions and slow moving or obsolete inventory, the Company's agreements with certain manufacturers, including most of its major suppliers, contain provisions which permit "stock balancing" (the return of certain products) and price protection, subject to certain restrictions, pursuant to which the Company obtains credit against future purchases if the inventory is not sold or if the manufacturer lowers prices on previously purchased inventory. See "Business - Suppliers."

Recent Accounting Changes

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 established standards for accounting for stock-based compensation but also allows companies to continue to account for stock-based compensation under the provisions of Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" and make certain additional disclosures in the notes to their financial statements. The new standard is effective for fiscal years beginning after December 15, 1995. It is the Company's intention to continue to account for stock-based compensation in accordance with APB Opinion No. 25 and provide the additional required disclosure in the notes to the consolidated financial statements.

                                    BUSINESS

Overview

      The Company is a distributor of computer and office automation supplies and accessories, including a line of computer projection presentation products, principally in the midwest and northeast regions of the United States and in certain foreign countries. The Company distributes over 1,800 different core products to middle market and smaller companies and to governmental, educational and institutional end-user customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. An end-user is the final customer in the chain of distribution who will utilize the product sold by the Company.

      The Company's growth in sales is due primarily to the acquisition of four computer and office automation supply companies over the past five years as well as the high level of customer satisfaction which the Company attributes to the following factors: personal service using a highly knowledgeable and motivated sales force; fulfillment of customer orders on an overnight basis; use of the most economic and expeditious shipping routes; and automated procedures for inventory control, order picking and billing which are supported by the Company's proprietary computer software applications. The Company plans to continue to focus on achieving a high level of customer satisfaction and intends to emphasize the acquisition of other computer and office automation supply companies to increase its sales growth and expand its presence in other markets.

      The Company believes that it has a lower selling and administrative expense structure due to its ability to sell without the use of retail locations and its ability to limit its products line solely to computer supplies. The Company believes that its lower selling and expense structure afford it a competitive advantage over traditional contract stationers and large office suppliers. Management believes that the Company is the largest independent end-user computer and office automation supply distributor in the country.

      The Company sells primarily nationally known, name-branded products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Lexmark and Imation for computer supplies and by Proxima, Epson and LightWare for projection presentation products. The Company's products include consumable supplies such as laser toner, copier toner, facsimile machine supplies, ink jet cartridges, printer ribbons, diskettes, computer tape cartridges and accessories, including cleaning kits and media storage files, and computer projection presentation hardware which permits the large-scale, high resolution projection of computer generated slides for presentation at meetings, seminars, lectures and other similar multiple person gatherings. The Company's products are used in, or in conjunction with, a broad range of computer and office automation products such as mainframe, mini, personal, laptop and notebook computers, laser and ink jet printers, photocopiers, fax machines and data storage products.

      The Company's customers place orders directly with one of the Company's sales representatives, by telephone, facsimile or by EDI, utilizing the Company's customized facsimile order forms or its comprehensive catalog. Very Important Customers ("VICs") are given priority treatment by the Company.

      The Company operates one centralized distribution center in Dayton, Ohio and three smaller regional distribution centers in Rochester, New York, Louisville, Kentucky and Ann Arbor, Michigan. Each of the Company's other 15 sales offices also maintain a limited inventory of frequently ordered products in order to facilitate same day delivery. Most of the Company's U.S. shipments are shipped via either United Parcel Service ("UPS") or Roadway Package System ("RPS"), both of which provide a discounted rate to the Company which enables the Company to offer to its customers next business day or second business day delivery. The Company charges its customers delivery rates based on the customer's purchase and on competition on a local and national level.

      The Company was founded in March 1981 by Thomas C. Winstel and Richard A. Newkold, both of whom were previously employed as computer supply salesmen with another company. Net sales in 1981 were $187,000. By 1987, annual sales had reached approximately $3.5 million and the Company hired Albert L. Schwarz to provide the Company with professional executive guidance. The Company's first acquisition was an asset purchase in 1991. In April 1993, the Company acquired for cash 100.0% of the outstanding shares of Datron. At that time, Datron's annual net sales were approximately $2.5 million. In June 1994, the Company acquired for cash the assets and assumed certain liabilities of Paper Rolls. At that time, Paper Rolls' annual net sales were approximately $3.2 million. For continuity and local name recognition purposes, each of Datron and Paper Rolls is represented to the public to be a "division" of the Company, although there are no internal consequences of such nomenclature. In both acquisitions, the Company was able to retain existing senior management by entering into non-competition and employment agreements, although in the Datron acquisition, the chief executive officer and sole stockholder of Datron did not remain. In May 1996, the Company acquired DDP, a computer and office automation supply company, which purchases and sells products in the domestic and international wholesale marketplace. The Company intends to implement an aggressive acquisition program after the Offering. See "--Business Strategy - Acquisition Strategy."

      Prior to May 30, 1996, the Company was closely held by ten stockholders, including Messrs. Albert L. Schwarz, Thomas C. Winstel, Richard A. Newkold, Roger E. Turvy, and John C. Huffman, III, all of whom are officers of the Company, and by five other individuals, four of whom were employees of the Company and one of whom was the Company's corporate counsel. On April 25, 1996, the Company, the above-named officers and the corporate counsel entered into a Stock Purchase Agreement (the "Agreement") with LLC to sell 70.0% of the Company's issued and outstanding common stock to LLC for $8.0 million, consisting of cash in the amount of $4.0 million to be paid at the closing of the Agreement and two year, 8.0% senior promissory notes of LLC (the "LLC Notes") aggregating $4.0 million, secured by the common stock of the Company. The LLC Notes provide that they will become immediately due and payable on the date that the Company consummates an initial public offering of its Common Stock. The Agreement was closed on May 30, 1996, and, at that time, three nominees of LLC became members the Board of Directors of the Company.

      LLC is a Maryland limited liability company whose members include Anthony
W. Liberati, the Manager-President and Chief Executive Officer of LLC and the Chairman of the Board of the Company, Robert G. Hecht, Vice Chairman of the Board and a director of the Company, Harry F. Radcliffe, the Manager - Secretary of LLC and a director of the Company, Michael E. Peppel, the Manager - Treasurer of LLC, the Chief Financial Officer of the Company and a former stockholder and officer of DDP, the FBR Private Equity Fund, L.P., an affiliate of the Underwriter, and the EMTH Partner Investment Fund I, a general partnership composed of certain members of the Company's special counsel.

      On May 20, 1996, LLC executed a Stock Purchase Agreement (the "DDP Agreement") with DDP and its three stockholders, Messrs. Joseph R. Hollenshead, III, David J. White and Peppel (who also were the directors and executive officers of DDP) to acquire 100.0% of the issued and outstanding shares of DDP common stock. The DDP Agreement provided that LLC would acquire the business of DDP and that at the time of such acquisition the assets of DDP would be equal to its liabilities. In consideration therefor, LLC agreed to loan to each of Messrs. Hollenshead and White $125,000 for a term of one year with interest at 5.0%, the principal and interest to be due at maturity. Pursuant to the DDP Agreement, if DDP generates pre-tax income of $250,000 during the year ended December 31, 1996, LLC will cancel such loans.

      It was the intent of LLC to combine the businesses of DDP and the Company. Accordingly, LLC provided the DDP stockholders an opportunity to invest in LLC on the same terms as other LLC investors and negotiated with the management of the Company to hire the officers of DDP as officers of the Company. In addition, LLC agreed to provide the three officers of DDP with a stock incentive in the Company so long as such officers remain employees of the Company (or of DDP, as a subsidiary of the Company, as applicable), for the years ended December 31, 1996, 1997 and 1998. Under the DDP Agreement, LLC agreed to transfer to each of the officers of DDP 4,180 shares of Common Stock of the Company at December 31, 1996, 6,855 shares of Common Stock at December 31, 1997, and 5,685 shares of Common Stock to each of Messrs. Hollenshead and White, and 14,045 shares of Common Stock to Mr. Peppel, at December 31, 1998. Upon the consummation of this Offering, all of such shares will become immediately vested in such individuals. The DDP Agreement was also consummated on May 30, 1996. On that date, LLC contributed 100.0% of the common stock of DDP to the Company, resulting in DDP becoming a wholly owned subsidiary of the Company.

The Computer Supply Industry

      The Company estimates that the U.S. computer and office automation supply market totaled approximately $25.1 billion (at retail) in 1995 and that the U.S. market for projection presentation products totaled approximately $3.0 billion in 1995. Industry sources indicate that the U.S. market for computer and office automation supplies will grow at a compound annual rate of approximately 6.8% over the next three years. The Company believes that the current size of the industry and its potential for future growth can be attributed to: (i) the increasing automation of the workplace as evidenced by the widespread use of personal computers ("PCs"), printers and computer network systems, (ii) the decline in unit prices of computer hardware and peripherals, making them more affordable to small and medium sized business and individuals, and (iii) the growth in business presentation and graphic software, which results in more frequent and repeated use of printers, which typically require a greater amount of consumable products, and in the use of projection presentation hardware.

      The Company believes that advances in printing technologies will further increase the demand for consumable computer supplies. Printer manufacturers have lowered the prices of their printers in order to establish a large installed base. Such companies have come to view the sale of the printer as the commencement of a relationship with the customer who typically must spend, over the life of the printer, twice as much on consumable goods as the cost of the printer itself. Further, color printing, which is expected to grow by approximately 27.0% per year over the next five years, will further drive the consumption of supplies. The page coverage or amount of ink used on a traditional black and white printed page of text is approximately 5.0% of the page. In contrast, color printing typically covers at least 40.0% of the page, using significantly more color toner or ink jet supplies which are approximately 25.0% more expensive than black toner or inkjet cartridges.

      Industry sources estimate that the market for projection presentation products was approximately $3.0 billion in 1995 and was growing at a rate of approximately 30.0% per year. While advances in technology continue to exert downward pricing pressure on the manufacturers who compete in this market, the projection presentation products are priced at retail in the range of $2,000 to $8,000 and currently provide for gross margins higher than other products sold by the Company.

      The Company believes that the role of distributors in the computer and office automation supply industry has increased in importance in recent years as an increasing number of end-users find that their need for computer supplies have increased dramatically and the number of products to choose from and issues of compatibility of products have proliferated. The Company is able to serve such users by maintaining a knowledgeable and skilled direct and telephone marketing sales force and by maintaining the capability of filling most orders on the same or next business day with delivery on the next business day.

The Company's Market

      The Company believes that its primary market consists of small and medium size businesses and, to a lesser extent, large businesses, governments and institutions. The small business segment consists of small businesses having 20 or fewer white-collar employees which has traditionally been served by small independent retailers located in close proximity to these customers and who generally sell at the manufacturer's suggested list prices. More recently, this segment has been targeted by the retail office products superstores and direct mail order companies, seeking to increase market share by offering lower prices and a wider product selection. The medium size business segment of this market consists of a broad range of business and other office automation product users having 20 to 100 white collar employees. This segment has been historically serviced by traditional contract stationers and full-service office products distributors, and to a lesser extent by small local retailers and direct mail order companies. The Company believes that such companies do not provide all of the services that these small and medium size businesses need or desire, such as customized account histories which can tell customers about their order histories, customized billing and customized packing and shipping to achieve the most economical and efficient mode of transport and processing prioritization for the Company's VICs, all of which are offered by the Company.
See "-Products" and "- Management Information Systems."

      The large business segment of the market consists of businesses, governments and institutions having more than 100 white-collar employees which have historically been served primarily by traditional contract stationers and full service office products distributors. These customers, many of which operate at multiple locations, seek competitively priced products, a high level of value-added service including next day delivery and account relationship management, credit terms and other information services. Although many of these organizations have a centralized purchasing function for office and computer supplies, the Company has found through experience, that such function does not always serve all departments of these organizations and that certain purchasing authority has become decentralized. As a result, the Company's sales force attempts to visit the central purchasing manager as well as the computer network manager at the subject organization, the PC coordinator, the facilities manager and the office manager at the subject organization, each of whom may have different computer supply needs and may have a budget to fulfill such needs.

      The Company operates in all business segments of the computer and office automation supply distribution industry, which the Company believes will generate approximately $26.8 billion in total U.S. annual sales in 1996. Historically, the corporate computer supply and office automation distribution segment has been populated by numerous contract stationers and computer supply companies, most of which operate in only one metropolitan area and have annual sales of less than $15.0 million. However, as the computer and office automation supply distribution industry continues to rapidly consolidate, in large measure as a result of the consolidation of the office products industry, the Company believes that many smaller companies will be unable to effectively compete and will stagnate, be acquired by larger companies or will be closed. The Company believes that it is the largest independent computer and office automation supply company in the United States. See "- Competition."

      Unlike the computer hardware or office equipment industry, the Company believes that the computer and office automation supply industry is not generally subject to the risk of rapid technological advances and subsequent product obsolescence. In general, the demand for computer supplies is not dependent on the level or type of computer hardware or office equipment sales in any particular year, but rather reflects the amount and type of equipment already in use (the "installed base"). As a result, the consumable needs for any particular computer or office equipment will often continue for an extended period of time, even after the manufacture of such computer or office equipment is discontinued. For example, the Company expects that sales of all-in-one toner cartridges for the Hewlett-Packard Series II laser printer engine are projected to continue through 1997 even though this particular laser printer engine was discontinued by the manufacturer in late 1992. Nevertheless, the Company attempts to insulate itself from the risk of technological obsolescence faced by manufacturers by: (i) distributing a wide range of brand-name products so that the Company is not dependent upon the success of any particular computer or office equipment manufacturer, (ii) carrying primarily consumable supplies for computer or office equipment which the Company believes has a substantial installed base, and (iii) entering into agreements with major suppliers under which the Company can return slow-moving inventory.

Business Strategy

      The Company believes that its growth has been primarily attributable to the Company's acquisition strategy as well as the efforts of its highly trained and highly motivated direct sales force which engages, on a daily basis, in face-to-face sales calls with the Company's customers, and to a lesser extent, in telephone direct marketing. Using the Company's sophisticated, on-line data base, the Company's salespeople are able to access their customer's sales history (which includes quantity, price and margin information) and provide the customer with individualized price and quantity quotations at the time of the call. This system allows the salesperson maximum flexibility when responding to customer inquiries and concerns, especially those relating to pricing and delivery. The Company believes that this ability to be immediately responsive to the customer's needs provides the Company with a competitive advantage. The Company also attributes its growth to its wide selection of popular products at competitive prices, its precise, double-checked picking and packing ability, same day order processing and shipment, same or next business day delivery and the quality and breadth of its value-added customer services, such as its VIC priority treatment, customized billing, customer-dedicated account representatives, and automated order tracking.

      The Company business strategy seeks to build on its strengths as a sales and service oriented business to increase its market share and achieve continued sales and earnings growth. In particular, the Company intends to implement its strategy by:
(i) expanding the scope of its operations, primarily through strategic acquisitions of computer and office automation supply distribution companies in metropolitan markets in the United States and overseas; (ii) increasing its revenues from its existing and new customer base; and (iii) decreasing its expenses by utilizing technology to enhance the efficiency of its operations.

      Acquisition Strategy. Since 1991, the Company has acquired three operating computer and office automation supply companies and the assets of a fourth such business. In August 1991, the Company purchased for $125,000 the inventory of Datawares Computer and Word Processing Supplies, Inc., Pittsburgh, Pennsylvania ("Datawares") from Datawares' lender. In that transaction, the Company acquired Datawares' right to distribute products for Hewlett-Packard and obtained Westinghouse Electric Corporation as a customer. On May 1, 1993, the Company purchased the stock of Datron for cash in the amount of $133,917 and assumed liabilities of $394,268 plus payments totaling $512,400 over a five year period ending on May 1, 1999 for an agreement with the former owner not to compete. If the Datron gross margin exceeds $931,636 on an annual basis through June 15, 1999, the Company is obligated to make additional annual payments equal to 11.0% of such excess, not to exceed $17,520 in any one year. No additional payments were made in 1994 or 1995. In addition, the Company entered into a one year employment agreement with Datron's sole stockholder for a salary of $121,000. Datron's revenues for the 12 months ended April 30, 1993 were approximately $2.8 million. The Company purchased the assets of Paper Rolls on July 1, 1994 for cash of $505,986 and agreed to pay $72,000 over a four year period beginning July 1, 1994 for agreements with the former owners not to compete and for goodwill. In addition, the Company entered into four year employment agreements with the owners of Paper Roll, including, John Schwarz, Jr. and Robert Schwarz, requiring annual payments, beginning July 1, 1994, of $112,000. Revenues for Paper Rolls for the twelve months ended June 30, 1994 totaled approximately $3.3 million. In May 1996, LLC acquired DDP from its stockholders and contributed 100.0% of the stock of DDP to the Company. The Company received assets of DDP totaling $2.7 million and assumed liabilities of DDP totaling $2.7 million. Revenues for DDP for the 12 months ended May 30, 1996 were $12.7 million. See "Certain Transactions - Related Party Transactions - Other Transactions."

      The Company intends to implement an aggressive acquisition strategy of entering new markets domestically and internationally on an opportunistic basis and to acquire end-user computer supply and office automation supply companies. The typical target company profile for the Company's acquisition strategy is a computer and office automation supply distributor with a large middle-market corporate end-user business in a major metropolitan area with sales of between $5.0 to $50.0 million. Such companies are attractive acquisition candidates because: (i) the Company believes that such companies have limited growth potential at their current revenue size in such markets; (ii) of the Company's knowledge of, and existing relationships with, many of the potential acquisition targets; (iii) the Company's strategy differs significantly from the strategy of the large office products consolidators in that the Company does not plan major employee terminations upon acquisition but expects to maintain the target company's sales force while integrating the acquired company's operating and financial systems; (iv) of the Company's ability to provide such target company's sales force with expanded product lines to increase their commission income due to the Company's in-house technical support, broad supplier relationships and the breadth of its product line; (v) of the Company's intention to utilize the target company's niche markets and expertise in areas not focused on by the Company to cross-sell to existing customers; and (vi) of the Company's management style which provides its sales representatives with significant autonomy. The Company believes that it is currently the only company focusing strictly on acquiring end-user computer supply and office automation distribution companies.

      The Company intends to utilize its Common Stock to fund acquisitions because it believes that such shares will be valued by the market to reflect the Company's sales and earnings growth potential, the use of Common Stock is tax-advantaged to the seller because no income tax is due until such shares are sold and the public market should provide sellers with sufficient liquidity for their personal and estate planning purposes. As soon as practical after the closing of this Offering, the Company intends to register up to 6,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. These shares will generally be freely tradeable after their issuance, unless the sale thereof is contractually restricted. The Company may also use cash for some or all of the purchase consideration. Such cash will be borrowed by the Company under the Credit Facility, or, to a lesser extent, generated from operations. See "Risk Factors Financing for Acquisitions; Additional Dilution," "- Financing for Acquisitions
- - Leverage" and "- Possible Need for Additional Financing to Implement Acquisition Strategy" for additional information relating to the consideration concerning the financing of such acquisitions.

      Revenue Strategy. Another element of the Company's strategy to increase sales revenues is the initiation of relationships with new customers. This strategy involves the expansion of the Company's direct sales force through the acquisition of businesses in different markets and by providing greater training, support and sales leads to its existing sales force to permit them to work more efficiently and obtain new customers. Sales growth will also depend upon the Company having its sales force emphasize vertical marketing, cross-selling and add-on sales in order to increase its current average order size. This will be accomplished by learning more about the customer's needs and purchase habits and making such information available to the sales force at the time of the sales call through the Company's information management system. The Company will also emphasize the sales of the higher margin, state-of-the-art LCD projection presentation products, which have transformed the art of presentation graphics from transparencies and 35mm slides to highly complex, multi-colored computer generated presentations. The Company typically does not sell such products at the lowest price, but offers substantial post-sale technical support to its customers, free of charge. Such support includes, for the LCD projection presentation products, set-up and personal operating instruction demonstrations, telephone technical support and the maintenance of an inventory of hard to find but commonly needed parts, such as cables and bulbs. The Company believes that its post-sale service distinguishes it from its competitors who market such products as commodities and fail to assist the customer if complications arise after the sale.

      The Company further intends to continue to emphasize cost savings by strengthening its relationship with manufacturers by increasing sales of such manufacturer's products, which is expected to result in better discounts and rebates and more cooperative advertising support and purchasing computer supplies from foreign and domestic sources when the price offered makes it attractive to do so. Prices on products carried by the Company may vary from market to market based on the supply and demand for such products on a global basis. Management of the Company has been able to take advantage of temporary over-supply situations in one market by purchasing inventory at what might be considered "below market" prices in another country. The Company utilizes these market inefficiencies in order to increase its operating income.

      Technology Strategy. The Company also intends to improve its operating efficiencies, cost control and profit margin monitoring through continuous enhancements to its customized computer system which provides a link between management, the sales force and the warehouses. The Company's current MIS and telephone system have significant upgrade and growth potential. It has been the Company's practice to increase MIS and telecommunication capacity as the Company's sales increase. In 1995, the Company invested $205,000 in computer hardware (a portion of which was financed by the vendor) in order to upgrade the MIS and telecommunications systems in contemplation of the Company's expansion plans. The upgrade was designed to enhance the Company's ability to improve efficiency, monitor its operations, manage its inventory and offer faster and increased levels of service to its customers. This emphasis on technology has contributed to a decline in selling, general and administrative expense as a percentage of net sales from 18.8% in 1991 to 16.4% in 1995 and 15.2% for the six months ended June 30, 1996.

      The Company utilizes its MIS and distribution efficiency to identify its VICs. The Company awards a VIC designation to customers who purchase $40,000 or more product in any year. If a VIC calls the Company to ask a question or to order products, that customer is directed to a customer service representative who can immediately obtain on the representative's computer screen the customer's past purchase history with the Company. If the customer desires to order a product, the customer service representative has computer access to information on, among other things, all prior purchases made by that customer and the items and quantities ordered and prices paid, the customer's payment history, and special billing or delivery instructions. If the item desired is not in stock, the representative's computer screen will display a list of other products which may be substituted for the specific out-of-stock item. Once the order is taken, the computer will display complementary items which the customer may need or which the customer has forgotten about or may want to acquire in addition to the ordered product. All VICs are given priority service by the Company whereby the order is processed in accordance with the specific instructions of the customer as to billing, packaging and shipping and before non-VIC orders are processed.

Products

      The Company distributes an aggregate of over 12,940 different computer and office automation supplies and related products and regularly updates its product line to reflect advances in technology and to avoid product obsolescence. The Company's major product categories can generally be classified as follows:

      Non-Impact Printer Supplies. Non-impact printer supplies include toner cartridges, ink jet cartridges, optical photo conductor kits, copier supplies and fax supplies. Non-impact printers, such as laser printers, copiers and fax machines, are rapidly growing in popularity and have a wide range of applications. Sales of non-impact printer supplies accounted for approximately 35.9% of the Company's total net sales in 1995 and 34.1% of the Company's total net sales for the six months ended June 30, 1996. The Company also sells specialized all-in-one toner cartridges for laser printers produced by manufacturers such as Hewlett-Packard and Lexmark. Sales of these supplies accounted for approximately 25.9% of the Company's total net sales in 1995 and 25.0% of the Company's total net sales for the six months ended June 30, 1996.

      Impact Printer Supplies. Impact printer supplies include printwheels, ribbons, elements, fonts and other consumable supplies used in impact printers ranging from electronic typewriters to high speed dot matrix printers. While new technology is moving toward non-impact printing, the Company believes that a substantial installed base of impact printers, such as dot matrix printers, is still in use and requires a continuing amount of consumable computer supplies. Sales of impact printer supplies accounted for approximately 12.2% of the Company's total net sales in 1995 and 10.9% of the Company's total net sales for the six months ended June 30, 1996.

      Magnetic Media Products. Magnetic media products include computer tapes, data cartridges, diskettes, optical disks, recordable compact disks and other products which store or record computer information and are used in a variety of computers ranging from notebook and personal computers to large mainframe computer systems. Sales of magnetic media products accounted for approximately 13.5% of the Company's total net sales in 1995 and 15.5% for the six months ended June 30, 1996.

      Projection Presentation Products. Projection presentation products sold by the Company include overhead projectors, LCD projection panels, portable projectors, laser pointers, projection screens and other projection presentation accessories. Sales of projection presentation products accounted for approximately 9.4% of the Company's total net sales in 1995 and 10.5% of the Company's total net sales for the six months ended June 30, 1996.

      Accessories and Other Products. Accessories sold by the Company include cleaning supplies, disk storage boxes, data cartridge storage, point of sale and bar code supplies, racks, surge protection devices, workstation accessories and anti-glare screens. The Company also sells a limited number of other products such as transparencies, banking supplies and selected business machines. Sales of accessories and other products accounted for approximately 29.0% of the Company's total net sales in 1995 and 29.0% of the Company's total net sales for the six months ended June 30, 1996.

Suppliers

      The Company's computer supply and office automation products are manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Lexmark, Imation, Proxima and Epson. During 1995, and for the six months ended June 30, 1996, approximately 59.9% and 58.5%, respectively, of the Company's total net sales were derived from products supplied by the Company's ten largest suppliers. The sale of products supplied by Hewlett-Packard, Lexmark and Imation accounted for approximately 19.3%, 11.1% and 7.4% of total net sales for 1995, respectively, and 21.3%, 9.1% and 6.8% of total net sales for the six months ended June 30, 1996, respectively. The Company's projection presentation products are manufactured by five original equipment manufacturers, including Proxima, Epson and LightWare. The Company is obligated to purchase products from Hewlett-Packard, Lexmark and Imation based on its distribution agreements with such suppliers in the amounts of $5.0 million, $250,000 and $50,000, respectively.

      The Company has entered into written distribution agreements with Hewlett-Packard, Lexmark, Imation and Proxima and a majority of the other major suppliers of the products it distributes. As is customary in the industry, these agreements generally provide non-exclusive distribution rights, have one year renewable terms, are terminable by either party at any time, with or without cause, and require notice of certain events such as a change in control of the Company. In May 1996, LLC acquired 70.0% of the Company from its then current stockholders. The Company has notified its major suppliers of such change with no resulting adverse consequences. The Company considers its relationships with its major suppliers, including Hewlett-Packard, Lexmark and Imation, to be good and has recently renewed its direct purchasing agreements with Hewlett-Packard and several other suppliers. The Company is also discussing with several major suppliers expanded direct purchasing arrangements in order to provide the Company with a broader product line and increased customer base. There can be no assurance, however, that a material change in the Company's relationship with one or more of its major suppliers will not occur and if it does occur, that it will not have a material adverse effect on the Company's business. See "Risk Factors - Dependence on Certain Key Suppliers."

      Although the Company purchases most of its products directly from authorized U.S. manufacturers, the Company also purchases products from foreign and domestic sources. Depending upon product pricing and availability, the Company also purchases products from secondary sources, such as wholesalers and selected dealers, other than from the direct manufacturer. During 1995 and for the six months ended June 30, 1996, approximately 8.2% and 14.4%, respectively, of the Company's total net sales were derived from the sale of products purchased from sources other than the direct manufacturer. The Company utilizes its ability to purchase imported and secondary source products in order to increase its operating income and provide its customers with competitive prices. In order to ensure that such imported and secondary source products are not produced by unauthorized manufacturers, the Company has established various steps and procedures which it believes enable it to identify unauthorized products and the Company does not purchase from such sources. There can be no assurance, however, that the Company will be completely successful in such efforts or that such imported and secondary source products will continue to be available.

      Certain of the Company's major suppliers offer rebate programs under which, subject to the Company purchasing certain predetermined amounts of product, the Company receives rebates of the dollar volume of total rebate program purchases. The Company also takes advantage of several other programs offered by substantially all of its suppliers. These programs include price protection plans under which the Company receives credits against future purchases if the supplier lowers prices on previously purchased inventory and stock rotation or stock balancing privileges under which the Company can return slow moving inventory in exchange for other products.

Sales and Marketing

      The Company sells its products to approximately 9,000 middle-market and smaller companies and to governmental, educational, wholesale and retail customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. The Company's typical customer is a small to medium sized corporate end-user who relies on distributors like the Company, that provide high levels of value-added service. No single customer accounts for more than 5.0% of the Company's sales. On a pro forma basis, the Company's international sales accounted for approximately 6.5% of the Company's total net sales for the six months ended June 30, 1996.

      The Company's sales force, as of June 30, 1996, consisted of 51 full-time sales representatives that work out of the Company's headquarters in Dayton, Ohio and from its seven sales offices in Ohio, located in Akron/Canton, Cincinnati, Cleveland, Columbus, Toledo, Zanesville and Youngstown, its four sales offices in Pennsylvania, located in Erie/Meadville, Davidsville, Pittsburgh and Philadelphia, its two offices in New York, located in Buffalo and Rochester and its offices in Indianapolis, Indiana, Louisville, Kentucky and Ann Arbor and Detroit, Michigan in the United States, and its sales offices in Leeds, England and Dubai, United Arab Emirates. The Company relies on its direct sales force to initiate sales contacts, follow up on leads provided by manufacturers and to engage in face-to-face contact with its customers to solicit orders and provide service.

      The Company's direct sales force markets the Company's products and services utilizing the Company's full-color catalog and the sales representative's ability to quote a price to the customer within a range which maintains the Company's margins but gives the sales representative the flexibility to price products competitively. The sales force works with the

Company's customers to simplify and reduce the cost of the computer supply product procurement process by providing customized facsimile order forms, EDI processing and customized billing and shipping, and product technical expertise. Outbound telemarketing sales are primarily directed to federal government and other corporate customers which have the authority to make their own purchases or are purchasing specific products under master contracts with specific manufacturers and which, in part, represent sales in markets in which the Company does not have an office. The Company ships products to every state in the United States.

      The Company believes that its ability to maintain and grow its customer and revenue base will depend, in part, on its ability to maintain a high level of customer satisfaction, as well as competitive prices. The Company believes that its customers typically purchase computer supply and office automation products based on an established long-term business relationship with one primary supplier. The Company establishes and maintains its relationships with customers by assigning a sales and an in-house customer service representative to most customers. Sales representatives are compensated almost exclusively on a commission basis based on the gross margin of sales consummated (which may be augmented by sales bonus programs offered by certain of the Company's suppliers in connection with a specific product sales campaign) and receive Company benefits such as incentive recognition trips if quotas are met. Sales representatives have frequent contact with their customers and share responsibility for increasing account penetration and providing customer service. Sales representatives also are responsible for marketing efforts directed to prospective customers and for responding to all bid and/or contract requests for their existing and prospective customers. The Company believes that its personalized marketing strategy offers it a competitive advantage in responding to the needs of each customer.

      The Company also has an in-house marketing department which assists its sales representatives by generating leads and sales from existing accounts resulting from direct mail advertisements and questionnaires and from direct telephone solicitations.

      The Company intends to focus its marketing efforts on the small- and middle-market segments of the computer supply and office automation products industry. The Company believes that a significant opportunity exists in these segments and that the larger office products companies have focused more on the large corporate segment. The Company sells primarily through direct contact with customers and does not conduct significant mass market advertising. The Company utilizes manufacturer cooperative advertising support for direct mail solicitations, product exhibitions and product gifts.

      The Company provides extensive training for new sales personnel with special emphasis on the need for regular customer contact, response to customers' demands for product information and the need to inform customers of technological advancements by the Company's suppliers. The Company's Vice President - Training and Development provides the Company's sales personnel with ongoing product-specific training and education emphasizing computer supplies as well as new technologies, new products and new product applications. The Vice President - Training and Development trains new employees, provides sales training at Company sales meetings which are held approximately three times a year, conducts "ride alongs" where he accompanies sales representatives on sales calls and provides a post-meeting critique, and coordinates sales training with the Company's major suppliers. Prior to employment, all job applicants take an "employment test" which was specifically designed by a human resources consulting company to determine whether the prospective employee has the personality which will be conducive to maintaining a successful career as a salesperson for the Company. The results of this test is considered as one of many factors in determining whether to hire the applicant.

      In order to ensure that the sales force is performing to its potential, the Company and each individual salesperson annually reviews and sets sales goals. The Company regularly monitors the performance of its sales staff by reviewing sales and margin profitability. The average length of service by the Company's sales personnel is approximately seven years due, in part, to the fact that the Company pre-screens qualified applicants, emphasizes continuing training, sets realistic sales goals and maintains a consistent uniform commission structure.

Management Information System

      Since 1991, the Company has invested approximately $1.1 million in hardware and software upgrades to its MIS, which is run from an IBM AS/400 computer located at its Dayton, Ohio headquarters, and has automated a large number of key business functions using on-line, real time systems. These on-line systems provide management with information concerning sales, inventory levels, customer payments and other operations which are essential for the Company to operate as a low cost, high efficiency distributor. Nine of the Company's offices, which represented 80.7% of the Company's sales volume for 1995 and 82.5% of the Company's sales volume for the six months ended June 30, 1996, have a direct, full-time dedicated link to the Company's in-house computer system. Non-linked offices dial in daily. The Company maintains two full-time computer programmers who work on a continual basis to upgrade the Company's software capability. The "down time" for the Company's computer system has been negligible to date.

      The implementation of these systems has allowed the Company to offer an advanced EDI program to its customers so that the Company can communicate directly with their computer systems and automatically process, send and receive purchase orders, invoices and acknowledgements. The Company is also able to offer "customer links" to provide customers with direct access to a specialized Company database to examine pricing, credit information, product description and availability and promotions information. This link also allows customers to place orders directly into the Company's order processing system.

      The Company has also invested in advanced telecommunications, voice response equipment, electronic mail and messaging, automated fax technology, scanning, bar coding, and automated inventory management.

Distribution

      The Company distributes its products from its four warehouse facilities, located in Dayton, Ohio, Louisville, Kentucky, Rochester, New York and Ann Arbor, Michigan, although most products are shipped from the primary warehouse located in Dayton, Ohio. Once an order is input into the Company's computer system, a picking ticket is printed in the appropriate warehouse where the inventory is located. This significantly decreases "stock-outs" and backorders since products may be shipped from more than one warehouse location to arrive at the customer's office on the next business day. The picking ticket tells the warehouse personnel where the merchandise is located. The stock is then picked and sent to the packing department where the items are double-checked against the picking ticket, packaged and assigned the most economical and efficient mode of transport, based upon the customer's desires.

      The Company believes that the automation brought about by advances in its MIS have resulted in: (i) more efficient management of its inventory which, in turn, has reduced the Company's working capital borrowings; (ii) a consistent picking accuracy rate of approximately 99.5%, thereby reducing shipping errors and the associated costs of returned merchandise; (iii) significant savings to its customers as a result of customizing packaging which takes advantage of weight discounts and provides for less frequent deliveries; and (iv) improved customer service through later order acceptance times (currently 6:00 p.m. Eastern Time) and next business day delivery.

      When the Company ships packages with UPS or RPS, it will label the package with the UPS or RPS bar code for tracking purposes. The Company is then able to track a customer's package from the time it is put on the courier's vehicle until delivery. The Company's arrangements with UPS and RPS enable the Company to offer to its customers a discounted shipping rate and next business day delivery to most U.S. geographic areas. The Company charges its customers delivery rates based upon the customer's purchase and competition on a local and national level offered to the Company by UPS on RPS or, if that rate is unavailable, the local ground delivery rates for this service. However, in certain markets where the cost of delivery is highly competitive or free to the customer, the Company will match its delivery charges with those of its direct competitors. The Company ships virtually all orders for products in stock on the same day.

      The Company's principal executive offices are currently located in Dayton, Ohio. The Company leases all of its office and warehouse space for use in the ordinary course of business. The leases expire at various times through 2004 and some of the Company's leases contain options to renew. The Company expects that it will be able to renew leases expiring in 1996 at rents which are substantially similar to current rent payments on a square footage basis.

      The Company's sales and warehouse locations are described in the table below:

Location                            Square Feet         Lease Expiration Date
- --------                            -----------         ---------------------
Ann Arbor, Michigan*                   5,500                     1998
Akron, Ohio                              500                     1997
Buffalo, New York                        500                     1997
Cincinnati, Ohio                       2,400                     1999
Cleveland, Ohio                          120                     1997
Cleveland, Ohio                           95                     1997
Columbus, Ohio                         1,478                     1999
Dayton, Ohio*                          7,000                     1996
Dayton, Ohio                           6,500                     1996
Detroit, Michigan                      1,075                     1997
Indianapolis, Indiana                    800                     1997
Louisville, Kentucky*                  7,500                     2004
Pittsburgh, Pennsylvania               1,725                     1996
Rochester, New York*                  12,032                     1997
Toledo, Ohio                             256                     1998

Leeds, England*                          500                     1996

Dubai, United Arab
 Emirates                                600                     1996

- -----------------------

      * All locations listed above are sales offices except those designated with an asterisk, which locations include Company warehouses.

      The Company has entered into a lease with a partnership composed of certain executive officers of the Company (the "Draft Partnership") to move its Dayton, Ohio offices and warehouse to a newly constructed site also located in Dayton, Ohio in the fourth quarter of 1996. See "Certain Transactions - Related Party Transactions." The new facility will provide the Company a total of 30,000 square feet of space, expandable by build-out to 62,000 square feet, of which 15,000 square feet will be used as warehouse space and the remainder of which will be used for offices and other business purposes. The Company expects that the Company's operations will not be unduly interrupted by the move to the new Dayton location. The Company anticipates that it will invest approximately $250,000 for furniture and fixtures for the new facility. The cost of the relocation is estimated to be approximately $30,000.

      The Company's trade name is "Miami Computer Supply International." The Company intends to apply for a Federal service mark registration of "Miami Computer Supply International," "MCSI" and the associated Company logo. No assurance can be given that any such registration will be granted or that if granted, such registration will be effective to prevent others from: (i) using the service mark concurrently; or (ii) preventing the Company from using the service mark in certain locations.

Subsidiaries

      The Company has one wholly owned subsidiary, DDP, which has two subsidiaries, Diversified Data Products (U.K.) Limited ("DDP-UK") and CEM (Overseas) Limited ("CEM"). DDP-UK is a United Kingdom private limited company and CEM is a British Virgin Islands International Business Company. Both DDP-UK, whose sales office is located in Leeds, England, and CEM, whose sales office is located in Dubai, United Arab Emirates, engage in the computer supply and office automation supply distribution business and purchase and sell computer and office automation supplies internationally. DDP-UK operates in England and DDP and DDP-UK sell in Germany, France, Australia, New Zealand, Hong Kong, Indonesia and Singapore, while CEM operates in the United Arab Emirates and sells product in Kuwait and Saudi Arabia. See "Risk Factors - Risks Relating to International Acquisitions" and "- Exchange Rate Fluctuations." All financial results of the subsidiaries are reflected in DDP's Consolidated Financial Statements.

Employees

      As of June 30, 1996, the Company had 115 full-time employees and three part-time employees, of which 48 were in executive and administrative positions, including accounting, purchasing, credit and management information systems, 53 were in sales and marketing and 14 were in warehousing and related functions. None of the Company's employees are represented by a labor union, and the Company has never suffered an interruption of business as a result of a labor dispute. The Company considers its relations with its employees to be excellent.

Competition

      The Company believes that most, if not all, of its customers maintain several sources of supply for their product requirements. Accordingly, the Company competes with major full-service office products distributors, other national and regional computer supply distributors, office products superstores, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of the Company's competitors, such as office products superstores and major full-service office products distributors, are larger and have substantially greater financial and other resources and purchasing power than the Company. Competition in the Company's industry is generally based on price, breadth of product lines, product and credit availability, a knowledgeable sales force, delivery time and the level and quality of customer services. The Company believes that the computer supply industry will become more consolidated in the future and thereby more competitive. Increasing competition will result in greater price discounting which will continue to have a negative impact on the industry's gross margins. The Company has experienced relatively consistent gross profit margins while experiencing continuing price competition. The effect of such competition has been offset primarily by increased gross profit margins from new product offerings.

      The Company believes its competitive advantage over other distributors includes its ability to efficiently maintain a wide selection of name brand products in stock ready to be shipped on a same day basis and delivered overnight, to efficiently distribute its products, to provide innovative and high quality value-added customer service programs and to respond to changing customer demand and product development. However, there can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business.

Environmental Matters

      The Company is subject to federal, state and local laws, regulations and ordinances that: (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous wastes, or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances.

      The Company currently is not aware of any environmental conditions relating to present or past waste generation at or from its facilities or operations, that would be likely to have a material adverse effect on the financial condition or results of operations of the Company. However, there can be no assurance that environmental liabilities in the future will not have a material adverse effect on the financial condition or results of operations of the Company.

Legal Proceedings

      The Company is not involved in any legal proceedings incidental to the conduct of its business as of the date hereof. The Company maintains general liability and business interruption insurance coverage in amounts which it believes to be adequate.

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth the name, age and position of the directors and executive officers of the Company.

                 Name                        Age                      Position
                 ----                        ---                      --------

Anthony W. Liberati                          64        Chairman of the Board and Director
Albert L. Schwarz                            56        President and Director
Robert G. Hecht                              55        Vice Chairman of the Board and Director
Harry F. Radcliffe                           46        Treasurer and Director
Thomas C. Winstel                            50        Director, Secretary and Vice President -
                                                        Presentation Products
Richard A. Newkold                           62        Vice President - Training and Development
Roger E. Turvy                               56        Vice President - Product Sales and
                                                        Development
Michael E. Peppel                            29        Vice President - Chief Financial Officer
John C. Huffman, III                         38        Vice President - National Sales Manager
Mary Stewart                                 39        Vice President - Operations
Joseph R. Hollenshead, III                   26        President of DDP
David J. White                               33        Vice President of International Operations of
                                                        DDP


      Anthony W. Liberati. Mr. Liberati has been Chairman of the Board since May 1996, when LLC, of which he is the Manager - President and Chief Executive Officer and a member, acquired a majority interest in the Company. Commencing in 1982 and until his retirement in August 1995, Mr. Liberati was employed by the Edward J. DeBartolo Corporation, Youngstown, Ohio (the "DeBartolo Corporation"), the nation's largest shopping center developer and the owner of the San Francisco 49ers professional football team. At the time of his retirement, Mr. Liberati was the Chief Operating Officer of the DeBartolo Corporation. Prior to his appointment as the Chief Operating Officer, he was the DeBartolo Corporation's Chief Financial Officer for ten years. Mr. Liberati is a director of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and is a former member of the Board of Directors of DeBartolo Realty Corporation, Youngstown, Ohio, a New York Stock Exchange-traded real estate investment trust. He is a current member of the Board of Directors of Imperial Land Company, Pittsburgh, Pennsylvania, a privately held land-bank company and Pennsylvania Capital Bank, Pittsburgh, Pennsylvania, a privately held Pennsylvania commercial bank. He attended Duquesne University, Pittsburgh, Pennsylvania.

      Albert L. Schwarz. Mr. Schwarz joined the Company in 1987 as President and a Director. He is the Chairman of the Company's Executive Management Committee, a committee composed of management which deals with Company operating issues. Mr. Schwarz was a division controller of Amcast Industries Corp., a New York Stock Exchange-traded Company which manufactures metal castings located in Dayton, Ohio from 1984 to 1987. Mr. Schwarz received his MBA from the University of Dayton, Dayton, Ohio, and his undergraduate degree in accounting from Wright State University, Fairborn, Ohio. Mr. Schwarz is the brother-in-law of Mr. Turvy.

      Robert G. Hecht. Mr. Hecht became a Director of the Company in May 1996 and is also a member of LLC. Mr. Hecht is the Chief Executive Officer of Trumbull Corporation, a privately held highway construction company, the President of Allegheny Asphalt Manufacturing, Inc., a privately held material supply company and is the Executive Vice President for P.J. Dick Incorporated, a privately held construction company, all of which are located in Pittsburgh, Pennsylvania. Mr. Hecht is also a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the Nasdaq National Market and of First Home Bancorp, Inc. and First Home Savings Bank, FSB, a privately held savings institution holding company and federally chartered savings bank located in Pittsburgh, Pennsylvania. Mr. Hecht received his Juris Doctor degree from the University of Pittsburgh, Pittsburgh, Pennsylvania and his undergraduate degree in engineering from the U.S. Naval Academy. Mr. Hecht is the Co-Chairman of the Washington County Southwestern Pennsylvania Growth Alliance and a member of the Board of Directors of the Children's Home of Pittsburgh.

      Harry F. Radcliffe. Mr. Radcliffe, an officer and member of LLC, was elected as a Director in May 1996. Mr. Radcliffe is the President and Chief Executive Officer of First Home Bancorp, Inc., a privately held savings institution holding company, and First Home Savings Bank, FSB, a federally chartered savings bank headquartered in Pittsburgh, Pennsylvania. He is a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the Nasdaq National Market and of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is also traded on the Nasdaq National Market. From 1989 to 1993, Mr. Radcliffe was the President and Chief Executive Officer of First South Savings Association, a Pennsylvania-chartered stock savings association located in Pittsburgh, Pennsylvania. Mr. Radcliffe received his degree in economics from Ohio Wesleyan University.

      Thomas C. Winstel. Mr. Winstel co-founded the Company in 1981 and has been a Director and Vice President of the Company since that time. Mr. Winstel is a member of the Company's Executive Management Committee. Mr. Winstel received his marketing degree from the University of Dayton, Ohio.

      Richard A. Newkold. Mr. Newkold co-founded the Company in 1981 and has been a Vice President - Training and Development of the Company since that time. Mr. Newkold now acts as the Company's full-time sales trainer. He is a member of the Company's Executive Management Committee.

      Roger E. Turvy. Mr. Turvy joined the Company in 1981 and has been the Vice President - Product Sales and Development since that time. Mr. Turvy is a member of the Company's Executive Management Committee. Mr. Turvy received his degree in mathematics and business from Miami University, Oxford, Ohio and his MBA from Ohio State University. Mr. Turvy is the brother-in-law of Mr. Schwarz.

      Michael E. Peppel. Mr. Peppel joined the Company in May 1996 and is an officer and member of LLC. Mr. Peppel is also a member of the Company's Executive Management Committee. Prior thereto, from November 1990 to May 1996, he was a director and Chief Financial Officer of Diversified Data Products, Inc. which was acquired by LLC and contributed to the Company. From April 1987 to October 1990, he was the money desk manager for the DeBartolo Corporation, Youngstown, Ohio. Mr. Peppel received his degree in economics and finance from the University of Notre Dame.

      John C. Huffman, III. Mr. Huffman joined the Company in 1981 and is the Company's National Sales Manager and is a member of the Company's Executive Management Committee. Mr. Huffman was the General Manager of the Company from 1985 to 1987, the Dayton Sales Manager from 1987 to 1989 and has been the National Sales Manager since 1989. Mr. Huffman received his degree in business management from Wright State University, Fairborn, Ohio.

      Mary Stewart. Ms. Stewart joined the Company in 1989 as a staff accountant and is currently the Company's Vice President - Operations. From 1994 to May 1996, Ms. Stewart served the Company as Controller.

      Joseph R. Hollenshead, III. Mr. Hollenshead joined the Company in May 1996 and is a member of LLC. He founded DDP in 1988 and has been a director and the President of DDP since that time. Mr. Hollenshead attended Eastern Michigan University in Ypsilanti, Michigan.

      David J. White. Mr. White joined the Company in May 1996 and is a member of LLC. He is currently based in Leeds, England as DDP's Vice President of International Operations. Mr. White was previously a director of DDP from March 1993 to May 1996. Prior thereto, in September 1991 he founded and was the Chief Operating Officer of CEM (Overseas), Ltd. in Leeds, England and Dubai, United Arab Emirates, which was acquired by DDP in March 1993. Mr. White was the Export General Manager of ISA International PLC, a large European computer supply company, from March 1989 to September 1991 after spending seven years in the Middle East in the freight forwarding business. Mr. White attended Nunthorpe College in York, England.

      The Board of Directors is elected annually. However, the Articles and Code of Regulations of the Company provide that the Board may, by resolution of a majority of the Continuing Directors then in office, divide the Board into two or three classes as nearly equal in number as possible, each class having not less than three directors, with one class to be elected annually for a term of two or three years, respectively. Such "staggering" of the terms of the members of the Board of Directors could make it easier for incumbent Board members to retain their status and make it more difficult for stockholders to replace the entire Board of Directors at one meeting of stockholders. For certain other terms and conditions in the Articles and the Code of Regulations which also may have an antitakeover effect, see "Restrictions on Acquisition of the Company." Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company anticipates that it will continue to hire, appoint or otherwise change senior managers and other key executives as it continues to grow.

      The Board of Directors has an Executive Committee, Compensation Committee and Audit Committee. The Executive Committee is composed of all members of the Board of Directors and has the authority to act as the Board of Directors when the Board is not in session. Actions of the Executive Committee may be taken upon the affirmative vote of any three of the five directors provided that of the three directors who are so acting, one must be a non-employee director. Executive Committee decisions must be ratified by the Board of Directors at its next regularly scheduled meeting. The Compensation Committee, currently comprised of Messrs. Liberati, Hecht and Radcliffe, has the authority to approve salaries and bonuses and other compensation matters for executive officers of the Company and reviews and approves employee health and benefit plans. The Audit Committee, currently comprised of Messrs. Liberati, Hecht and Radcliffe has the authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls and tax and other accounting-related matters.

      The Board of Directors currently meets monthly and is required to meet not less than quarterly. Non-employee directors currently receive a retainer of $2,500 per quarter, $1,000 per Board meeting attended and $250 per committee meeting attended for serving on the Board or any committee of the Board, and are reimbursed for their out-of-pocket expenses arising from attendance at Board or committee meetings. They will also participate in the Non-employee Directors Stock Option Plan. See "- Executive Compensation - Employee Benefit Plans - Stock Plans - Non-employee Directors Stock Option Plan." Directors who are also employees receive no compensation for attending such meetings other than their base salary.

Executive Compensation

      Summary Compensation Table. The following table sets forth individual compensation paid or accrued by the Company to the President and to each of the four most highly compensated executive officers (other than the President) of the Company (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 1995.

                                                                               Annual
                                                                            Compensation
                                                                     --------------------------
                                                                                                          All Other
Name and Position                                                      Salary         Bonus(1)         Compensation(2)
- -----------------                                                    ----------     -----------      -------------------
Albert L. Schwarz ...............................................      $102,000       $164,149            $16,200
  President
Thomas C. Winstel................................................       176,586         52,920             13,200
  Vice President - Presentation Products
Richard A. Newkold...............................................        93,600         40,320             13,200
  Vice President - Training and Development
Roger E. Turvy...................................................        73,597         33,860             13,200
  Vice President - Product Sales and Development
John C. Huffman, III.............................................        90,000          5,000             13,400
  Vice President - National Sales Manager


- -------------------

(1) Bonuses shown for 1995 were paid during 1996. Mr. Schwarz's bonus was based upon an agreement with the Company pursuant to which he received 10.0% of the total sum of (i) the pre-tax net income, before taxes,
      (ii) other officers' bonus expenses, and (iii) the accrued profit sharing expense. Messrs. Winstel's, Newkold's and Turvy's bonuses were determined by the President of the Company. Mr. Huffman's bonus was based upon attaining business plan margin goals. Mr. Schwarz's and Mr. Huffman's previous employment agreements were terminated on May 30, 1996.

(2) All Other Compensation includes director's fees and expense reimbursement, car allowance, premiums for split dollar life insurance coverage, sporting event tickets, annual medical examination expenses, taxable relocation, temporary housing and/or other executive or employee benefits. There was no stock option plan in effect during 1995 or the years prior thereto.

      Effective May 30, 1996, the annual base salary for each of Messrs. Schwarz, Winstel, Newkold, Turvy and Huffman was increased. See "- Employment Contracts." Mr. Peppel became the Company's Vice President - Chief Financial Officer on May 30, 1996.

Employment Contracts

      On May 30, 1996, in conjunction with the acquisition of the controlling interest in the Company by LLC, the Company entered into employment contracts with Messrs. Schwarz, Winstel, Newkold, Turvy, Peppel, Huffman, Hollenshead and White (the "Executives"), which agreements are substantially similar except for compensation provisions. Each such agreement terminates on December 31, 1999, except for the agreements of Messrs. Newkold, Hollenshead and White which terminate on December 31, 1996, unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or substantial neglect of, or an intentional failure to perform, a material portion of the Executive's duties, willful misconduct, breach of a fiduciary duty involving personal gain, a material breach of the employment agreement, or a felony conviction), or terminated by the Executive for the failure of the Company to provide the resources necessary to the fulfillment of the Executive's responsibilities, the express direction by the Board of Directors to have the Executive perform any illegal action, the threatened or actual insolvency of the Company or the failure of the Company to perform its obligations to the Executive under the employment agreement.

      Each Executive's monthly base salary is as set forth in the table below:


                                                                      Monthly Base Salary
                                                                For the Year Ended December 31,
                                                --------------------------------------------------------------
                                                1996                1997               1998              1999
                                                ----                ----               ----              -----

Albert L. Schwarz*...................          $9,200             $15,000            $15,900           $16,854
Thomas C. Winstel....................           9,000               9,800             10,300            10,800
Richard A. Newkold...................           8,200                  --                 --                --
Roger E. Turvy.......................           7,000               7,800              8,600             9,500
Michael E. Peppel*...................           6,667              10,871             11,523            12,214
John C. Huffman, III.................          10,100              10,700             11,300            12,000
Joseph R. Hollenshead, III...........           6,667                  --                 --                --
David J. White.......................           6,667                  --                 --                --

- ---------------------------

      *The increases in the base salary shown in the table will occur if targeted pre-tax profit goals are not achieved in every prior year. If such goals are achieved, the base salaries will be $15,000 in 1997, $19,950 in 1998 and $24,938 in 1999 for Mr. Schwarz, and $10,871 in 1997, $14,428 in 1998 and
$18,072 in 1999 for Mr. Peppel, assuming that targeted pre-tax profit goals are attained in each prior year.

      In addition to a base salary, each such Executive is entitled to a bonus as follows: (i) Mr. Schwarz will receive a bonus of 10.0% of pre-tax profits before employee profit sharing or any other bonuses, which, beginning in 1997, will not exceed the amount of his base salary in any year; (ii) Mr. Winstel will receive a bonus in the amount of 40.0% of the Gross Margin (as defined below) of all sales to certain accounts set forth in Mr. Winstel's agreement which Commission will be paid only when the amount of commission exceeds his base salary and will be paid in lieu of a base salary; (iii) Mr. Newkold will receive a bonus as determined by the Board of Directors in good faith in consideration of his work on acquisitions during the year and the performance of his other duties; (iv) Mr. Turvy will receive a commission in the amount of 40.0% of the Gross Margin of the sales to accounts assigned to him, as maintained in the Company's records, which commission will be paid only when the amount of commission exceeds his base salary and will be paid in lieu of a base salary; (v) Mr. Peppel will receive a bonus equal to 9.0% of the pre-tax profits of the Company before employee profit sharing or any other bonuses, 60.0% of which shall be paid quarterly, which cash bonus, beginning in 1997, will not exceed the amount of his base salary in any year;
(vi) Mr. Huffman will be paid a bonus of 0.5% of Gross Margin over $9.0 million in any calendar year; (vii) Mr. Hollenshead will receive a bonus equal to 15.0% of the pre-tax income of DDP in excess of $250,000; and (viii) Mr. White will receive a bonus equal to 15.0% of the pre-tax income of DDP in excess of $250,000. "Gross Margin" is defined by the employment agreements to mean the difference of the unit sales price of the product and the actual cost of the product to the Company. Messrs. Peppel, Hollenshead and White will also receive certain stock compensation from LLC. See "Certain Transactions - Related Party Transactions - Other Transactions."

      In addition, each of the Executives (except Messrs. Peppel, Hollenshead and White) utilizes a Company automobile for Company business having a retail value of up to $35,000, for which the Company pays rent, insurance, repairs, gas, oil and fees, of up to $1,200 per month.

      The Executives are granted up to six weeks vacation annually and are entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock options, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors. Moreover, the Executive will be eligible to participate in and be covered by all plans effective generally for executives of the Company with respect to life, accident or health insurance, hospitalization, disability and other benefits. If Mr. Newkold is terminated other than for cause, the Company has agreed to continue to pay for health insurance for him and his spouse until he reaches age 65 and thereafter to pay premiums for Medicare Supplemental Insurance for him and his spouse on a policy selected by Mr. Newkold until he becomes 70 years old. The Company will pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred or paid by him in connection with the performance of his duties under the agreement. The contracts also provide for the indemnification of the Executives to the extent permitted by the Company's Articles, Code of Regulations and applicable law, and the valuation and purchase of the Executive's shares of Common Stock of the Company if he is terminated for cause prior to December 31, 1999 (or December 31, 1996 in the case of Messrs.

Newkold, White and Hollenshead) and the Common Stock is not, at the time of termination, publicly traded.

      In consideration of the above, the Executive also has agreed, during the term of the agreement and for 12 months after the termination of the agreement, not to compete with the Company in any area which is within a 100-mile radius of any existing office of the Company. All disputes are to be resolved using alternative dispute resolution procedures (such as arbitration) rather than litigation.

      The Company has, in the past, entered into employment and non-competition agreements with the senior management of the companies it has acquired and may do so in the future.

Employee Benefit Plans

      Stock Plans.

      1996 Stock Option Plan. Effective September 19, 1996, the Board of Directors of the Company adopted the 1996 Stock Option Plan (the "Stock Option Plan") which was approved by the stockholders of the Company at a special meeting of stockholders held on _______ __, 1996. Options will be awarded under the Stock Option Plan after the Offering is completed.

      The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, as amended (the "Code"). The Company has reserved 250,000 shares of Common Stock for issuance pursuant to the exercise of Options granted under the Stock Option Plan, subject to adjustment. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Option relates and the exercise price per share under any option will be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

      The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Option Committee") composed of non-employee directors. Unless sooner terminated, the Stock Option Plan will be in effect until September 19, 2006, ten years from the date of the adoption of the Stock Option Plan by the Board of Directors.

      Under the Stock Option Plan, the Option Committee will determine, among other things, which officers and key employees will be granted Options, the performance goals which must be met to receive Options, the number of shares subject to each Option, the exercise price of the Option, whether such Options may be exercised by delivering other shares of Common Stock or other consideration and when such Options become exercisable. The per share exercise price of all Options is required by the Code to be at least equal to the fair market value of a share of Common Stock on the date the Option is granted. The Code also requires that the aggregate fair market value of the Common Stock with respect to which the Options are exercisable for the first time by the Optionee during any calendar year cannot exceed $100,000. Moreover, any person who owns 10.0% or more of the voting power of the Common Stock may not receive Options whose exercise price is less than 110.0% of the fair market value of a share of Common Stock of the Company on the date of grant.

      Options will become vested and exercisable in the manner specified by the Option Committee and all Options will become fully vested and exercisable in the event of a change in control of the Company, as defined in the Stock Option Plan. Each Option or portion thereof will be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Option Committee to a period not to exceed five years from such termination. However, failure to exercise Options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Options are non-transferable except by will or the laws of descent and distribution.

      Under current provisions of the Code, the federal income tax treatment of incentive stock options is as follows. An optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise.

      Immediately after the closing of this Offering, the following number of Options will be granted to the following executive officers of the Company with an exercise price equal to the initial public offering price: 51,000 to Mr. Schwarz, 45,000 to Mr. Peppel and 15,000 to Mr. Winstel. These Options are subject to a three year vesting schedule which provides that one-third of such Options will vest annually.

      Non-employee Directors Stock Option Plan. The Company's Non-employee Directors Stock Option Plan (the "Directors Plan") will provide for automatic grants of non-qualified stock options on the date of each annual meeting of stockholders, commencing with the 1997 annual stockholders meeting, to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The Directors Plan calls for the grant of options covering 15,000 shares of Common Stock to each person who is then a non-employee director at the first annual meeting of shareholders following the closing of this Offering, which options will vest in 5,000 share increments. The first increment will vest immediately, the second will vest on the date of the second annual meeting of shareholders following the closing of this Offering and the last increment will vest on the date of the third annual meeting of shareholders following this Offering, except that all such options shall become immediately vested if the Company engages in a Business Combination, as defined by the Articles. See "Restrictions or Acquisition of the Company - Amended and Restated Articles of Incorporation, Code of Regulations and Other Provisions." Commencing on the date of the second annual meeting of shareholders held following the closing of this Offering, and on the date of each such meeting thereafter, each person who is a non-employee director, other than the non-employee directors who received the 15,000 share grants at the first such meeting, will be automatically granted a non-qualified stock option to purchase 5,000 shares of the Common Stock, not to exceed 15,000 shares for any director. All of the options granted hereunder, except for the options granted on the date of the first annual meeting, shall become immediately exercisable in full on the date of grant. The exercise price of each option is the fair market value of the Common Stock on the date of grant. These options are also subject to a three year vesting schedule which provides that one-third of such options will vest annually. Each option expires upon the earlier of ten years after grant or one year after the death of the recipient director. A total of 100,000 shares of Common Stock has been reserved for future grants of options under the Directors Plan. No options have yet been granted under the Directors Plan.

      401(k) Plan. The Company has a 401(k) plan for all employees (the "401(k) Plan"), age 21 or older, with one year of service. The 401(k) Plan is a contributory defined contribution plan which is intended to qualify under
Section 401(k) of the Code. Participants may contribute to the 401(k) Plan by salary reduction up to 20.0% of annual compensation for the year. Such contribution defers the employee's earnings up to a maximum of $9,500 in each plan year, indexed annually. The Company may, in its discretion, determine each year to make a matching contribution out of current or accumulated pre-tax profit equal to up to 50.0% of the amount deferred by the employee, with a maximum contribution of 1.5% of the employee's compensation. An employee's contributions to the 401(k) Plan as well as all employer matching contributions are vested after one year or 1,000 hours of service at any time during a plan year. All funds contributed to the 401(k) Plan are held in a trust fund, which are invested at the direction of the employee in any one or more of five separate mutual funds: a stock growth fund, an aggressive stock growth fund, a growth and income equity fund, an income fund and a money market fund. Contributions by the Company to the 401(k) Plan were $44,852 for the year ended December 31, 1995.

      Section 125 C Cafeteria Plan. All Company employees are eligible to participate in the Company's Section 125 C Cafeteria Plan (the "C Plan") which permits employees to deduct all or a portion of their gross wages prior to the calculation of federal income tax, FICA and Medicare deductions and state income tax, to be used to pay for the following permissible benefits: group health insurance, long and/or short-term disability insurance, child care or dental insurance.

      Profit Sharing Plan. All Company employees (excluding sales personnel and officers) who have been employed for the calendar year and through the date of distribution (March 15 of the following year) are eligible to participate in the Company's profit sharing plan (the "Profit Sharing Plan") which was inaugurated in 1995. Assuming that the Company achieves projected pre-tax income for the year, 3.0% of the Company's pre-tax income is set aside for distribution (the "Profit Sharing Pool") under the Profit Sharing Plan. Employees are entitled to a portion of the Profit Sharing Pool based on the employee's number of years of service as of the end of the Profit Sharing Plan year (a "Unit"). Managers of the Company, who are designated annually, have their Units multiplied times three, and part-time employees who work an average of 30 hours per week earn fractions of Units based on the number of hours worked in a 2,080 hour year. Under the Profit Sharing Plan, one-third of the Profit Sharing Pool is awarded based on Units and two-thirds is awarded based on the employee's individual performance as determined by the employee's immediate supervisor. The Company recorded an expense of $44,852 for the Profit Sharing Plan in 1995.

      Split Dollar Life Insurance Agreements. In December 1995, the Company entered into "split dollar" life insurance agreements, which were amended on May 30, 1996 in conjunction with the acquisition of control of the Company by LLC (the "Split Dollar Agreements"), with Messrs. Schwarz, Winstel, Newkold and Turvy (the "Insureds") pursuant to which the Company purchased, and currently pays the premiums on, and the income tax gross-up at a 40% tax rate for, term life insurance policies in the face amounts of $1,550,000, $2,300,000, $1,600,000 and $1,050,000, respectively. While the Company is the owner of the policies, the Split Dollar Agreements state that the beneficiaries of the Insureds will be entitled to receive the face value of the policies upon the death of the Insureds, less the policies' cash value, which, at June 30, 1996, approximated $112,810, $76,725, $117,864 and $80,316, respectively. The Insureds have the right to purchase the policies from the Company when they reach age 65 for their then cash surrender values. The cost to the Company for the premiums for 1995 (the tax gross-up amount was not paid during 1995 for any of the Insureds) was $40,000 for Mr. Schwarz, $30,000 for Mr. Winstel, $30,000 for Mr. Newkold and $30,000 for Mr. Turvy and in 1996 will be $44,415 for Mr. Schwarz, $33,560 for Mr. Winstel, $36,235 for Mr. Newkold and $32,979 for Mr. Turvy. The Split Dollar Agreements will terminate during the Insureds' lifetimes upon:
(i) the total cessation of the Company's business, or (ii) the bankruptcy, receivership or dissolution of the Company, and (iii) the Insureds may terminate the Split Dollar Agreements at any time upon written notice.

Compensation Committee Interlocks and Insider Participation

      The Board established a Compensation Committee on August 13, 1996. The Compensation Committee is currently comprised of Messrs. Liberati, Hecht and Radcliffe. None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. The only transaction which effected the members of the

Compensation Committee, or their affiliates, during 1996 (there were none in 1995) was the Stock Split of the Company's Common Stock effected on September 25, 1996.


                              CERTAIN TRANSACTIONS


Related Party Transactions

      Lease Agreements. The Company has entered into a lease with Draft Partnership ("Lessor") for a 30,000 square foot office and warehouse building in Dayton, Ohio. The general partners of Draft Partnership are James F. Rowland, the lessor of the Company's current Dayton executive office and warehouse location and the builder of the new facility (owning a 50% partnership interest), and Messrs. Schwarz, Winstel, Newkold and Turvy, each of whom own a 12.5% partnership interest. The lease is for a term of ten years commencing upon delivery of the completed building (which is expected to be in the fourth quarter of 1996) for a base monthly rental of $20,000 plus the difference between $1.5 million and the total cost of construction, subject to a proportionate increase each year after July 1999 based on the increase in the Consumer Price Index ("CPI"). The Company is responsible for paying all taxes, public liability insurance but not fire and property damage insurance, and all utilities on the leased premises. Provided that the Company is not in default under the lease, it has the option to renew the term of the lease for two successive terms of five years each, commencing on the expiration of the initial term. The Lessor has agreed to maintain the exterior of the building, all structural components and the parking lot, while the Company has agreed to maintain the interior, including glass, mechanical, electrical, plumbing, heating and air conditioning, as well as grounds maintenance. In addition, the Company has indemnified the Lessor against any claims which may arise out of the Company's occupancy of the leased premises or any act of the Company or its employees, agents, invitees or licensees.

      Management of the Company believes that the terms and conditions of such lease are no less favorable than those that could be obtained from a non-affiliated third party in the local real estate market for similar office/warehouse structures and, although the Company has not obtained a third party opinion regarding the fairness of the above-described transaction, the Company believes that the rental and other payments under the lease are at or below current comparable rates in the local market.

      John Schwarz and Robert Schwarz, two employees and stockholders of the Company who are brothers (but not related to Albert L. Schwarz) and who were stockholders of Paper Rolls at the time of the acquisition by the Company of the assets of Paper Rolls in June 1994, and their parents are among the lessors of the Company's 7,500 square foot office/warehouse facility in Louisville, Kentucky. This lease is for a ten year term, expiring in June 2004, at a rental of $2,000 per month, plus an annual increase based on the CPI with the base month being July 1994. Rent adjusts annually on the first day of July. The

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Company, as lessee, is obligated to pay the taxes, insurance and utilities for the property and has indemnified the lessors against all liability arising from injury or damage during the term of the lease to any person or property occasioned wholly or in part by any act or omission of the Company or any guest, servant, assign or sub-tenant of the Company.

      Management of the Company believes that the terms and conditions of such lease are no less favorable than those that could be obtained from a non-affiliated third party in the local real estate market for similar office/warehouse structures and, although the Company has not obtained a third party opinion regarding the fairness of the above-described transaction, the Company believes that the rental and other payments under the lease are at or below current comparable rates in the local market.

      Other Transactions. In connection with the acquisition of control of the Company in May 1996, LLC purchased 70.0% of the issued and outstanding shares of voting and non-voting common stock of the Company for $8.0 million in cash and notes (which notes are due and payable on the effective date of such offering) or $4.78 per share. Messrs. Liberati, Hecht, Radcliffe, Peppel, Hollenshead and White (and an investment fund of the Underwriter and of the special counsel to the Company) are members of LLC. The stockholders of the Company who sold shares to LLC included Messrs. Schwarz, Winstel, Newkold, Turvy, Huffman and a family limited partnership affiliated with Mr. Schwarz.

      In addition, at the same time, LLC purchased 100.0% of the issued and outstanding common stock of DDP for a $250,000 loan to Messrs. Hollenshead and White, stockholders of DDP, which loan is completely cancelable if DDP generates pre-tax income of $250,000 for the year ended December 31, 1996 and partially cancelable based upon the amount of pre-tax income generated by DDP which is less than $250,000. Mr. Peppel was a director and the Chief Financial Officer and a selling stockholder of DDP, but received no cash consideration in the transaction. LLC contributed all of the shares of common stock of DDP to the Company on May 30, 1996. See "Summary - Recent Change of Control of the Company," "Risk Factors - Control of Existing Management and Certain Stockholders" and "Dilution."

      In conjunction with the purchase of DDP by LLC, LLC agreed to provide the three selling stockholders of DDP, including Mr. Peppel, a stock incentive so long as such stockholders remain employees of DDP, as a subsidiary of the Company, for the years ended December 31, 1996, 1997 and 1998. Under the Stock Purchase Agreement by and among LLC, DDP and the selling stockholders of DDP (Messrs. Hollenshead, Peppel and White), LLC has agreed to transfer to each of the selling stockholders 4,180 shares of Common Stock of the Company at December 31, 1996, 6,855 shares of Common Stock at December 31, 1997, and 5,685 shares to two of the selling stockholders, and 14,045 shares of Company Common Stock to Mr. Peppel, at December 31, 1998. If this Offering is consummated, all of such shares will become immediately vested in the DDP selling stockholders (including Mr. Peppel) as of the date of such consummation. See "Business - Overview" and "Principal Stockholders."

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




      Limitations on Liability and Indemnification Matters. The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under Ohio law the liability of its directors to the Company or its stockholders for monetary damages except to the extent that it is proved by clear and convincing evidence that the director took or failed to take action, and that such action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or was undertaken with reckless disregard for the best interests of the Company. The Articles do not, however, affect the liability of directors for the granting of unlawful loans, dividends or distributions of assets. Under Ohio law, directors will not be found to have violated their duties to the corporation unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in, or not opposed to, the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against the director. However, a director will not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause reliance on information, opinions or reports prepared by counsel or the Company's auditors to be unwarranted. A director, in determining what he reasonably believes to be in the best interests of the Company, is allowed by the General Corporation Law of the State of Ohio ("OGCL") to consider the interests of the Company's stockholders, and may, in his discretion, consider:
(i) the interests of the Company's employees, suppliers, creditors and customers; (ii) the local and national economy; (iii) community and societal considerations; and (iv) the long-term as well as the short-term interests of the Company and its stockholders, including the possibility that these interests may be best served by the continued independence of the Company. This limitation of liability provision is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties to the Company and its stockholders, is not unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

      The Articles also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of the Company. Under the terms of the Company's Articles, such indemnification also will be provided to any person who is or was serving at the request of the Company as a director, officer, employee, agent or in certain other capacities of another corporation, partnership, joint venture, trust or certain other enterprises. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to a criminal action, if he had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person is adjudged liable for negligence or misconduct in the performance of his duty to the Company unless the court determines that despite such liability, but in view of all of the

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



circumstances, such person is fairly and reasonably entitled to indemnity for expenses as determined by the court, or unless such action is for an unlawful loan, dividend or distribution of assets. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided that the indemnified person provides an undertaking to repay the Company if it is ultimately proved by clear and convincing evidence in court that his action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company and to reasonably cooperate with the Company concerning the action, suit or proceeding.

      The rights of indemnification provided in the Company's Articles are not exclusive of any other rights which may be available under the Articles or Code of Regulations of the Company, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or with another entity at the request of the Company, whether or not the Company would have the power to provide indemnification to such person. The Company intends to obtain director and officer liability insurance coverage.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the published opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      At the present time, there is no pending litigation or proceedings involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not presently aware of any other threatened litigation or proceeding which may result in a claim for such indemnification.


                             PRINCIPAL STOCKHOLDERS

      At September 11, 1996, the Company had 2,388,000 shares of its Common Stock outstanding which were held by 11 stockholders of record.

      The following table sets forth as of September 11, 1996 certain information with respect to the beneficial ownership of the Common Stock, and as adjusted to reflect the sale of the shares offered hereby, for (i) each person or entity (including any "group" as defined by Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5.0% of the issued and outstanding shares of Common Stock of the Company, (ii) each director and each Named Executive Officer (See "Management - Executive Compensation"), and (iii) all current directors and executive officers as a group.

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



The address for all directors and executive officers of the Company is 3884 Indian Ripple Road, Dayton, Ohio 45440.


                                                                        Number of
                                                                    Shares Beneficially                 Number of Shares
                                                                     Owned Before the                  Beneficially Owned
                                                                       Offering(1)                       After Offering
                                                              -----------------------------       --------------------------
                     Name                                      Amount           Percent             Amount           Percent
                     ----                                     ---------         -------           ---------         --------
Pittsburgh Investment Group LLC(2).........................   1,672,000           70.0%           1,613,480            47.6%
Anthony W. Liberati(3).....................................          --             --                   --              --
Albert L. Schwarz(4).......................................      17,600              *               17,600               *
Robert G. Hecht(5).........................................          --             --                   --              --
Harry F. Radcliffe(6)......................................          --             --                   --              --
Thomas C. Winstel..........................................     176,000            7.4              176,000             5.2
Richard A. Newkold.........................................     106,000            4.4              106,000             3.1
Roger E. Turvy(7)..........................................     136,000            5.7              136,000             4.0
Michael E. Peppel(8).......................................          --             --               25,080               *
John C. Huffman, III.......................................      20,000              *               20,000               *
Mary Stewart...............................................          --             --                   --              --
Joseph R. Hollenshead, III(9)..............................          --             --               16,720               *
David J. White(10).........................................          --             --               16,720               *
The Schwarz Family Limited Partnership(11).................     158,400            6.6              158,400             4.7
All directors and executive officers as a group (12
 persons)(12)..............................................     614,000           25.7              672,520            19.9


- ----------------------

* Less than 1.0%.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


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



(2) The business address of LLC is Birmingham Towers, Suite 701, 2100 Wharton Street, Pittsburgh, Pennsylvania 15203. An investment fund sponsored by the Underwriter and an investment fund composed of certain of the members of the Company's special counsel are members of LLC.

(3) Does not include the shares of Common Stock owned by LLC. Mr. Liberati is the Manager - President and Chief Executive Officer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of Company Common Stock owned by LLC.

(4) Does not include the shares owned by the Schwarz Family Limited Partnership. The general partner of the Schwarz Family Partnership is the Albert L. Schwarz Family Trust, of which Mr. Schwarz is the sole trustee and members of his immediate family are the beneficiaries. See footnote
       (11), below. Mr. Schwarz disclaims beneficial ownership of the shares owned by the Schwarz Family Limited Partnership.

(5) Does not include the shares of Common Stock owned by LLC. Mr. Hecht is a member, but not an officer of, LLC.

(6) Does not include the shares of Common Stock owned by LLC. Mr. Radcliffe is the Manager - Secretary of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of the Common Stock owned by LLC.

(7) Includes 24,000 shares of Common Stock owned by Mr. Turvy's spouse who is an employee of the Company.

(8) Includes the 25,080 shares which will be vested in Mr. Peppel pursuant to the Stock Purchase Agreement by and between DDP, the selling stockholders of DDP (including Mr. Peppel) and LLC upon the consummation of this Offering. See "Certain Transactions - Related Party Transactions
       - Other Agreements." Does not include the shares of Common Stock owned by LLC. Mr. Peppel is the Manager - Treasurer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose or direct the disposition of, the shares of Company Common Stock owned by LLC.

(9) Does not include the shares of Common Stock owned by LLC. Mr. Hollenshead is a member, but not an officer of LLC. Includes the 16,720 shares which will be vested in Mr. Hollenshead pursuant to the Stock Purchase Agreement by and between DDP, the selling stockholders of DDP (including Mr. Hollenshead) and LLC upon the Consummation of this Offering. See "Certain Transactions - Related Party Transactions - Other Agreements."


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



(10) Does not include the shares of Common Stock owned by LLC. Mr. White is a member, but not an officer of LLC. Includes the 16,720 shares which will be vested in Mr. White pursuant to the Stock Purchase Agreement by and between DDP, the selling stockholders of DDP (including Mr. White) and LLC upon the consummation of this Offering. See "Certain Transactions - Related Party Transactions - Other Agreements."

(11) Does not include shares of Common Stock owned individually by Albert L. Schwarz, who is the trustee of the Schwarz Family Trust, an inter vivos revocable Ohio trust, which is the general partner of the Schwarz Family Limited Partnership, an Ohio limited partnership. The address for the Schwarz Family Limited Partnership is 453 Rolling Timber Trail, Kettering, Ohio 45429.

(12) Does not include shares of Common Stock owned by LLC. Includes shares held by the Schwarz Family Limited Partnership.


                          DESCRIPTION OF CAPITAL STOCK

General

      The Company is authorized to issue 30,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock. The amount of authorized shares of Common Stock and Preferred Stock reflects the Recapitalization of the Company's equity from two classes of common stock (voting common stock, without par value, and non-voting common stock, without par value) to a single class of Common Stock, without par value, and the Preferred Stock, without par value, as well as the Stock Split which increased the number of authorized shares from 12,000 shares of common stock to the number of authorized shares of Common Stock and Preferred Stock set forth above. The Recapitalization resulted from the filing by the Company of the Amended and Restated Articles of Incorporation on September 25, 1996. Both the Recapitalization and the Stock Split were effective as of September 25, 1996. All outstanding shares of Common Stock are fully paid and nonassessable. Upon the consummation of the Offering, there will be 3,388,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The Board of Directors may issue additional shares of Common Stock or Preferred Stock from time to time without the approval of the stockholders.

      The following summary description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the description of the Company's capital stock contained in the Company's Articles, a copy of which has been filed with the Commission. Reference is made to the Articles for a detailed description of the provisions summarized below.

Common Stock

      Dividends. Subject to the prior rights of the holders of any shares of preferred stock that may be outstanding, the Company may pay dividends as declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors.

      Voting Rights. Except as provided in any resolution or resolutions adopted by the Board of Directors establishing any series of preferred stock, the holders of Common Stock possess exclusive voting rights in the Company. Each holder of shares of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. No holder of the capital stock of the corporation shall be permitted to cumulate his votes in the election of directors.

      Liquidation. Subject to the prior rights of the holders of any shares of Company Preferred Stock that may be outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock would generally be entitled to receive pro rata, after payment of all debts and liabilities of the Company, all remaining assets of the Company available for distribution.

      Preemptive Rights; Redemption. Holders of the Common Stock do not have any preemptive rights with respect to any shares of capital stock of the Company. In addition, the Common Stock is not subject to any redemption provisions.

Preferred Stock

      None of the Company's authorized Preferred Stock is issued or outstanding.

      The Company is authorized to issue 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The Preferred Stock may be issued in distinctly designated series, may be convertible into Common Stock and may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of Preferred Stock could adversely affect the voting and other rights of holders of Common Stock.

      The authorized but unissued shares of Preferred Stock and the authorized but unissued and unreserved shares of Common Stock are available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as otherwise required to approve a transaction in which the additional authorized shares of Preferred Stock would be issued or as may be required by the National Association of Securities Dealers, Inc. (the "NASD") to maintain the quotation of the Common Stock on the Nasdaq National Market, no stockholder approval would be required for the issuance of these shares. The issuance of Common or Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. Except for this Offering, the Company has no current plans to issue any shares of Common or Preferred Stock.

Transfer Agent

      The transfer agent for the Common Stock is the Registrar and Transfer Company, Cranford, New Jersey.


                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

Amended and Restated Articles of Incorporation, Code of Regulations and Other Provisions

      General. The following discussion is a general summary of certain provisions of the Articles and Code of Regulations relating to nominations and stockholder proposals, special meetings of stockholders, business combinations and amendments to the Articles and Code of Regulations, which may be deemed to have an anti-takeover effect. The following description of certain of the provisions of the Articles and Code of Regulations of the Company is necessarily general and reference should be made in each case to such Articles and Code of Regulations, each of which is set forth as an exhibit to the Company's Registration Statement filed with the Commission. See "Additional Information." Capitalized terms not otherwise defined shall have the meanings set forth in the Articles and Code of Regulations.

      Nominations and Stockholder Proposals. Article VII.D. of the Articles governs nominations for election to the Board of Directors, and requires all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder who has complied with the notice provisions in that section. Article IX.C. of the Articles provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. Business may be brought before the meeting by or at the direction of the Board of Directors or otherwise must be properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. In both instances, written notice of a stockholder nomination or stockholder proposal must be communicated to the attention of

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



the Company's secretary and either delivered to, or mailed and received at, the principal executive offices of the Company for the first such annual meeting after the filing of the Articles, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders and, thereafter, not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. Each such notice shall include specified matters set forth in the Articles, including information relating to the proposal or the nominee or nominees and to the stockholder who has made the nomination or proposal and any stockholder known to be supporting such nomination or proposal.

      The procedures regarding stockholder nominations and stockholder proposals will provide the Board of Directors with the information which will be necessary to evaluate a stockholder nominee to the Board and stockholder proposals and other relevant information, such as existing stockholder support for the nominee or business proposal, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for director or of a business proposal not favored by the Board, and will make it easier for the Board to solicit proxies resisting such nominees or business proposal. This may make it easier for the incumbent directors to retain their status as directors or to defeat a stockholder proposal, even when certain stockholders view the dissident nominations or business proposal as in the best interests of the Company or its stockholders. In this sense, this provision can be seen as advantageous to incumbent management and may discourage takeover attempts.

      Special Meetings of Stockholders. Article IX.A. of the Company's Articles provides that special meetings of the Company's stockholders, for any purpose or purposes, may only be called by the Chairman of the Board, the President or a majority of the Whole Board of Directors and a majority of the Continuing Directors, as defined below, or by holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at such special meeting. The provisions in the Articles accordingly effectively require a majority vote of the stockholders or enable the Chairman of the Board, the President or a majority of the Whole Board of Directors and a majority of the Continuing Directors to determine if it is appropriate for the Company to incur the expense of a special meeting in order to present a proposal to stockholders.

      Business Combinations. Article X of the Articles governs any proposed "Business Combination" (defined generally to include certain sales, purchases, exchanges, leases, transfers, dispositions or acquisitions of assets, mergers or consolidations, or certain reclassifications of securities of the Company) between the Company, on the one hand, and a Related Person, on the other hand. A "Related Person" is defined generally to include any person, partnership, corporation, group or other entity (other than the Company or LLC) which is the Beneficial Owner (as defined) of 10.0% or more of the shares of the Company entitled to vote ("Voting Shares") generally in an election of directors (i.e., control).

      Under Article X.B., if certain specified conditions (discussed in the following four paragraphs) are not met, the Company may not become a party to any Business Combination without the prior affirmative vote at a meeting of the Company's stockholders by the holders of at least 80.0% of the Voting Shares, voting separately as a class, and by an Independent Majority of Stockholders, which is defined to mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned (as defined), directly or indirectly, by a Related Person. If such approval were obtained, the specified conditions would not have to be met. Such conditions also would not have to be met if the Board of Directors approved the Business Combination at times and by votes specified in the Articles.

      The conditions necessary to avoid the vote of 80.0% of the Company's outstanding Voting Shares and of an Independent Majority of Stockholders include conditions providing that, upon consummation of the Business Combination, all of the Company's stockholders would receive at least a certain minimum price per share for their shares. The ratio of the price to be received by the stockholders (other than the Related Person) in the Business Combination to the market price of the Company's shares immediately before the announcement of the Business Combination would have to be at least as great as the ratio of (i) the highest per share price paid by the Related Person in acquiring any of the Company Common Stock prior to the Business Combination to (ii) the market price per share of the Company Common Stock immediately before the initial acquisition of any shares by the Related Person. A similar condition would apply in the case of the price to be paid for any outstanding shares of the Company's Preferred Stock. These requirements generally are designed to ensure that the stockholders receive the benefit of any premium paid by the Related Person in acquiring any of its holdings. The price to be received by stockholders in the Business Combination also would have to be not less than the highest per share price paid by the Related Person in acquiring any of its holdings.

      Another condition necessary to avoid the increased vote requirements is that the consideration to be received in the Business Combination by holders of stock must be in the same form and of the same kind as the consideration paid by the Related Person in acquiring stock already owned by it (except to the extent that each individual stockholder might agree to accept consideration of a different form or kind in exchange for all or part of the shares which he or she owns). Thus, for example, if the Related Person had acquired his or her initial share interest for cash, the remaining stockholders would have to be offered cash in the Business Combination and would not have to accept stock or debt of another corporation or institution.

      In order to avoid the supermajority voting requirements of Article X.B., the Related Person also would have to comply with certain other conditions after he or she acquired his or her 10.0% interest in the Company. These conditions include the following: (i) the Related Person must ensure that the Company's Board of Directors included representation by "Continuing Directors" (generally, those directors at the time of effectiveness of the Articles, whether or not a Related Person or Associate or Affiliate (as defined) of a Related Person, and those directors who are not affiliated with the Related Person and who are

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



elected as directors prior to the time the Related Person became such or with the recommendation of a majority of other Continuing Directors) in proportion to the holdings of the other stockholders; (ii) the Related Person must have refrained from acquiring additional capital stock of the Company with certain limited exceptions, and must have refrained from acquiring additional Voting Shares, or securities convertible into or exchangeable for Voting Shares, after he or she became a Related Person; (iii) the Related Person must not have received certain specified benefits from the Company, such as loans or guarantees, and, except with the approval of a majority of the directors and a majority of the Continuing Directors, must not have made any major change in the Company's business or equity capital structure or entered into any contract with the Company; and (iv) except as approved by a majority of the directors and a majority of the Continuing Directors, there must have been no failure to pay dividends on any outstanding Company Preferred Stock, no reduction in annual dividends paid on the Company Common Stock, and increases in annual dividends as necessary to reflect any reclassification, recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of stock. Finally, a proxy statement must have been sent to stockholders in connection with the Business Combination. Such proxy statement must contain the recommendations, if any, of the Continuing Directors, and of any investment banking firm selected by a majority of the Continuing Directors, as to the fairness of the Business Combination from the point of view of the stockholders.

      If all of the foregoing conditions are met, the increased voting requirements described above would be dispensed with and the Business Combination would require only such approval, if any, as would otherwise be required by Ohio law.

      Article X is intended to provide minimum safeguards for stockholders who do not accept a takeover attempt and continue to hold their shares after the attempt succeeds and the control of the Company is acquired by a Related Person. The requirement of an 80.0% stockholder vote probably means that a Business Combination which fails to meet the minimum price and other conditions might not be accomplished against the opposition of the incumbent Board of Directors, members of which, along with the executive officers of the Company and LLC, will beneficially own 2,286,000 shares or 67.4% of the Common Stock after the Offering, which amount does not include shares of Common Stock which may be immediately acquired upon the vesting of outstanding stock rights. See "Principal Stockholders."

      The provisions would not restrict another company which merely desired to exercise control over the Company and did not intend to effect a subsequent Business Combination. Moreover, these provisions may not apply to an attempted combination with a person not a Related Person. On the other hand, if another company obtaining control over the Company were not willing to meet the price and other conditions of Articles X.B., the holders of just over one-fifth of the outstanding Voting Shares could block a Business Combination supported by the remaining stockholders. The result is that Business Combinations favored by a majority of stockholders might not be approved. Article X.B. might also discourage a tender offer for the Company's stock because of the resulting need either to observe the minimum price requirements or to obtain an 80.0% stockholder vote as a precondition to any subsequent Business Combination. This might have the effect of preventing temporary fluctuations in the market price of the stock of the Company which could result from actual or rumored takeover attempts.

      Amendment of Articles and Code of Regulations. Article XI of the Company's Articles provides that any amendment of the Articles must be first approved by a majority of the Board of Directors and thereafter by the holders of two-thirds of the shares of the Company entitled to vote in an election of directors, but the approval of 75.0% of the shares of the Company entitled to vote in an election of directors is required for any amendment to Articles VI (pre-emptive rights), VII (directors), VIII (indemnification), IX (relating to meetings of stockholders), and XI (amendments). In addition, Article X.E. of the Company's Articles provides that Article X may not be changed, amended or repealed without the affirmative vote of the holders of at least 80.0% of the Voting Shares and by an Independent Majority of Stockholders (as such terms are defined, see
"- Business Combinations"). However, any such change, amendment or repeal to
Article X of the Company's Articles approved by two-thirds of the Whole Board of Directors and a majority of the Continuing Directors, as defined, is not subject to the approval requirements of Article X.E.

      Article XI of the Articles provides that the Code of Regulations of the Company may be adopted, altered, amended or repealed by the affirmative vote of a majority of the stockholders of the Company at any regular or special meeting of the stockholders called for that purpose.

      Ohio General Corporation Law. The General Corporation Law of the State of Ohio, the state in which the Company is incorporated and maintains its principal executive office, contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. All information set forth below regarding the OGCL is necessarily general in nature and reference should be made to the OGCL for more specific, detailed information.

      Control Share Acquisition. Because the Articles are silent on this matter,
Section 1701.831 of the OGCL regarding shareholder review of control share acquisitions will apply to the Company. A "control share acquisition" is defined as the acquisition, directly or indirectly, by any person of shares of an Ohio corporation having fifty or more stockholders (an "Ohio Public Company") that, when added to all other shares of the corporation in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges of voting power: (i) one fifth or more, but less than one third; (ii) one third or more, but less than a majority; or (iii) a majority or more. No person may make a control share acquisition unless: (i) the shareholders of the corporation by a majority vote (excluding the shares held by the person proposing the control share acquisition), at a special meeting held for such purpose, to authorize such acquisition, and (ii) such acquisition is consummated no later than 360 days following such shareholder authorization. The special meeting of shareholders must be preceded by the filing by the person proposing the control share acquisition of a statement which details the proposed acquisition and notice of the special meeting.

      Transactions Involving Interested Shareholders. Chapter 1704 of the OGCL regulates certain transactions by Ohio Public Companies and a person who, directly or indirectly, alone or with others, can exercise or direct the exercise of 10.0% of the voting power of the Ohio Public Company in an election of directors (the "Interested Shareholder"). Although the Articles of the Company have been amended to make Chapter 1704 inapplicable to the Company,
Section 1704.05(F)(2) requires that the Company be precluded from engaging in a Chapter 1704 transaction until September 25, 1997. A "Chapter 1704 transaction" is a merger, consolidation, combination or majority share acquisition between the Ohio Public Company and the Interested Shareholder, a purchase, lease, sale, distribution, dividend, mortgage, pledge or other disposition of at least 5.0% of the assets, or 5.0% of the outstanding shares or 10.0% of the earnings power or income of the Ohio Public Company by, to or with an Interested Shareholder, the issuance or transfer to an Interested Shareholder of any shares, or rights to acquire shares, of the Ohio Public Company if the shares or rights have an aggregate fair market value equal to 5.0% of all outstanding shares of the Ohio Public Company, the adoption of a plan for the dissolution or liquidation of the Ohio Public Company by or on behalf of an Interested Shareholder, or a reclassification, recapitalization, merger or consolidation of the Company, the effect of which is to increase the proportionate shares of the Ohio Public Company's outstanding shares owned by the Interested Shareholder. After September __, 1997, any such transactions will be governed by Article X of the Company's Articles. See "- Business Combinations."

      Control Bids. No person may make a control bid for the Common Stock of the Company pursuant to a tender offer or a request or invitation for tenders until such person has filed with the Ohio Division of Securities (the "Division") and the Company a control bid information statement. A "control bid" is defined by
Section 1707.01 of the OGCL as the purchase or offer to purchase any equity security of a company located in Ohio, which has more than 10.0% of its record equity security holders who are residents of such state, from a resident of Ohio where, after such purchase, the offeror would own more than 10.0% of any class of the issued and outstanding equity securities of such issuer. Within three calendar days of the filing of the control bid information statement, the Division may summarily suspend the continuation of the control bid if the Division determines that the information given in the information statement does not provide full disclosure to offerees of all material information relating to the control bid. A hearing will be scheduled on such suspension. In addition, no offeror may make a control bid that is not made to all holders residing in Ohio, or that is not made to such holders on the same terms as the control bid made to holders residing outside of the state of Ohio. Further, no offeror may acquire from any resident of Ohio any equity security within two years following the last acquisition of any security of the same class pursuant to a control bid by such offeror unless the resident is afforded, at the time of the later acquisition, a reasonable opportunity to dispose of the security to the offeror upon substantially the same terms as those provided in the earlier control bid.

      Disgorgement. For the purpose of preventing manipulative practices by a person who makes a proposal, or publicly discloses the intention or possibility of making a proposal, to acquire control of the Company, Section 1707.043 of the OGCL states that any profit in excess of $250,000 realized, directly or indirectly, from the disposition of any equity securities of the Company by a person who, within 18 months before the disposition, directly or indirectly, alone or in concert with others, made a proposal, or publicly disclosed the intention or possibility of making a proposal, to acquire control of the Company, inures to the Company and is recoverable by the Company by an action brought within two years after the date of the disposition of such securities.

      Anti-Takeover Effects. The Board of Directors believes that the foregoing provisions in the Articles of the Company are prudent and, together with applicable state law, will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its current and future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its current and future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

      Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages. The Board of Directors of the Company is not aware of any present effort that might be made to acquire control of the Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this Offering, there has been no market for the Common Stock of the Company. Sales of substantial shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock prevailing from time to time.

      Upon completion of this Offering, the Company will have approximately 3,388,000 shares of Common Stock outstanding. Of these shares, all of the shares sold in this Offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company as that term is defined in the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act ("Rule 144"). On the date of this Prospectus, _________ "restricted shares" as defined in Rule 144 will be outstanding. Of such shares, and without consideration of the contractual restrictions described below, _______ shares would be available for immediate sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this Prospectus, and without consideration of the contractual restrictions described below, _______ additional shares would be eligible for sale in reliance upon Rules 144 or Rule 701 promulgated under the Securities Act. An additional _______ shares will become available for sale in reliance upon Rule 144 at various dates after ____, 1996.

      All stockholders of the Company have agreed not to directly or indirectly, offer, sell, agree to sell, grant any option for the sale of, or otherwise dispose (or announce any offer, sale, grant of an option for sale of other disposition) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 270 days after the consummation of the Offering, without the prior written consent of the Underwriter. The Underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. As a result of these contractual restrictions and the provisions of Rules 144 and 701, all of the restricted shares will be available for sale in the public market after ___________, 1997.

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an Affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an

Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Subject to the contractual restrictions described above, "144(k) shares" may therefore be sold immediately upon the completion of this Offering.

      Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements. As soon as practical after the closing of their Offering, the Company intends to register under Rule 415 of the Securities Act up to 6,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. These shares will generally be freely traceable after their issuance, unless the sale thereof is contractually restricted.


                                  UNDERWRITING

      Subject to the terms and conditions set forth in the Underwriting Agreement between the Company and Friedman, Billings, Ramsey & Co., Inc. (the "Underwriter"), the Underwriter has agreed to purchase, and the Company has agreed to sell, all of the shares of Common Stock offered hereby.

      The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the shares of Common Stock if any are purchased.

      The Underwriter proposes initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $___ per share of Common Stock. After the initial public offering, the offering price and concession may be changed.

      The Company has granted the Underwriter an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 150,000 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount. If the Underwriter exercises such over-allotment option, then the Underwriter will have a firm commitment, subject to certain conditions, to purchase such of the additional shares as it may require.

      At the request of the Company, up to 100,000 shares of Common Stock in the Offering have been reserved for sale at the initial public offering price to the Company's officers, directors, employees and customers. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such shares. Any reserved shares not purchased will be offered by the Underwriter to the general public on the same basis as the other shares available in the Offering.

      The Company, its directors, executive officers and stockholders, including LLC, have agreed that they will not, directly or indirectly, offer, sell, agree to sell, grant any option for the sale of, or otherwise dispose (or announce any offer, sale, grant of an option for sale or other disposition) of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock for a period of 270 days after the consummation of the Offering without the prior written consent of the Underwriter except that the Company may issue shares of Common Stock in connection with acquisitions.

      The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.

      The Underwriter has informed the Company that the Underwriter does not intend to confirm sales to accounts over which it exercises discretionary authority.

      Prior to this Offering, there has been no public market for the Common Stock. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the Offering. The initial offering price will be determined through negotiations between the Company and the Underwriter. Among the factors to be considered in making such determination will be prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and recent market prices of securities of companies in industries similar to that of the Company.

      The Company has applied to have the Common Stock quoted and traded on the Nasdaq National Market under the symbol "MCSC."

      The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 100.0% of the Underwriter's out-of-pocket expenses in excess of $75,000 up to a maximum of $75,000, 100.0% of such expenses in excess of $187,500 up to a maximum of $37,500, and 50.0% of such expenses in excess of $225,000. The Company has also engaged the Underwriter to act as financial advisor, placement agent and underwriter to the Company in connection with certain financings, sales, transfers, mergers, consolidations, or other similar transactions involving the Company during the period ending 24 months after the closing of the Offering. In connection with such engagement, the Company has paid the Underwriter a retainer fee of $25,000 which will be credited against the underwriting discount paid to the Underwriter upon the closing of the Offering.

      As of the date of this Prospectus, FBR Private Equity Fund, L.P., a Delaware limited partnership, and an affiliate of the Underwriter, beneficially owned 11.5% of LLC, the controlling stockholder of the Company.


                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriter by O'Sullivan, Graev & Karabell, LLP, New York, New York. As of the date of this Prospectus, a general partnership composed of certain members of Elias, Matz, Tiernan & Herrick L.L.P. beneficially owned 12.6% of LLC.


                                     EXPERTS

      The consolidated financial statements of the Company as of December 31, 1995 and 1994 and June 30, 1996 and for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 included in this Prospectus have been so included and in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of DDP, as of December 31, 1995 and 1994 and May 30, 1996 and for each of the two years in the period ended December 31, 1995 and for the period January 1, 1996 through May 30, 1996 included in this Prospectus have been so included and in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

      The Company has filed with the Commission a Registration Statement on Form S-1 (which includes all amendments thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted from the Prospectus as permitted by the rules and regulations promulgated by the Commission. For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

      Upon consummation of this Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file reports and other information with the Commission. Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. If the Company is listed on the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") National Market System after the Offering, such information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C., 20006.

                          INDEX TO FINANCIAL STATEMENTS
                        MIAMI COMPUTER SUPPLY CORPORATION


Report of Independent Accountants...................................................... F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996......... F-3

Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996................................... F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996................................... F-5

Notes to Consolidated Financial Statements............................................. F-6


                         DIVERSIFIED DATA PRODUCTS, INC.

Report of Independent Accountants...................................................... F-17

Consolidated Balance Sheets as of December 31, 1994 and 1995 and May 30, 1996.......... F-18

Consolidated Statements of Operations for the years ended December 31, 1994 and
 1995 and for the period from January 1, 1996 to May 30, 1996.......................... F-19

Consolidated Statements of Cash Flows for the years ended December 31, 1994 and
 1995 and for the period from January 1, 1996 to May 30, 1996.......................... F-20

Notes to Consolidated Financial Statements............................................. F-21

                        Report of Independent Accountants


To the Board of Directors and
Stockholders of
Miami Computer Supply Corporation


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Miami Computer Supply Corporation and its subsidiaries (the Company) at June 30, 1996, December 31, 1995 and 1994, and the results of their operations and their cash flows for the six months ended June 30, 1996, and for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
August 21, 1996,
except for Note 17
which is as of September 25, 1996.

Miami Computer Supply Corporation
Consolidated Balance Sheet
December 31, 1994 and 1995, and June 30, 1996
- -------------------------------------------------------------------------------

                                                                   December 31,             June 30,
                                                                   ------------             --------
                                                                 1994          1995           1996
                Assets

Current assets
   Cash                                                       $    97,081   $     1,900   $    17,074
   Accounts receivable (Note 4)                                 5,008,301     5,155,236     7,403,110
   Inventories                                                  2,332,005     2,943,504     4,004,950
   Prepaid expenses                                                30,094        37,155        91,067
   Deferred tax assets (Note 10)                                   70,184        69,052        70,752
                                                              -----------   -----------   -----------
        Total current assets                                    7,537,665     8,206,847    11,586,953
                                                              -----------   -----------   -----------
Property and equipment - net of accumulated
  depreciation (Note 6)                                           477,506       535,241       577,890
                                                              -----------   -----------   -----------

Other assets:
   Deposits                                                       101,663        96,749       204,181
   Cash surrender value officers' life insurance                  258,880       419,779       426,582
   Intangible assets                                              406,600       285,520       225,280
                                                              -----------   -----------   -----------
                                                                  767,143       802,048       856,043
                                                              -----------   -----------   -----------
        Total assets                                          $ 8,782,314   $ 9,544,136   $13,020,886
                                                              ===========   ===========   ===========

                Liabilities and Stockholders' Equity

Current Liabilities:
   Line-of-credit (Note 5)                                    $ 2,932,661   $ 3,531,467   $ 5,300,000
   Accounts payable - trade                                     2,503,839     2,132,480     3,522,609
   Accrued expenses, payroll taxes and withholdings               806,725       805,796       850,815
   Accrued income taxes                                           283,910       221,414          --
   Current portion of long-term debt (Note 5)                      66,585         5,413         9,252
                                                              -----------   -----------   -----------
        Total current liabilities                               6,593,720     6,696,570     9,682,676

Long-term debt (Note 5)                                             5,890           477          --
Other long-term liabilities                                       284,120       163,640       103,400
Deferred taxes (Note 10)                                           59,669        51,661        64,389
                                                              -----------   -----------   -----------
        Total liabilities                                       6,943,399     6,912,348     9,850,465

Stockholders' equity (Note 12):
   Common stock, no par value; 12,000 shares authorized,
     1,194 shares outstanding at December 31, 1994,
     11,940 shares outstanding at December 31, 1995,
     and June 30, 1996, respectively                                 --            --            --
   Additional paid-in capital                                      25,225        25,225       304,951
   Retained earnings                                            1,828,690     2,621,563     3,160,196
   Unearned compensation (Note 12)                                   --            --        (279,726)
                                                              -----------   -----------   -----------
                                                                1,853,915     2,646,788     3,185,421
      Less - Treasury common stock, at cost
        (shares 1994 - 6; 1995 - 60; 1996 - 60)                    15,000        15,000        15,000
                                                              -----------   -----------   -----------
        Total stockholders' equity                              1,838,915     2,631,788     3,170,421
                                                              -----------   -----------   -----------

        Total liabilities and stockholders' equity            $ 8,782,314   $ 9,544,136   $13,020,886
                                                              ===========   ===========   ===========


        The accompanying notes are an integral part of these consolidated financial statements.

Miami Computer Supply Corporation
Consolidated Statement of Operations
Years Ended December 31, 1993, 1994 and 1995, and the Six Months Ended
June 30, 1996
- -------------------------------------------------------------------------------

                                                Year Ended                  Six Months Ended
                                                December 31,                     June 30,
                                    -----------------------------------        ------------
                                    1993           1994            1995            1996
Net sales                      $ 29,044,731    $ 35,690,105    $ 43,320,922    $ 26,247,459
Operating costs:
   Cost of sales                 23,307,988      28,249,947      34,641,904      21,161,836
   Selling, general and
     administrative expenses      5,221,024       6,219,104       7,124,661       4,033,438
                               ------------    ------------    ------------    ------------

       Total operating costs     28,529,012      34,469,051      41,766,565      25,195,274
                               ------------    ------------    ------------    ------------


Operating income                    515,719       1,221,054       1,554,357       1,052,185
Interest expense                   (141,081)       (204,406)       (274,077)       (142,587)
Other income                         11,740          10,767          21,722          11,114
                               ------------    ------------    ------------    ------------

Income before income taxes          386,378       1,027,415       1,302,002         920,712

Provision for income taxes
  (Note 10)                         164,743         417,680         509,129         382,079
                               ------------    ------------    ------------    ------------


Net income                     $    221,635    $    609,735    $    792,873    $    538,633
                               ============    ============    ============    ============


Earnings per share of common
  stock                        $        .09    $        .26    $        .33    $        .23
                               ============    ============    ============    ============


Weighted average number of
  common shares outstanding       2,356,000       2,320,000       2,388,000       2,388,000
                               ============    ============    ============    ============


        The accompanying notes are an integral part of these consolidated financial statements.

Miami Computer Supply Corporation
Consolidated Statement of Cash Flows
Years Ended December 31, 1993, 1994 and 1995, and Six Months Ended June 30, 1996
- --------------------------------------------------------------------------------

                                                                        Year Ended                 Six Months Ended
                                                                       December 31,                    June 30,
                                                           --------------------------------------    ------------
                                                           1993            1994           1995            1996
Cash provided from (used in) operating activities:
   Net income                                        $    221,635    $    609,735    $    792,873    $    538,633
   Adjustments for items not affecting  funds
     from operations:
     Depreciation and amortization                        179,691         244,439         292,211         144,679
     Provision for obsolete inventory                      91,651          24,491          11,791            --
     Deferred income taxes                                (36,780)          2,097          (6,876)           --
                                                     ------------    ------------    ------------    ------------
                                                          456,197         880,762       1,089,999         683,312
     Changes in assets and liabilities
       net of effects of acquisitions of
       businesses:
       Accounts receivable                               (523,495)       (975,350)       (146,935)     (1,363,445)
       Inventories                                         53,131        (696,691)       (623,290)        262,765
       Prepaid expenses                                    (8,737)         23,201          (7,061)        (35,953)
       Deposits                                            (2,782)        (23,543)          4,914        (107,432)
       Accounts payable - trade                          (349,415)      1,021,975        (371,359)        563,953
       Accrued expenses                                   153,466         176,526            (929)        (17,752)
       Accrued income taxes                               (92,110)        278,019         (62,496)       (215,064)
                                                     ------------    ------------    ------------    ------------
                                                         (769,942)       (195,863)     (1,207,156)       (912,928)
                                                     ------------    ------------    ------------    ------------

         Cash (used in) provided by
            operating activities                         (313,745)        684,899        (117,157)       (229,616)
                                                     ------------    ------------    ------------    ------------
Cash flows from investing activities:
   Capital expenditures                                  (122,269)       (125,769)       (228,866)        (62,530)
   Investment in cash surrender value
     officers' life insurance                             (84,239)        (75,871)       (160,899)         (6,803)
   Purchase of Datron Products, Inc.                     (130,611)           --              --              --
   Purchase of Paper Rolls &
     Computer Supplies, Inc.                                 --          (505,986)           --              --
   Cash included in the acquisition of
     Diversified Data Products, Inc.                         --              --              --           109,467
                                                     ------------    ------------    ------------    ------------
         Cash (used in) provided by
            investing activities                         (337,119)       (707,626)       (389,765)         40,134
                                                     ------------    ------------    ------------    ------------
Cash flows from financing activities:
   Borrowings under line-of-credit                        850,942       9,682,562      12,707,419       6,041,274
   Payments under line-of-credit                             --        (9,441,469)    (12,108,613)     (5,772,741)
   Principal payments on long-term debt                   (60,858)        (66,905)        (66,585)         (3,637)
   Payments under non-competition agreements              (68,320)       (111,480)       (120,480)        (60,240)
   Purchase of treasury stock                             (70,000)        (95,000)           --              --
   Proceeds from sale of treasury stock                      --           150,000            --              --
                                                     ------------    ------------    ------------    ------------

         Cash provided by financing
           activities                                     651,764         117,708         411,741         204,656

Net increase (decrease) in cash                               900          94,981         (95,181)         15,174
Cash - Beginning of year                                    1,200           2,100          97,081           1,900
                                                     ------------    ------------    ------------    ------------


Cash - End of year                                   $      2,100    $     97,081    $      1,900    $     17,074
                                                     ============    ============    ============    ============



        The accompanying notes are an integral part of these consolidated financial statements.

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

1.    Organization and Operations
      Miami Computer Supply Corporation (the "Company") sells a wide variety of computer supplies to corporate customers, governmental agencies, universities, hospitals and, to a lesser extent, computer supply dealers. Its primary sales products include laser printer supplies, printer cartridges, ribbons, presentation products and paper. The Company operates one centralized distribution center in Dayton, Ohio and three smaller distribution centers in Rochester, New York, Louisville, Kentucky and Ann Arbor, Michigan. The Company also maintains 15 sales offices primarily in the midwest and northeast regions of the United States. The Company provides next-day delivery of ordered items.

      Effective May 30, 1996, Pittsburgh Investment Group LLC (LLC) acquired 70 percent of the outstanding shares of the Company for $4.0 million in cash and $4.0 million in promissory notes. Concurrent with this acquisition, LLC also acquired from third parties 100 percent of the outstanding common stock of Diversified Data Products, Inc., a Michigan corporation (DDP) and contributed its stock in DDP to the Company. As a result, DDP, a computer supply and office automation distributor, became a wholly owned subsidiary of the Company on May 30, 1996.

      The operating results and cash flows of DDP have been included in the consolidated statement of operations and the consolidated statement of cash flows for the six months ended June 30, 1996 from the date of acquisition.

2.    Summary of Significant Accounting Policies

      Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Consolidation
      All subsidiaries which are wholly-owned are included in the consolidated financial statements. Intercompany accounts and transactions are eliminated.

      Revenue Recognition
      Revenues from the sale of products are recognized upon passage of title to the customer which coincides with shipment.

      Inventories
      Inventories are stated at lower of cost or market. Cost is determined using a weighted average method. Inventories consist primarily of products held for resale.

      Derivative Instruments
      Forward foreign currency contracts are used to manage currency risks relating to existing assets or liabilities denominated in a foreign currency. Gains or losses are recognized in income in the current period. Net contract values are included in receivables or payables as appropriate.

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


      Fair Value of Financial Instructions
      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and deposits - The carrying amount reported in the balance sheet approximates fair value.

      Foreign currency exchange contracts - The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.

      Short- and long-term debt - The carrying amounts of the Company's borrowings approximate their fair value.

      Property and Equipment
      Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Depreciation and amortization periods are as follows:

                                                       Estimated
                                                     useful lives
                                                     ------------

           Furniture and fixtures                     5 to 7 years
           Equipment                                  3 to 7 years
           Leasehold improvements                     3 to 5 years
           Vehicles                                        5 years


     Retirement and Disposal of Properties
     The cost of properties retired or otherwise disposed of, together with the accumulated depreciation provided thereon, is eliminated from the accounts. This net gain or loss is recognized in other income and expense.

     Long-Lived Assets
     The Company assesses impairment of assets on an annual basis using a discounted cash flow approach.

     Income Taxes
     Income taxes are recognized during the year in which transactions enter into the determination of financial statement income. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

     Insurance
     The Company maintains life insurance policies on its key employees which are recorded at the net cash surrender value.

     Earnings Per Share
     Earnings per common share is calculated based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

     Advertising Costs
     Costs of advertising are expensed as incurred.

3.   Acquisitions
     Effective May 30, 1996, LLC contributed its stock in DDP to the Company. See also discussion in Note 1. The acquisition of DDP by the Company has been accounted for using the purchase method of accounting; and accordingly, the purchase price has been allocated to the assets based upon the fair value of the liabilities assumed as of May 30, 1996.

     The purchase price was allocated as follows:

           Cash                                     $  109,467
           Accounts receivable - net                 1,152,626
           Inventories                               1,327,685
           Other assets                                 79,484
                                                    ----------


                Purchase price                      $2,669,262
                                                    ==========



      The operating results of DDP have been included in the statement of operations from the date of acquisition. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. This pro forma financial information is presented for information purposes only and may not be indicative of what the actual results of operations might have been if the acquisition had been effective at the beginning of 1995.

                                                              Six Months
                                        Year Ended              Ended
                                        December 31,           June 30,
                                            1995                 1996
                                            ----                 ----

        (Unaudited)
           Net sales                     $56,677,622           $31,466,073
           Net income                       $811,969              $537,339
           Earnings per share                   $.34                  $.23

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

      Effective June 30, 1994, the Company acquired the assets and the ongoing business of Paper Rolls & Computer Supplies, Inc. ("Paper Rolls"), a computer supply distributor located in Louisville, Kentucky for cash of $505,986. In addition, the Company agreed to pay $72,000 over a 4-year period beginning July 1, 1994, for agreements with the former owners not to compete and for goodwill.

      The acquisition has been accounted for using the purchase method of accounting; and accordingly, the purchase price has been allocated to the assets purchased based upon the fair values at the date of acquisition.

      The purchase price was allocated as follows:

           Accounts receivable - net                           $295,530
           Inventories                                          155,185
           Property and equipment                                55,271
           Intangible asset - Noncompetition agreement           32,000
           Goodwill                                              40,000
                                                                -------

                Purchase price                                 $577,986
                                                               ========


      The operating results of Paper Rolls have been included in the statement of operations from the date of acquisition. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. This pro forma financial information is presented for information purposes only and may not be indicative of what the actual results of operations might have been if the acquisition had been effective at the beginning of 1993.

                                                     Year Ended
                                                     December 31,
                                             ----------------------------
                                                1993             1994

        (Unaudited)
           Net sales                         $32,580,767      $37,362,867
           Net income                           $238,212         $610,601
           Earnings per share                       $.10             $.26


      In connection with the acquisition, employment agreements were entered into with certain of the former owners. As part of the employment agreement, two of these officers were granted an option to purchase up to 30 shares of the Company's stock for a period of four years from the acquisition date at book value as determined by the Company's Board of Directors on an annual basis. The exercise price of the options was equivalent to the determined book value. These options were exercised in 1994.

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


      On May 3, 1993, the Company acquired all of the outstanding shares of Datron Computer Products, Inc. ("Datron"), a computer supply distributor located in Rochester, New York, for a cash payment of $133,917 and assumption of $394,268 in liabilities. In addition, the Company agreed to pay $512,400 over a 5-year period beginning on May 1, 1994, for an agreement with the former owner not to compete.

      The acquisition has been accounted for using the purchase method of accounting; and accordingly, the purchase price has been allocated to the assets purchased based upon the fair value at the date of acquisition.

      The purchase price was allocated as follows:

           Accounts receivable - net                                 $  302,371
           Inventories                                                  110,658
           Property and equipment                                        57,065
           Intangible asset - Noncompetition agreement                  512,400
           Other assets                                                  58,091
                                                                     ----------

                Purchase price                                       $1,040,585
                                                                     ==========


      The Company's obligations under the purchase agreement with Datron are guaranteed by certain officers of the Company (see Note 5).

      The operating results of Datron have been included in the statement of operations from the date of acquisition. On the basis of a pro forma consolidation of the results of operations as if the acquisition had taken place at the beginning of the fiscal 1993 rather than at April 30, 1993, net sales would have been $29,248,282 for the year ended December 31, 1993. Net income would have been $219,229 and earnings per share would have been $.09, respectively, for the year ended December 31, 1993. Such pro forma amounts are unaudited and are not necessarily indicative of what the actual results of operations might have been if the acquisition had been effective at the beginning of 1993.

4.    Accounts Receivable

                                                      December 31,           June 30,
                                                   -----------------         --------
                                                   1994         1995          1996
        Trade customers                        $4,763,109     $5,071,100    $7,187,569
        Other                                     251,192         90,136       226,541
                                               ----------     ----------    ----------
                                                5,014,301      5,161,236     7,414,110
           Less - Allowance for doubtful
             accounts                              (6,000)        (6,000)      (11,000)
                                               ----------     ----------    ----------
                                               $5,008,301     $5,155,236    $7,403,110
                                               ==========     ==========    ==========

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


5.    Borrowing Arrangements
      The following is a summary of the Company's borrowings:

                                                              December 31,          June 30,
                                                           -----------------        --------
                                                           1994         1995          1996
        Short-term debt:
           Line-of-credit                               $932,661     $3,531,467    $ 5,300,000
                                                        --------     ----------    -----------

        Long-term debt:
           Agreement dated January 27, 1993,
             maturing on January 26, 1997;
             interest rate 10.25%                       $ 10,777     $    5,890    $     3,252
           Agreement dated November 10, 1992,
             maturing on November 10, 1995;
             interest rate 6.75%                          61,698             --             --
           Agreement dated November 30, 1993,
             maturing on November 30, 1996;
             interest rate at prime rate plus 2%              --             --          6,000

                Less - Current portion                   (66,585)        (5,413)        (9,252)
                                                        --------     ----------    -----------
                    Total long-term debt                $  5,890     $      477    $        --
                                                        ========     ==========    ===========

      The Company's line-of-credit agreements allow borrowings up to $6,500,000. The line-of-credit agreements bear interest at either the LIBOR rate plus 2 percent (7.5 percent at June 30, 1996) or the prime rate (8.25 percent at June 30, 1996). These agreements are collateralized by all assets of the Company, and guaranteed by certain officer shareholders. $4,500,000 of the line-of-credit matures on May 30, 1997, while $1,500,000 matures on April 30, 1997. See Note 15 regarding an increase to its line-of-credit agreement.

      An irrevocable letter of credit in the amount of $390,000 was delivered by the Company to the former owner of Datron Computer Products, Inc., on May 3, 1993, as security for the performance of all of the Company's obligations under the purchase agreement (see Note 3). The letter of credit expires on April 30, 1999, and may be drawn upon if the Company fails to make any payment under the purchase agreement. The face amount of the letter of credit is reduced $78,000 annually beginning on May 1, 1995. A one percent annual commitment fee is payable on the letter of credit. No amounts have been drawn against the letter of credit.

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

6.    Property and Equipment
      Property and equipment is stated at cost and consists of the following:

                                                          December 31,         June 30,
                                                    -----------------------   ----------
                                                        1994        1995         1996

          Furniture and fixtures                    $  245,460   $  252,894   $  393,134
          Equipment                                    740,962      952,173    1,012,828
          Leasehold improvements                        48,059       48,059       48,059
          Vehicles                                      98,717       98,113      110,681
                                                    ----------   ----------   ----------
                                                     1,133,198    1,351,239    1,564,702
             Less - Accumulated depreciation           655,692      815,998      986,812
                                                    ----------   ----------   ----------

                                                    $  477,506   $  535,241   $  577,890
                                                    ==========   ==========   ==========


7.    Retirement Plan
      The Company has an employee savings plan (the Savings Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. All employees 21 years of age with one year or more of service are eligible to participate in the Savings Plan. The Company matches 50 percent of the employee contributions, with a maximum contribution of 1.5 percent of the employee's compensation. Contributions to the Savings Plan were $30,118, $41,940 and $55,083 for the years ended December 31, 1993, 1994 and 1995, respectively, and $33,573 for the six months ended June 30, 1996.

8.    Profit Sharing Plan
      The Company established a profit sharing plan (Profit Plan) January 1, 1995, that covers administrative employees. Contributions to the Profit Plan are based on three percent of the Company's pre-tax profit and are distributed to the employees according to the provisions of the agreement. Contributions to the Profit Plan by the Company were $44,852 for the year ended December 31, 1995, and $26,878 for the six months ended
      June 30, 1996.

9.    Intangible Assets
      Intangible assets include noncompetitive agreements with the former owners of Datron Computer Products, Inc., and Paper Rolls & Computer Supplies, Inc. The agreements have terms of 4 to 5 years. The gross value assigned is $544,400. Accumulated amortization was $174,800 and $285,280 at December 31, 1994 and 1995, respectively, and $340,520 at June 30, 1996. Amortization expense approximated $106,480 and $110,480 for the years ended December 31, 1994 and 1995, respectively, and $55,240 for the six months ended June 30, 1996.

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

10.   Income Taxes
      The provision (benefit) for taxes on income consists of the following:

                                        1993         1994        1995

          Current:
             Federal                 $ 139,315    $ 322,000    $ 395,085
             State                      62,208       93,583      120,920
                                     ---------    ---------    ---------
                                       201,523      415,583      516,005
          Deferred:

             Federal                   (36,773)        (363)      (6,296)

             State                          (7)       2,460         (580)
                                     ---------    ---------    ---------
                                       (36,780)       2,097       (6,876)
                                     ---------    ---------    ---------

               Total tax provision   $ 164,743    $ 417,680    $ 509,129
                                     =========    =========    =========


      Deferred tax assets and liabilities comprise the following:

                                                 1994           1995

          Deferred tax assets:
             Inventory                          $ 46,387     $ 40,951
             State tax accrual                    21,401       25,704
             Other                                 5,032       10,305
                                                --------     --------
               Total deferred tax assets          72,820       76,960

          Deferred taxes:
             Depreciation                        (62,305)     (59,569)
                                                --------     --------
               Total deferred taxes              (62,305)     (59,569)
                                                 --------     --------
               Net deferred tax asset           $ 10,515     $ 17,391
                                                ========     ========

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

      A reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

                                            1993        1994          1995

        U.S. federal statutory rate
          applied to income before tax   $ 131,369    $ 349,321    $ 442,681
        State income taxes, net of
          federal income tax effect         41,053       63,388       79,424
        Permanent differences                5,114       10,617       14,860
        Adjustment to prior year tax
          accruals                         (12,793)      (5,941)     (27,869)

        Other                                 --            295           33
                                         ---------    ---------    ---------
                                         $ 164,743    $ 417,680    $ 509,129
                                         =========    =========    =========


      The effective tax rates for the six months approximates the federal and state statutory rate of 35 percent and 6 percent, respectively.

11.   Operating Leases
      The Company leases certain office space and automobiles under various operating leases. Lease terms range from 1 to 5 years. Leases which expire are generally renewed or replaced by similar leases and renewal options.

      At December 31, 1995, the Company's future minimum rental payments with respect to noncancelable operating leases with terms in excess of one year were as follows:

           1996                                           $239,215
           1997                                            192,663
           1998                                             84,646
           1999                                             47,006
           2000                                             24,000
           Later years                                      84,000
                                                          --------

                Total future minimum lease payments       $671,530
                                                          ========

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


12.   Common Stockholders' Equity

                                                                  Additional
                                        Shares         Unearned    paid-in    Retained      Treasury
                                      outstanding    Compensation  capital    earnings        stock
        Balance, January 1, 1993          1,200           --       $25,225   $  997,320      $   --
        Purchase of treasury stock          (28)          --          --           --         (70,000)
        Net income                         --             --          --        221,635          --
                                         ------       --------    --------   ----------      --------

        Balance, December 31, 1993        1,172           --        25,225    1,218,955       (70,000)
        Net income                         --             --          --        609,735          --
        Purchase of treasury stock          (38)          --          --           --         (95,000)
        Sale of treasury stock               60           --          --           --         150,000
                                         ------       --------    --------   ----------      --------
        Balance, December 31, 1994        1,194           --        25,225    1,828,690       (15,000)
        Net income                         --             --          --        792,873          --
        Stock dividend                   10,746           --          --           --            --
                                         ------       --------    --------   ----------      --------
        Balance, December 31, 1995       11,940           --        25,225    2,621,563       (15,000)
        Stock awards issued                --         (279,726)    279,726         --            --
        Net income                         --             --          --        538,633          --
                                         ------       --------    --------   ----------      --------
        Balance, June 30, 1996           11,940       (279,726)   $304,951   $3,160,196      $(15,000)
                                         ======       ========    ========   ==========      ========



      On December 1, 1995, the Articles of Incorporation of the Company were amended and restated to provide for voting and nonvoting shares. As of the same date, the Board of Directors approved a stock dividend of nine nonvoting shares for each voting share outstanding as of that date. All applicable share and per share data have been adjusted for the stock dividend.

      In conjunction with the purchase of DDP by LLC, LLC agreed to provide the three selling stockholders of DDP a stock incentive so long as such stockholders remain employees of the Company. LCC agreed to transfer a total of 58,520 shares of the Company's common stock owned by LLC to the employees over a three year period ending December 31, 1998. However, upon an initial public offering of the Company's common stock, all such shares will become immediately vested. The market value of the stock award is recognized as compensation expense over the vesting period. The value of the awards not yet recognized as compensation expense is reflected as unearned compensation in stockholders' equity.

13.   Supplemental Disclosures of Cash Flow Information
      Cash payments for the following items amounted to:

                                        December 31,                 June 30,
                           ------------------------------------      --------
                              1993          1994         1995          1996

           Interest         $141,249      $204,377     $263,846      $133,458
           Income taxes     $295,567      $140,733     $578,501      $648,189


14.   Commitments and Contingencies
      The Company sells its products to corporate customers, governmental agencies, universities, hospitals and, to a lesser extent, computer supply dealers primarily in the Midwest and Northeast regions of the United States. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base.

      In connection with the Datron acquisition, the Company is obligated to make income participation payments to the former owner based on the Company's gross profits for the

Miami Computer Supply Corporation
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

      five years ending April 30, 1999. The annual payment under this provision shall not exceed $17,520 in any one year. For 1995 and 1994, no payments were made. Under purchase accounting principles, purchase consideration that is payable upon the outcome of a contingency is not recorded at the acquisition date unless the outcome of the contingency is determinable beyond reasonable doubt. At such time, as the payments of amounts under the provision becomes finally determined, the additional liability will be recorded, and the value of the assets acquired will be increased in like amount.

      In connection with the acquisition of DDP, LLC issued a loan to certain of the former stockholders in an amount of $250,000. This amount is subject to repayment based upon DDP generating specified income levels. To the extent such levels are achieved, the loan will be forgiven. However, if such levels are not achieved, partial repayment of the loans is required. When repayment of the loan becomes finally determined, if any, the value of the assets acquired will be increased in like amount.

15.   Insurance
      The Company has a self-insurance medical plan which covers $37,000 per individual insured per year for the policy year ended March 1, 1997. Medical claims in excess of this amount are insured with a commercial insurance carrier. In connection with this plan, the Company maintains cash and short term U.S. treasury notes on deposit totaling $84,526 and $79,409 at December 31, 1994 and 1995, respectively, and $38,788 at June 30, 1996, to fund claims.

      The Company recorded expenses under the self-insurance medical plan of $235,328, $193,771 and $176,850 for the years ended December 31, 1993,
      1994 and 1995, respectively, and $137,589 for the six-months ended June 30, 1996.

16.   Subsequent Event
      On September 11, 1996, Miami increased its line-of-credit from $6,500,000 to $15,000,000. The credit agreement matures on September 11, 1998. This agreement provides borrowings up to an amount determined pursuant to a borrowing base formula which includes various categories of collateral. The interest rate on the credit facility is selected by the Company and can fluctuate between the prime rate and LIBOR plus 2 percent. The facility also contains covenants to maintain a minimum tangible net worth (as defined by the agreement) and certain interest coverage rates.

17.   Common Stock Split

      On September 25, 1996, the Stockholders approved a recapitalization of the Company's common equity and 200-for-1 stock split as of that date. All applicable share and per share data have been adjusted to reflect the stock split.

                        Report of Independent Accountants


To the Stockholder of
Diversified Data Products, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Diversified Data Products, Inc. and its subsidiaries (the Company), at May 30, 1996, and December 31, 1995 and 1994, and the results of their operations and their cash flows for the period January 1, 1996 through May 30, 1996, and for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 12 to the consolidated financial statements, all of the Company's outstanding common stock was acquired by a third party on May 30, 1996.



PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
July 31, 1996

Diversified Data Products, Inc.
Consolidated Balance Sheet
December 31, 1994 and 1995, and May 30, 1996
- -------------------------------------------------------------------------------


                                                            December 31,            May 30,
                                                       -----------------------      -------
                                                        1994           1995           1996
                   Assets

Current assets:
   Cash and cash equivalents                          $    9,389   $   11,760       $  109,467
   Accounts receivable, less allowance for
     doubtful accounts of $2,038, $5,000 and $5,000    1,601,559    1,125,958        1,152,626
   Inventories                                         1,463,223    2,212,249        1,327,685
   Prepaid expenses                                        8,453       23,271           17,959
   Deferred tax asset                                        693        1,700            1,700
                                                      ----------   ----------       ----------

           Total current assets                        3,083,317    3,374,938        2,609,437

Property and equipment - Net of accumulated
 depreciation (Note 4)                                   137,217       95,512           81,512
Goodwill - net of accumulated amortization (Note 3)      128,171      124,820          123,424
                                                      ----------   ----------       ----------


           Total assets                               $3,348,705   $3,595,270       $2,814,373
                                                      ==========   ==========       ==========



   Liabilities and Stockholders' Equity

Current liabilities:
   Bank overdraft                                     $  171,819   $   39,084       $  256,398
   Line-of-credit (Note 5)                             1,500,000    1,500,000        1,500,000
   Accounts payable                                    1,023,730    1,369,544          839,860
   Accrued income taxes                                   26,234        6,868             --
   Accrued liabilities                                     3,711       50,984           53,274
   Current portion of long-term debt                      12,000       12,000            7,000
                                                      ----------   ----------       ----------
           Total current liabilities                   2,737,494    2,978,480        2,656,532

Deferred taxes (Note 7)                                   14,247       12,730           12,730
Long-term debt (Note 5)                                   12,000         --               --
                                                      ----------   ----------       ----------
           Total liabilities                           2,763,741    2,991,210        2,669,262

Stockholders' equity (Note 8 and Note 12):
   Common stock, $1 par value, 50,000 shares
     authorized, 8,250 shares issued and
     outstanding at December 31, 1994,
     December 31, 1995, and May 30, 1996                   8,250        8,250            8,250
   Additional paid-in capital                            139,095      139,095          136,861
   Retained earnings                                     437,619      456,715             --
                                                      ----------   ----------       ----------
       Total stockholders' equity                        584,964      604,060          145,111
                                                      ----------   ----------       ----------

       Total liabilities and stockholders' equity     $3,348,705   $3,595,270       $2,814,373
                                                      ==========   ==========       ==========




        The accompanying notes are an integral part of these consolidated financial statements.

Diversified Data Products
Consolidated Statements of Operations
Years Ended December 31, 1994 and 1995, and the Period January 1, 1996
through May 30, 1996
- -------------------------------------------------------------------------------



                                               Year Ended           Period Ended
                                               December 31,            May 30,
                                       --------------------------   ------------
                                           1994           1995          1996

Net sales                              $18,068,615    $13,356,700    $ 5,363,269
Operating costs:
    Cost of sales                       16,388,187     12,138,992      4,933,563
    Selling, general and
      administrative expenses            1,469,235      1,015,270        335,420
                                       -----------    -----------    -----------
        Total operating costs           17,857,422     13,154,262      5,268,983
                                       -----------    -----------    -----------

Operating income                           211,193        202,438         94,286
Interest expense                           142,508        167,150         63,384
Other income (expense) - net                 2,003          4,918              5
                                       -----------    -----------    -----------
Income before income taxes                  70,688         40,206         30,907

Provision for income taxes
  (Note 7)                                  35,757         21,110         16,150
                                       -----------    -----------    -----------
Net income                             $    34,931    $    19,096    $    14,757
                                       ===========    ===========    ===========




        The accompanying notes are an integral part of these consolidated financial statements.

Diversified Data Products, Inc.
Consolidated Statement of Cash Flows
Years Ended December 31, 1994 and 1995, and the Period January 1, 1996, through May 30, 1996
- --------------------------------------------------------------------------------


                                                           Year Ended             Period Ended
                                                           December 31,              May 30,
                                                     ------------------------     ------------
                                                        1994           1995           1996
Cash provided from (used in) operating activities:
    Net  income                                      $  34,931    $    19,096       $ 14,757
    Adjustments for items not affecting
      funds from operations:
      Depreciation and amortization                     29,238         36,076         15,396
      Gain on disposition of furniture
        fixtures and equipment                            --             (335)          --
      Deferred taxes                                    13,554         (2,524)          --
                                                     ---------    -----------       --------
                                                        77,723         52,313         30,153
      Changes in assets and liabilities:
        Accounts receivable                           (575,318)       427,060        (26,668)
        Inventories                                   (145,844)      (700,495)       884,564
        Prepaid expenses                                (8,453)       (14,818)         5,312
        Other assets                                     5,300           --             --
        Accounts payable                               338,862        345,814       (529,684)
        Accrued liabilities                              2,460         47,273          2,290
        Accrued income taxes                           (46,766)       (19,366)        (6,868)
                                                     ---------    -----------       --------
                                                      (429,759)        85,468        328,946
          Cash (used in) provided by
            operating activities                      (352,036)       137,781        359,099
                                                     ---------    -----------       --------

Cash flows from investing activities:
    Proceeds from sale of property
       and equipment                                      --            9,315           --
    Purchases of furniture, fixtures
      and equipment                                    (86,277)          --             --
                                                     ---------    -----------       --------
          Cash (used in) provided by
            investing activities                       (86,277)         9,315           --
                                                     ---------    -----------       --------

Cash flows from financing activities:
    Dividend payment                                      --             --         (473,706)
    Proceeds from line of credit                       766,807      1,500,000        450,000
    Payments under line of credit                     (500,000)    (1,500,000)      (450,000)
    Payments of notes payable                          (12,000)       (12,000)        (5,000)
    Proceeds (payments) of bank overdraft              171,819       (132,725)       217,314
                                                     ---------    -----------       --------
          Cash provided by (used in)
            financing activities                       426,626       (144,725)      (261,392)
                                                     ---------    -----------       --------
(Decrease) increase in cash and cash
  equivalents                                          (11,687)         2,371         97,707
Cash and cash equivalents at beginning of period        21,076          9,389         11,760
                                                     ---------    -----------       --------
Cash and cash equivalents at end of period           $   9,389    $    11,760       $109,467
                                                     =========    ===========       ========

        The accompanying notes are an integral part of these consolidated financial statements.

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


1.    Organization and Operations
      The accompanying consolidated financial statements include the accounts of Diversified Data Products, Inc. (the "Company"), its wholly owned subsidiaries, Diversified Data Products U.K., Ltd., located in the United Kingdom and Compass Export Marketing (CEM) Overseas, Limited located in Dubai, United Arab Emirates. The Company is engaged in the purchase and distribution of computer supplies on a domestic and international basis. Substantially all of the Company's sales are to companies engaged in the retail distribution of computer supplies.

2.    Significant Accounting Policies
      The period ended May 30, 1996, as referred to throughout the consolidated financial statements comprises January 1, 1996 through May 30, 1996 ("period ended May 30, 1996").

      Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Consolidation
      All subsidiaries which are wholly owned and under common control are included in the consolidated financial statements. Intercompany accounts and transactions are eliminated.

      Revenue Recognition
      Revenues from the sale of products are recognized upon passage of title to the customer, which coincides with shipment.

      Cash and Cash Equivalents
      Cash and cash equivalents consist of cash on deposit and highly liquid investments with original maturities of 3 months or less.

      Inventories
      Inventories are stated at lower of cost or market. Cost is determined using a weighted average method. Inventories consist primarily of purchased goods held for resale.

      Property and Equipment
      Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Depreciation and amortization periods are as follows:

                                         Estimated
                                        useful lives
                                        ------------

        Furniture and fixtures             5 to 7
        Equipment                            5
        Vehicles                             5

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


      Retirement and Disposal of Properties
      The cost of properties retired or otherwise disposed of, together with the accumulated depreciation provided thereon, is eliminated from the accounts. The net gain or loss is recognized in other income and expense.

      Long-Lived Assets
      The Company assesses impairment of assets on an annual basis using a discounted cash flow approach.

      Income Taxes
      Income taxes are recognized in the year in which transactions enter into the determination of financial statement income. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

      Foreign Currency Transactions
      For the Company's subsidiary located in the United Kingdom, the functional currency is the U.S. dollar.

      Derivative Instruments
      Forward foreign currency contracts are used to manage currency risks relating to existing assets or liabilities denominated in a foreign currency. Gains or losses are recognized in income in the current period. Net contract values are included in receivables or payables as appropriate.

      Fair Value of Financial Instruments
      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and cash equivalents - The carrying amount reported in the balance sheet approximates fair value.

      Foreign currency exchange contracts - The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.

      Short- and long-term debt - The carrying amounts of the Company's borrowings approximate their fair value.

3.    Purchase of Compass Export Marketing

      On March 31, 1993, the Company purchased Compass Export Marketing U.K. (CEM U.K.) and a company under common control of CEM U.K., CEM-Overseas. The transaction was accounted for as a purchase in accordance with Accounting Principles Board (APB) Opinion No. 16. CEM U.K. became a wholly owned subsidiary of the Company and changed its name to Diversified Data Products U.K., Ltd. The purchase price for CEM U.K. and CEM-Overseas totaled approximately $710,000, including the assumption of liabilities. DDP issued 2,750 shares of DDP common stock to the shareholder of CEM in exchange for 100 percent ownership of CEM U.K. and CEM-Overseas. Goodwill of approximately $134,000 was recorded in connection with this acquisition and is being amortized on a straight-line basis over 40 years.

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


      Accumulated amortization was $5,864, $9,215 and $10,611 at December 31, 1994, December 31, 1995 and May 30, 1996, respectively. The amortization life chosen was based upon the long-term business plan of the Company to expand operations internationally.

4.    Property and Equipment
      Property and equipment consist of the following:

                                             December 31,               May 30,
                                      -------------------------       ---------
                                         1994            1995             1996


       Furniture and fixtures         $ 153,122       $ 153,122       $ 153,122
       Vehicles                          44,130          35,150          35,150
                                      ---------       ---------       ---------
                                        197,252         188,272         188,272
         Less - Accumulated
           depreciation                 (60,035)        (92,760)       (106,760)
                                      ---------       ---------       ---------
                                      $ 137,217       $  95,512       $  81,512
                                      =========       =========       =========


5.    Borrowing Arrangements

                                             December 31,               May 30,
                                      --------------------------    ------------
                                         1994            1995             1996
       Short-term debt:
         Line-of-credit, due
           on demand                  $ 1,500,000    $ 1,500,000    $ 1,500,000
                                      -----------    -----------    -----------

       Long-term debt:
         Agreement dated October 6,
           1993, maturing on
           November 30, 1996          $    24,000    $    12,000    $     7,000

            Less - Current portion        (12,000)       (12,000)        (7,000)
                                      -----------    -----------    -----------

              Total long-term debt    $    12,000    $      --      $      --
                                      ===========    ===========    ===========


      The Company's line-of-credit allows borrowings up to $1,500,000. The line-of-credit bears interest at the prime rate plus 1.75 to 2.0 percent (10.0 percent at May 30, 1996, and 9.75 percent at December 31, 1995, payable monthly). This line-of-credit is collateralized by all the assets of the Company, and is guaranteed by the officer shareholders. The line-of-credit expired on April 30, 1996, and was extended on substantially similar terms through July 31, 1996. See also Note 12 regarding repayment of the line-of-credit.

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


      The note payable bears interest at the prime rate plus 2.5 percent (10.75 percent at May 30, 1996). Payments are due in monthly installments of $1,000 plus interest. The note is collateralized by certain assets of the Company and is due November 30, 1996.

      In connection with the line-of-credit agreement, the Company has agreed to certain covenants including, but not limited to, maintenance of specified levels of current assets in excess of current liabilities and maintenance of specified levels of debt-to-equity ratios. At December 31, 1995, the Company was not in compliance with certain covenants. A waiver of covenant compliance was received for the related violations at December 31, 1995, extending through December 31, 1996.

6.    Operating Leases
      The Company leases office space and vehicles under various operating leases. Leases which expire are generally renewed or replaced by similar leases and renewal options.

      The approximate minimum annual lease payments for noncancelable lease agreements with terms in excess of one year are approximately as follows:

          1996                            $ 74,000
          1997                              51,000
          1998                              39,000
                                          --------
                                          $164,000
                                          ========



7.    Income Taxes
      The provision for income taxes consists of the following:

                                                        1994       1995
                                                        ----       ----

         Current federal                              $22,203    $ 11,134
         Current foreign                                   --      12,500
         Deferred federal (benefit) expense            13,554      (2,524)
                                                      -------    --------
                Total tax expense                     $35,757    $ 21,110
                                                      =======    ========

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


     Deferred tax assets and liabilities include the following:

                                                             December 31,
                                                         --------------------
                                                            1994       1995

        Deferred tax assets:
          Receivables                                    $    693   $   1,700
        Deferred taxes:
          Property, plant and equipment                   (14,247)    (12,730)
                                                         --------   ---------


               Net deferred taxes                        $(13,554)   $(11,030)
                                                         ========    ========



     The difference between the U.S. federal income tax statutory rate and the Company's effective income tax rate is as follows:

                                                            1994       1995
                                                          --------    --------

         U.S. federal statutory rate applied
           to income before tax                          $ 24,035    $ 13,670
         Graduated tax rates                              (11,527)    (10,809)
         Permanent differences                              8,388       8,056
         Foreign tax rates                                 10,405      10,039
         Adjustment to prior year tax accrual               3,518          --
         Other                                                938         154
                                                         --------    --------
         Provision for income taxes                      $ 35,757    $ 21,110
                                                         ========    ========



      The 1996 provision for income taxes was recorded using an estimated effective tax rate of approximately 50 percent.

8.    Stockholders' Equity
      The authorized capital stock of the Company consists of 50,000 shares of common stock, $1.00 par value, of which 8,250 shares were outstanding as of December 31, 1994, December 31, 1995, and May 30, 1996. A liquidating dividend was paid to the shareholders prior to the close of business on May 30, 1996. See Note 12.

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------


      Changes in stockholders' equity are as follows:

                                                               Additional
                                        Shares       Common      paid-in        Retained
                                      outstanding    stock       capital        earnings
                                      -----------    -----      --------       ---------
        Balance, January 1, 1994         8,250      $8,250      $139,095       $ 402,688

        Net income                        --          --            --            34,931
                                         -----      ------      --------       ---------

        Balance, December 31, 1994       8,250      $8,250      $139,095       $ 437,619
        Net income                        --          --            --            19,096
                                         -----      ------      --------       ---------

        Balance, December 31, 1995       8,250      $8,250      $139,095       $ 456,715
        Net income                        --          --            --            14,757
        Dividend payment                  --          --          (2,234)       (471,472)
                                         -----      ------      --------       ---------


        Balance, May 30, 1996            8,250      $8,250      $136,861       $    --
                                         =====      ======      ========       =========



9.    Cash Flows
      Cash paid during 1994, 1995 and for the period ended May 30, 1996, for interest and income taxes was as follows:

                                           December 31,             May 30,
                                       ---------------------        ------
                                        1994           1995          1996

         Interest                     $133,509       $152,590       $63,384
         Income taxes                 $ 68,976       $ 43,000       $25,000


      During the year ended December 31, 1995, the Company accepted $48,531 of inventory in satisfaction of an account receivable of the same amount. The value of the inventory accepted was based upon negotiated terms between the parties.

10.   Derivative Instruments - Forward Foreign Currency Contracts
      The Company remains at risk for possible changes in the market value of the derivative instrument; however, such risk should be mitigated by changes in the underlying hedged item. The Company is also exposed to credit risk in the event of nonperformance by counter parties. The creditworthiness of counter parties is subject to continuing review and full performance is anticipated.

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

      The following table sets forth quantitative information of the derivative instruments:

                             Fair value      Carrying amount     Recorded           Aggregate
                               assets            assets          deferred           contract
      (In thousands)      (liabilities)(a)    (liabilities)    gain or (loss)       values (b)
                          ----------------    -------------    --------------       ----------

      December 31, 1995:

      Forward foreign
        currency
        contracts (c)
      Payables                  $(203)          $  (1)               $--               $202
                                -----           -----                ---               ----


             Total              $(203)          $  (1)               $--               $202
                                =====           =====                ===               ====


      May 30, 1996:

      Forward foreign
        currency
        contracts (c)
      Payables                  $(403)          $  (4)               $--               $399

      Receivables                 110              (2)                --                112
                                -----           -----                ---               ----

             Total              $(293)          $  (6)               $--               $511
                                =====           =====                ===               ====


      (a) The fair value amounts for currency contracts are based on dealer quotes of forward prices covering the remaining duration of the foreign exchange contract.

      (b) Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts. The contract or notional amounts do not reflect the extent to which positions may offset one another.

      (c)    The forward foreign currency contracts mature in 1996.

      The Company had no outstanding forward foreign currency contracts at December 31, 1994.

Diversified Data Products, Inc.
Notes to Consolidated Financial Statements
- -------------------------------------------------------------------------------

11.   Business Segment Information - Results of Foreign Operations
      The Company operates in one business segment that sells computer and office automation supplies. Included in the segment information are U.S. operations and two non-U.S. operations which are wholly owned subsidiaries located in Leeds, United Kingdom and Dubai, United Arab Emirates.

                                                      U.S.           Non-U.S.
                1994                Total          operations       operations
                ----                -----          ----------       ----------

       Net sales                   $18,068,615      $13,041,663      $5,026,952
       Identifiable assets          $3,348,705       $2,098,227      $1,250,478
       Income before taxes             $70,688         $101,292        $(30,604)

                                                      U.S.           Non-U.S.
                1995                Total          operations       operations
                ----                -----          ----------       ----------

       Net sales                   $13,356,700       $8,382,644      $4,974,056
       Identifiable assets          $3,595,270       $2,106,760      $1,488,510
       Income before taxes             $40,206          $38,061          $2,145

            Period Ended
               May 30,                                U.S.           Non-U.S.
                1996                Total          operations       operations
                ----                -----          ----------       ----------

       Net sales                    $5,363,269       $3,812,154      $1,551,115
       Identifiable assets          $2,814,373       $1,718,828      $1,095,545
       Income before taxes             $30,907          $56,662        $(25,755)


12.   Change in Ownership
      May 30, 1996, the Company's stockholders sold their interest in the Company to Pittsburgh Investment Group (LLC). Immediately thereafter, LLC contributed all of such shares of DDP to Miami Computer Supply Corporation, an Ohio corporation (MCSC), resulting in DDP becoming a wholly owned subsidiary of MCSC.

      Prior to the stockholders of DDP selling their investment in the Company, a liquidating dividend totaling $473,706 was distributed.

      In June 1996, MCSC advanced the Company the funds necessary to repay the line-of-credit balance.

                            (Inside Back Cover Page)

                          [Warehouse Elevation Drawing]

No person is authorized in connection with any offering made hereby to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

                      -----------------

                      TABLE OF CONTENTS
                                                               Page
                                                               ----
Prospectus Summary...........................................    3
Risk Factors.................................................   10
Use of Proceeds..............................................   17
Dividend Policy..............................................   17
Dilution.....................................................   18
Capitalization...............................................   20
Selected Consolidated Financial and Operating Data...........   21
Unaudited Pro Forma Financial Data...........................   24
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.........................   28
Business.....................................................   37
Management...................................................   55
Certain Transactions.........................................   66
Principal Stockholders.......................................   69
Description of Capital Stock.................................   72
Restrictions on Acquisition of the Company...................   74
Shares Eligible for Future Sale..............................   81
Underwriting.................................................   82
Legal Matters................................................   84
Experts......................................................   84
Additional Information.......................................   85
Index to Financial Statements................................  F-1



Until ________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                1,000,000 Shares


                                     [LOGO]


                              MIAMI COMPUTER SUPPLY
                                   CORPORATION


                                  COMMON STOCK






                              --------------------

                                   PROSPECTUS

                               _____________, 1996


                              --------------------




                           FRIEDMAN, BILLINGS, RAMSEY
                                   & CO., INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.         Other Expenses of Issuance and Distribution.

         The following statement sets forth the estimated amount of expenses (other than underwriting discounts and commissions) to be borne by the Registrant in connection with the Offering.

         SEC filing fees.................................         $ 3,569.00
         NASD filing fees................................           1,535.00
         Nasdaq filing fees..............................           5,000.00
         Printing, postage and mailing...................                  *
         Legal fees and expenses.........................                  *
         Blue Sky fees and expenses......................                  *
         Accounting fees and expenses....................                  *
         Miscellaneous fees and expenses.................                  *
                                                                  ----------

         Total...........................................         $        *
                                                                  ==========
- -----------------
*        To be filed by amendment.

Item 14.         Indemnification of Directors and Officers.

         The Company is an Ohio corporation. Section 1701.59 of the Ohio General Corporation law (the "OGCL") states:

         "(B) A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by:

         (1) One or more directors, officers, or employees of the corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;

         (2) Counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person's professional or expert competence;

         (3) A committee of the directors upon which he does not serve, duly established in accordance with a provision of the articles or the regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

         (C) For purposes of division (B) of this section:

         (1) A director shall not be found to have violated his duties under division (B) of this section unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances in any action brought against a director, including actions involving or affecting any of the following:

         (a) A change or potential change in control of the corporation, including a determination to resist a change or potential change in control made pursuant to division (F)(7) of section 1701.13 of the Revised Code.

         (b) A termination or potential termination of his service to the corporation as a director;

         (c) His service in any other position or relationship with the corporation.

         (2) A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared or presented by the persons described in divisions (B)(1) to (3) of this section to be unwarranted.

         (3) Nothing contained in this division limits relief available under section 1701.60 of the Revised Code.

         (D) A director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. Nothing contained in this division affects the liability of directors under section 1701.95 of the Revised Code or limits relief available under section 1701.60 of the Revised Code. This division does not apply if, and only to the extent that, at the time of a director's act or omission that is the subject of complaint, the articles for the regulations of the corporation state by specific reference to this division that the provisions of this division do not apply to the corporation.

         (E) For purposes of this section, a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following:

         (1) The interests of the corporation's employees, suppliers, creditors, and customers;

         (2) The economy of the state and nation;

         (3) Community and societal considerations;

         (4) The long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

         (F) Nothing contained in division (C) or (D) of this section affects the duties of either of the following:

         (1) A director who acts in any capacity other than his capacity as a director;

         (2) A director of a corporation that does not have issued and outstanding shares that are listed on a national securities exchange or are regularly quoted in an over-the-counter market by one or more members of a national or affiliated securities association, who votes for or assents to any action taken by the directors of the corporation that, in connection with a change in control of the corporation, directly results in the holder or holders or a majority of the outstanding shares of the corporation receiving a greater consideration for their shares than other shareholders."

         Section 1701.13(E) of the OGCL states:

         "(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of it self, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation, as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

         (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas of the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

         (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

         (3) To the extent that a director, trustee officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

         (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

         (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are to parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

         (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

         (c) By the shareholders;

         (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

         Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

         (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

         (i) Repay such amount if it is provided by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

         (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

         (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon the receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

         (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

         (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions
(E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5)(6), or (7).

         (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent or another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity."

         The Amended and Restated Articles of Incorporation ("Articles") of the Company also limit the liability of, and provide indemnification to, directors and officers of the Company. Article VIII of the Company's Articles states:

         "A. Limitation of Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission by such director as a director; provided that a director's liability shall not be limited or eliminated to the extent that it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation, or was undertaken with reckless disregard for the best interests of the Corporation. No amendment to or repeal of this Article VIII.A. shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, partnership, joint venture, trust or other enterprise or employee benefit plan, against liability and expenses (including court costs and attorney's fees), judgments, fines, excise taxes and amounts paid in satisfaction, settlement or compromise actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent authorized by Section 1701.13 of the OGCL or any successor provision thereto.

         C. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending an action, suit or proceeding described in Article VIII.B. shall be paid by the Corporation as they are incurred, in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors only upon receipt of written affirmation by or on behalf of such person in which he agrees to do both of the following: (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation, and (ii) reasonably cooperate with the Corporation concerning the action, suit or proceeding.

         D. Other Rights and Remedies. The indemnification provided by this
Article VIII shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Articles of Amendment, any insurance or other agreement, trust fund, letter of credit, surety bond, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, member, manager or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided that no indemnification shall be made to or on behalf of an individual in respect of any of the following: (i) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, a court of competent jurisdiction determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the OGCL or any successor thereto.

         E. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, partnership, joint venture, trust or another enterprise or employee benefit plan, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or the OGCL.

         F. Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer, employee or agent provided in this
Article VIII shall be in the nature of a contract between the Corporation and each such director, officer, employee or agent and no amendment or repeal of any provision of this Article VIII shall alter, to the detriment of such director, officer, employee or agent, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal."

         Article X of the Company's Code of Regulations states:

                 "(a) A director of the Corporation shall not be personally liable for monetary damages for action taken, or any failure to take action, as a director, to the extent set forth in the Corporation's Amended and Restated Articles of Incorporation, which provisions are incorporated herein with the same affect as if they were set forth herein.

                 (b) The Corporation shall indemnify any person who is a director, officer, employee or agent of the Corporation to the extent set forth in the Corporation's Amended and Restated Articles of Incorporation, which provisions are incorporated herein with the same affect as if they were set forth herein."

         In addition, the Company intends to obtain a directors and officers liability insurance policy relating to certain actions or omissions which may be taken, or omitted to be taken, by the directors and officers of the Company, as well as a policy which insures against errors and omissions in the offering documents relating to the offer and sale of the Common Stock to the public.

Item 15.        Recent Sales of Unregistered Securities.

         Not Applicable.

Item 16.        Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules are filed as a part of this Registration Statement are as follows:

         (a)     List of Exhibits

1.0      Underwriting Agreement.*

3.1 Amended and Restated Articles of Incorporation of Miami Computer Supply Corporation.

3.2      Amended and Restated Code of Regulations of Miami Computer Supply
         Corporation.

4.0      Form of Stock Certificate of Miami Computer Supply Corporation.

5.0      Form of opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality.*

10.1 Lease by and between Rowland Investments and Miami Computer Supply, Inc. dated January 16, 1991.

10.2 Lease by and between Draft Partnership and Miami Computer Supply, Inc. dated October 26, 1995.

10.3 Lease by and between John Schwarz, Sr., Marcella Schwarz, John Schwarz, Jr. and Robert T. Schwarz and Miami Computer Supply, Inc. dated June 30, 1994.

10.4     Miami Computer Supply, Inc. Profit Sharing Plan.

10.5     Miami Computer Supply, Inc. Section 125C Cafeteria Plan.

10.6 Commercial Note: Revolving Credit Line by and between Miami Computer Supply, Inc. and National City Bank of Dayton dated September 11, 1996.

10.7     Epson Authorized Reseller Agreement dated June 28, 1995.

10.8     Proxima Reseller Agreement dated May 29, 1996.

10.9     Hewlett Packard U.S. Reseller Channel Agreement as amended January 1,
         1996.

10.10    Lexmark Dealer Agreement dated November 1986.

10.11    3M Authorized Distributor Agreement dated January 27, 1987.

10.12 Employment Agreement by and between Miami Computer Supply, Inc. and Albert L. Schwarz dated May 30, 1996.

10.13 Employment Agreement by and between Miami Computer Supply, Inc. and Thomas C. Winstel dated May 30, 1996.

10.14 Employment Agreement by and between Miami Computer Supply, Inc. and Richard A. Newkold dated May 30, 1996.

10.15 Employment Agreement by and between Miami Computer Supply, Inc. and Roger E. Turvy dated May 30, 1996.

10.16 Employment Agreement by and between Miami Computer Supply, Inc. and Michael E. Peppel dated May 30, 1996.

10.17 Employment Agreement by and between Miami Computer Supply, Inc. and John Huffman, III dated May 30, 1996.

10.18 Split Dollar Agreement by and between Miami Computer Supply, Inc. and Albert L. Schwarz dated December 1, 1995.

10.19 Split Dollar Agreement by and between Miami Computer Supply, Inc. and Thomas C. Winstel dated December 1, 1995.

10.20 Split Dollar Agreement by and between Miami Computer Supply, Inc. and Richard A. Newkold dated December 1, 1995.

10.21 Split Dollar Agreement by and between Miami Computer Supply, Inc. and Roger E. Turvy dated December 1, 1995.

10.22 Letter from Pittsburgh Investment Group LLC to Albert L. Schwarz dated May 30, 1995 regarding the split dollar agreements.

10.23    Miami Computer Supply Corporation 1996 Stock Option Plan.

10.24    Miami Computer Supply Corporation Non-employee Director Stock Option
         Plan.

21.0     Subsidiaries of the registrant.

23.1     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
         Exhibit 5.0)

23.2     Consent of Price Waterhouse LLP.

24.0 Power of Attorney (included in Signature Page of this Registration Statement).

27.0     Financial Data Schedule.

- ------------
*  To be filed by amendment

         (b)     Financial Statement Schedules

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.         Undertakings.

         The undersigned Registrant hereby undertakes that:

         (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, Ohio on September __, 1996.

                                             MIAMI COMPUTER SUPPLY CORPORATION




                                             By: /s/ ALBERT L. SCHWARZ
                                                 ------------------------------
                                             Albert L. Schwarz
                                             President


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Albert L. Schwarz or Michael E. Peppel to execute in the name of such person and to file any amendment to this Registration Statement that Registrant deems appropriate, and appoints each such agent as his attorney-in-fact to sign on his behalf individually and in each capacity stated below and file all amendments and post-effective amendments to this Registration Statement.


         Name                                   Title                                 Date
         ----                                   -----                                 ----

/s/ ANTHONY W. LIBERATI                  Chairman of the Board                  September __, 1996
- -----------------------------------
Anthony W. Liberati



/s/ ALBERT L. SCHWARZ                    Director and President                 September __, 1996
- -----------------------------------      (Principal executive officer)
Albert L. Schwarz



/s/ ROBERT G. HECHT                      Director and Vice Chairman             September __, 1996
- -----------------------------------       of the Board
Robert G. Hecht




/s/ HARRY F. RADCLIFFE                   Director and Treasurer                 September __, 1996
- -----------------------------------
Harry F. Radcliffe



/s/ THOMAS C. WINSTEL                    Director, Secretary and Vice           September __, 1996
- -----------------------------------      President
Thomas C. Winstel



/s/ MICHAEL E. PEPPEL                    Vice President - Chief                 September __, 1996
- -----------------------------------      Financial Officer
Michael E. Peppel                        (Principal financial officer
                                         and principal accounting
                                         officer)